      As filed with the Securities and Exchange Commission on May 4, 1995

                                                            Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          UNION PLANTERS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     TENNESSEE                                    6712                              62-0859007
          (State or other jurisdiction of                  (Primary Standard                     (I.R.S. Employer
           incorporation or organization)                      Industrial                      Identification No.)
                                                      Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE 38018
                                (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                           E. JAMES HOUSE, JR., ESQ.,
               SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                          UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE 38018
                                (901) 383-6584
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

             MARION S. BOYD, JR., ESQ.                     RICHARD N. MASSEY, ESQ.
                   McDonnell Dyer                               Rose Law Firm
           6075 Poplar Avenue, Suite 650                    120 East Fourth Street
              Memphis, Tennessee 38119                   Little Rock, Arkansas 72201
                   (901) 537-1000                               (501) 375-9131


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED           PROPOSED
       TITLE OF EACH                                       MAXIMUM            MAXIMUM
          CLASS OF                                         OFFERING           AGGREGATE
      SECURITIES TO BE              AMOUNT TO BE            PRICE             OFFERING            AMOUNT OF
         REGISTERED                 REGISTERED(1)         PER UNIT(2)         PRICE(3)         REGISTRATION FEE
      ----------------              -------------         -----------         --------         ----------------
Common Stock having a par value
of $5.00 per share including
rights to purchase shares
of Series A Preferred Stock            353,193               $24.50        $8,653,228.50           $2,983.87
under certain circumstances

_______________

(1)      Estimated.   Includes additional consideration increments through the
         latest possible Closing Date of November 30, 1995, as provided for in the Reorganization Agreement.

(2) Estimated. Reflects the closing trade of the Union Planters Corporation Common Stock on the New York Stock Exchange on May 1, 1995.

(3)      Determined pursuant to Rule 457(f).




                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          UNION PLANTERS CORPORATION
              CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS

ITEMS IN PART I OF FORM S-4 PROSPECTUS CAPTION OR LOCATION

A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page, Cross Reference Sheet and Outside
                                                            Front Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY, THE MERGER and RECENT
                                                            DEVELOPMENTS

4.       Terms of the Transaction                           SUMMARY and THE MERGER

5.       Pro Forma Financial Information                    *

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN
                                                            REGULATORY CONSIDERATIONS,
                                                            DESCRIPTION OF THE UPC COMMON AND
                                                            PREFERRED STOCK AND INCORPORATION
                                                            OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS
                                                            BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *


ITEMS IN PART I OF FORM S-4 PROSPECTUS CAPTION OR LOCATION

13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, PLANTERS BANK
                                                            & TRUST COMPANY, PLANTERS BANK &
                                                            TRUST COMPANY MANAGEMENT'S
                                                            DISCUSSION AND ANALYSIS OF FINANCIAL
                                                            CONDITION AND RESULTS OF OPERATIONS
                                                            AND PLANTERS BANK & TRUST COMPANY
                                                            CONSOLIDATED FINANCIAL STATEMENTS
                                                            (APPENDIX A)

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS
                                                            BY REFERENCE, THE SPECIAL MEETING,
                                                            THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF STOCKHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *


______________________

*        Omitted because the answer is negative or the item is inapplicable.

                         PLANTERS BANK & TRUST COMPANY
                               321 NORTH ROSSER
                         FORREST CITY, ARKANSAS 72335
                                                                   May 11, 1995

TO THE STOCKHOLDERS OF PLANTERS BANK & TRUST COMPANY

         You are cordially invited to attend a Special Meeting of Stockholders of Planters Bank & Trust Company ("PBTC") to be held at the executive offices of PBTC located at 321 North Rosser, Forrest City, Arkansas, at 10:00 a.m. Central Time on Friday, June 16, 1995.

         At the Special Meeting you will have the opportunity to consider and vote on a proposal to approve an Agreement and Plan of Reorganization dated as of February 10, 1995 (the "Reorganization Agreement"), along with the Merger Agreement annexed thereto as Exhibit A, pursuant to which PBTC would be merged with and into First Southern Bank ("FSB"), a wholly-owned subsidiary of Union Planters Corporation ("UPC"), a bank holding company headquartered in Memphis, Tennessee (the "Merger"). Although FSB would be the survivor of the Merger, consummation of which would result in all of PBTC's banking offices becoming branches of FSB, the present officers and employees of PBTC would continue to serve PBTC's present customers in the same banking offices as before. The Boards of Directors of PBTC, FSB and UPC have approved the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and the Merger contemplated thereby.

         In the Merger, stockholders of PBTC would receive shares of Union Planters Corporation common stock having a par value of $5.00 per share (the "UPC Common Stock") in exchange for their shares of PBTC's common stock having a par value of $25.00 per share (the "PBTC Common Stock"). The number of shares of UPC Common Stock to be received is dependent upon the date of closing of the Merger. Although there can be no assurance that closing can be effected on July 31, 1995 as planned (or at all), should the Merger be closed on that date, 14.43062 shares of UPC Common Stock would be issued in exchange for each share of PBTC Common Stock which shall be outstanding immediately prior to the effective time of the Merger. A PBTC stockholder's remaining fractional share would be settled in cash. The method of determining the number of shares of UPC Common Stock to be received as the consideration is described in the accompanying Prospectus/Proxy Statement under the heading "THE MERGER--Terms of the Merger" and in Section 3.1(e) of the Reorganization Agreement. The annexed Notice of Special Meeting of Stockholders and combination Prospectus/Proxy Statement explain the Merger, the consideration, the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. The approvals of not only PBTC's stockholders but also of certain federal and state governmental regulatory agencies are required to consummate the Merger as well as the satisfaction of certain contractual conditions.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

         The Board of Directors of PBTC has considered a number of proposals to sell PBTC and has determined that the proposal outlined in the Reorganization Agreement is the best plan to maximize the interests of the stockholders of PBTC. Accordingly the Board of Directors of PBTC recommends that you vote "FOR" the proposal being considered.

                                   Sincerely,

                                   PLANTERS BANK & TRUST COMPANY


                                   /s/ Frankie L. Pratt
                                   --------------------
                                   Frankie L. Pratt
                                   President

          PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME

                         PLANTERS BANK & TRUST COMPANY
                               321 NORTH ROSSER
                         FORREST CITY, ARKANSAS 72335


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 16, 1995


NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Planters Bank & Trust Company ("PBTC") has been called by the Board of Directors of PBTC and will be held at the executive offices of Planters Bank & Trust Company, 321 North Rosser, Forrest City, Arkansas, on Friday, June 16, 1995, at 10:00 a.m. Central Time, for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of February 10, 1995 (the "Reorganization Agreement"), together with the Merger Agreement annexed thereto as Exhibit A, by and between PBTC, an Arkansas-chartered bank; Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company headquartered in Memphis, Tennessee; and First Southern Bank ("FSB"), an Arkansas-chartered bank which is a wholly-owned subsidiary of UPC. The Reorganization Agreement provides for the merger (the "Merger") of PBTC with and into FSB whereupon the stockholders of PBTC would receive shares of Union Planters Corporation common stock having a par value of $5.00 per share (the "UPC Common Stock") in exchange for their shares of PBTC common stock having a par value of $25.00 per share (the "PBTC Common Stock"). As a part of the proposal, the stockholders would also be asked to approve the amendment of PBTC's Articles of Agreement and Incorporation and other charter documents as may be required to effect the Merger pursuant to Arkansas law. The number of shares of UPC Common Stock to be received by the PBTC stockholders is dependent upon the date of closing of the Merger. Although there can be no assurance that closing can be effected as planned on July 31, 1995 (or at all), should the Merger be closed on that date,
14.43062 shares of UPC Common Stock would be issued in exchange for each share of PBTC Common Stock outstanding immediately prior to the effective time of the Merger. A PBTC stockholder's remaining fractional share would be settled in cash. The method of determining the number of shares of UPC Common Stock to be received as the consideration is described in the accompanying Prospectus/Proxy Statement under the heading "THE MERGER--Terms of the Merger" and in Section 3.1(e) of the Reorganization Agreement. The Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and the Merger are more fully described in the accompanying Prospectus/Proxy Statement; and

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

STOCKHOLDERS OF PBTC HAVE THE RIGHT TO DISSENT FROM THE MERGER PURSUANT TO, AND IN ACCORDANCE WITH, SECTION 23-32-506 OF THE ARKANSAS CODE ANNOTATED. COPIES OF SAID SECTION OF THE ARKANSAS CODE ANNOTATED ACCOMPANY THIS NOTICE AS APPENDIX C TO THE ANNEXED PROSPECTUS AND PROXY STATEMENT REFERRED TO THEREIN FOR CONVENIENCE AS THE "PROSPECTUS."

Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the Special Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If you attend in person, your proxy appointment can be disregarded if you wish and you may vote your own shares.

Only holders of PBTC Common Stock of record at the close of business on April 28, 1995, will be entitled to receive notice of, and to vote at the Special Meeting of Stockholders and at any adjournments or postponements thereof.


By Order of the Board of Directors

[SIG]


Frankie L. Pratt
President

Forrest City, Arkansas
Dated: May 11, 1995



THE BOARD OF DIRECTORS OF PLANTERS BANK & TRUST COMPANY, BY UNANIMOUS VOTE, RECOMMENDS THAT THE HOLDERS OF PLANTERS BANK & TRUST COMPANY COMMON STOCK VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND RELATED PROPOSALS.

                                  PROSPECTUS
                          UNION PLANTERS CORPORATION
                        353,193 SHARES OF COMMON STOCK

                                PROXY STATEMENT
                         PLANTERS BANK & TRUST COMPANY
               SPECIAL MEETING TO BE HELD FRIDAY, JUNE 16, 1995

         This Prospectus and Proxy Statement (hereinafter referred to for convenience as the "Prospectus") relates to up to 353,193 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company which is also registered as a savings and loan holding company, to be issued to stockholders of Planters Bank & Trust Company ("PBTC"), an Arkansas-chartered bank, in a merger (the "Merger") of PBTC with and into First Southern Bank ("FSB") pursuant to an Agreement and Plan of Reorganization dated as of February 10, 1995, by and between PBTC, FSB and UPC (the "Reorganization Agreement"), along with the Merger Agreement annexed thereto as Exhibit A. In the Merger stockholders of PBTC would receive shares of UPC Common Stock in exchange for their shares of PBTC's common stock having a par value of $25.00 per share (the "PBTC Common Stock"). The number of shares of UPC Common Stock to be received by the PBTC stockholders is dependent upon the date of closing of the Merger. Although there can be no assurance that the Merger can be closed as planned on July 31, 1995 (or, for that matter, at all), should the Merger be closed on that date, 14.43062 shares of UPC Common Stock would be issued in exchange for each share of PBTC Common Stock outstanding immediately prior to the effective time of the Merger. A PBTC stockholder's remaining fractional share would be settled by a cash payment. The method of determining the number of shares of UPC Common Stock to be received as the consideration is described below under the heading "THE MERGER--Terms of the Merger" and in
Section 3.1(e) of the Reorganization Agreement, a copy of which is annexed as Appendix B to this Prospectus.

         The annexed Notice of Special Meeting of Stockholders and the Prospectus explain the Merger, the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A as well as the related proposed amendment of PBTC's Articles of Agreement and Incorporation (the "PBTC Charter Amendment") required to consummate the Merger, and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. The prior approvals of not only PBTC's stockholders but also of certain federal and state governmental regulatory agencies are required in order to consummate the Merger in addition to the satisfaction of certain contractual conditions.

         Shares of the UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on May 8, 1995, was $_________ per share.

         This Prospectus also constitutes a proxy statement and is furnished to holders of PBTC Common Stock in connection with the solicitation of proxies by the PBTC Board of Directors (the "PBTC Board") for use at a Special Meeting of PBTC Stockholders to be held at 10:00 a.m. Central Time on Friday, June 16, 1995, at the main offices of PBTC, 321 North Rosser, Forrest City, Arkansas 72335 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of PBTC Common Stock of record as of the close of business April 28, 1995, will consider and vote upon a proposal to approve the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A as well as the proposed PBTC Charter Amendment incidental thereto. Upon consummation of the proposed Merger: (i) all outstanding shares of PBTC Common Stock (with the exception of those shares held by any PBTC stockholders with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) would be converted exclusively into the right to receive the "Consideration" to which the PBTC stockholders are entitled as more particularly described in Section 3.1(e) of the Reorganization Agreement, and (ii) PBTC would be merged with and into First Southern Bank which would survive the Merger and continue to operate under the name of First Southern Bank as a wholly-owned subsidiary of UPC.

         All information contained in this Prospectus pertaining to UPC and its subsidiaries, including FSB, has been supplied by UPC, and all information pertaining to PBTC has been supplied by PBTC. This Prospectus and the accompanying proxy appointment cards are first being mailed to stockholders of PBTC on or about May 11, 1995.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS--PROXY STATEMENT IS MAY 11, 1995.

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items have been omitted as permitted by the rules and regulations of the Commission. For further information regarding UPC and the UPC Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (except as otherwise indicated, under Commission File Number 1-10160) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

         1.      UPC's Annual Report on Form 10-K for the year ended
                 December 31, 1994;

         2. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989 (Commission File Number 0-6919), in connection with UPC's designation and authorization of its Series A Preferred Stock;

         3. UPC's Current Report on Form 8-K dated December 31, 1994, as filed on January 13, 1995 and amended on January 31, 1995;

         4. UPC's Current Report on Form 8-K dated April 27, 1995, as filed on April 27, 1995; and

         5. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description;

         UPC's Annual Report on Form 10-K for the year ended December 31, 1994, incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (UPC's "Annual Report to Shareholders" which is Exhibit 13 to said Form 10-K) but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO E. JAMES HOUSE, JR., SECRETARY, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6584.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR PBTC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----

Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  Parties to the Merger                                                                                      1
  Special Meeting of PBTC Stockholders                                                                       2
  Votes Required; Record Date                                                                                3
  Terms of the Merger                                                                                        3
  Effective Date                                                                                             4
  Reasons for the Merger; Recommendations of Boards of Directors                                             4
  Conditions; Regulatory Approvals                                                                           4
  Management after the Merger                                                                                5
  Stockholders' Dissenters' Rights                                                                           5
  Certain Federal Income Tax Consequences                                                                    5
  Accounting Treatment                                                                                       5
  Market Prices of Common Stock                                                                              6
  Selected Consolidated Financial Data and Recent Developments                                               7
The Special Meeting                                                                                         13
  Time and Place of Special Meeting; Solicitation of Proxies                                                13
  Votes Required                                                                                            14
  Stockholders' Dissenters' Rights                                                                          15
  Recommendation                                                                                            16
The Merger                                                                                                  16
  Background of and Reasons for the Merger                                                                  16
  Terms of the Merger                                                                                       19
  Effective Date and Effective Time of the Merger                                                           20
  Surrender of Certificates                                                                                 20
  Conditions to Consummation of the Merger                                                                  21
  Regulatory Approvals                                                                                      23
  Conduct of Business Pending the Merger                                                                    23
  Payment of Dividends                                                                                      24
  Waiver and Amendment; Termination                                                                         24
  Management after the Merger                                                                               25
  PBTC Executive Compensation                                                                               27
  Interests of Certain Persons in the Merger                                                                28
  Certain Federal Income Tax Consequences                                                                   28
  Accounting Treatment                                                                                      29
  Expenses                                                                                                  29
  Resales of UPC Common Stock                                                                               29
Certain Regulatory Considerations                                                                           30


                                                                                                            PAGE
Description of the UPC Common and Preferred Stock                                                            31
  The UPC Common Stock                                                                                       31
  The UPC Preferred Stock                                                                                    32
Certain Provisions That May Have an Anti-Takeover Effect                                                     33
Effect of Merger on Rights of Stockholders                                                                   35
  Removal of Directors                                                                                       35
  Required Stockholder Votes                                                                                 35
  Election of Directors                                                                                      35
  Method of Casting Votes                                                                                    36
Planters Bank & Trust Company                                                                                36
  General                                                                                                    36
  Lending Activities                                                                                         37
  Property                                                                                                   38
  Competition                                                                                                38
  Legal Proceedings                                                                                          38
  Market Price of PBTC Common Stock                                                                          38
  Certain Beneficial Holders of PBTC Common Stock                                                            39
  Holdings of PBTC Common Stock by PBTC Management                                                           39
Planters Bank & Trust Company Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                                                  40
Validity of UPC Common Stock                                                                                 50
Experts                                                                                                      50
Index to Appendices                                                                                          51

  Appendix A-1         Planters Bank & Trust Company audited Consolidated
                       Financial Statements as of December 31, 1994 and for the year then ended.

  Appendix A-2         Planters Bank & Trust Company unaudited Consolidated
                       Financial Statements as of December 31, 1993 and for the two-year period ended December 31, 1993.

  Appendix B           Agreement and Plan of Reorganization dated as of
                       February 10, 1995, along with the Merger Agreement annexed as Exhibit A thereto.

 Appendix C            Arkansas Statutes Annotated, Section 23-32-506
                       concerning the rights.
                       of dissenting stockholders.

 Appendix D            Proposed CERTIFICATE OF AMENDMENT of Articles of
                       Agreement and Incorporation of PLANTERS BANK & TRUST
                       COMPANY

                                    SUMMARY

         THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING UPC, PBTC AND THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN.

PARTIES TO THE MERGER

         UPC.   Union Planters Corporation ("UPC") is a multi-state bank
holding company and savings and loan holding company headquartered in Memphis, Tennessee. At December 31, 1994, UPC had total consolidated assets of approximately $10.0 billion, loans of approximately $5.9 billion, deposits of approximately $8.4 billion and shareholders' equity of approximately $731 million. As of that date, UPC was the second-largest independent bank holding company headquartered in Tennessee as measured by consolidated assets. In recent years UPC's Management has emphasized asset quality and maintenance of capital well in excess of regulatory minima. At December 31, 1994, UPC's ratio of nonperforming loans to total loans was .32% and its ratio of nonperforming assets to loans and foreclosed property was .42%. The ratio of UPC's allowance for losses on loans to total loans at such date was 2.05% and the ratio of UPC's allowance for losses on loans to nonperforming loans was 641%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 12.22%, 14.75% and 7.18%, respectively.

         UPC conducts its business activities through its two principal bank subsidiaries, the $2.0-billion Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, and the $2.0-billion Sunburst Bank, Mississippi, headquartered in Grenada, Mississippi; 30 other bank subsidiaries; and three savings and loan subsidiaries located in Tennessee, Mississippi, Arkansas, Louisiana, Alabama and Kentucky (collectively, the "Banking Subsidiaries"). Through its Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which they operate, including consumer, commercial and corporate lending, retail banking and mortgage banking. UPC also is engaged in mortgage servicing; investment management and trust services; the issuance and servicing of credit and debit cards; and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration ("SBA") loans.

         Through its Banking Subsidiaries, UPC operates approximately 375 banking offices. UPC's assets are allocable by state to its banking offices approximately as follows: $5.9 billion in Tennessee, $2.5 billion in Mississippi, $665 million in Arkansas, $499 million in Louisiana, $278 million in Alabama and $109 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. The Corporation completed four acquisitions in 1992, 12 in 1993 and 13 in 1994, adding approximately $1.6 billion in total assets in 1992, $1.3 billion in 1993 and $3.8 billion in 1994. For a discussion of UPC's acquisition program and its management's philosophy on that subject, see the caption "Acquisitions" (on pages 10 and 11) and Note 2 to UPC's audited Consolidated Financial Statements for the years ended December 31, 1994 and 1993 (on pages 43 through 47) which are included in UPC's Annual Report to Shareholders which is Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1994, which Exhibit 13 is incorporated by reference herein to the extent indicated. UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC. For acquisitions which are currently pending, see "-- Recent Developments Affecting UPC."

         UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Banking Subsidiary. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of UPC's Banking Subsidiaries. UPC seeks to achieve economies in the Banking Subsidiaries through consolidation of administrative and operational processes and has substantially completed converting all of the Banking Subsidiaries to a common data processing system. This system conversion should be completed by the end of 1995 and should permit UPC to realize significant cost savings upon full implementation.

         Additional information about UPC is included in the documents incorporated by reference in this Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         PBTC. Planters Bank & Trust Company is an Arkansas-chartered bank headquartered in Forrest City, Arkansas. Its main office is located at 321 North Rosser in Forrest City, Arkansas. PBTC has two full-service branch offices, one in DeValls Bluff, Arkansas, and one in Cotton Plant, Arkansas and one drive-through facility in Forrest City. At December 31, 1994, PBTC had total assets of $59.0 million, total deposits of $52.2 million, and total stockholders' equity of $6.6 million. For the year ended December 31, 1994, PBTC had net earnings of $404,000.

         PBTC offers traditional banking services including commercial, consumer, and real estate loans, deposit accounts, and personal and corporate trust services. PBTC has approximately 43 full-time-equivalent employees.

         PBTC has been in operation in Forrest City since 1921. It opened its branches in DeValls Bluff and Cotton Plant in 1929. PBTC has one subsidiary, Planters Investment Corporation, Inc. PBTC's telephone (main office) is (501) 633-2833.

         FSB. First Southern Bank is an Arkansas-chartered bank headquartered in Earle, Crittenden County, Arkansas. FSB, a wholly owned Banking Subsidiary of UPC, has its main office at 801 Commerce Street, Earle, Arkansas 72331. In the Merger PBTC would be merged with and into FSB which would survive the Merger as the resulting bank (hereinafter, as the context requires, the "Resulting Bank").

SPECIAL MEETING OF PBTC STOCKHOLDERS

         A Special Meeting (the "Special Meeting") of the PBTC Stockholders will be held on Friday, June 16, 1995, at 10:00 a.m. Central Time, at the banking offices of PBTC located at 321 North Rosser, Forrest City, Arkansas 72335, to consider and vote upon a proposal to approve the

Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A, together with an amendment to the PBTC Charter which is required by law in order to consummate the transactions contemplated by the Reorganization Agreement. See "THE SPECIAL MEETING."

VOTES REQUIRED; RECORD DATE

         Only holders of PBTC Common Stock of record at the close of business on April 28, 1995 (the "Record Date") will be entitled to receive notice of, and vote at the Special Meeting. The affirmative votes of the holders of at least two-thirds (2/3) of the 24,000 shares of PBTC Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement, the Merger Agreement annexed as Exhibit A thereto and the PBTC Charter Amendment.

         The directors and executive officers of PBTC (the "Management Group") held beneficially and of record, as of the Record Date, 1,434 shares or approximately 5.98% of the outstanding shares of PBTC Common Stock which PBTC Management is advised they intend to vote in favor of the proposed Merger.
PBTC has also been advised by Mr. Jackson T. Stephens and by the Trustees of the W.R. Stephens Trust, respectively the record holders of 9,759 shares (40.66%) and 7,132 shares (29.72%) of PBTC's outstanding shares that they intend to vote all of their shares of PBTC Common Stock in favor of approval of the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and the PBTC Charter Amendment. Should they do so the requirement of PBTC stockholder approval would be satisfied. See "THE SPECIAL MEETING."

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of PBTC Common Stock which is outstanding immediately prior to the Effective Time of the Merger (except for those shares with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) will be converted exclusively into the right to receive the Consideration stipulated in the Reorganization Agreement. Section 3.1(e) of the Reorganization Agreement describes the method of determining the amount of Consideration to be received by the PBTC stockholders in exchange for their shares of PBTC Common Stock.

         In the Merger, stockholders of PBTC would receive shares of UPC Common Stock in exchange for their shares of PBTC Common Stock. The number of shares of UPC Common Stock to be received is dependent upon the date of closing of the Merger. Although there can be no assurance that closing can be effected as planned on July 31, 1995 (or at all), should the Merger be closed on that date, 14.43062 shares of UPC Common Stock would be issued in exchange for each share of PBTC Common Stock outstanding immediately prior to the effective time of the Merger. Each PBTC stockholder's remaining fractional share would be settled in cash. See "THE MERGER -- Terms of the Merger."

         The annexed Notice of Special Meeting of Stockholders and combination Prospectus and Proxy Statement explain the Merger, the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. The prior approvals of both PBTC's stockholders and of certain governmental regulatory agencies are required in order to consummate the Merger as well as the satisfaction of certain contractual conditions.

EFFECTIVE DATE

         The Merger will become effective at the time duly certified copies of Articles of Merger, the completed and executed Merger Agreement and the PBTC Charter Amendment required to effect the Merger are filed with the County Clerk of St. Francis County, Arkansas, and similar documents approving the Merger adopted by FSB are filed with the County Clerk of Crittenden County, Arkansas, in accordance with Arkansas Law or on such later date and at such later time as the Articles of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all prior regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all contractual conditions to closing set forth in the Reorganization Agreement, it is intended that the PBCT Charter Amendment, Articles of Merger and the Merger Agreement will be filed so as to become effective on or about August 1, 1995. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). Only those holders of record of PBTC Common Stock immediately prior to the Effective Time of the Merger (the "PBTC Record Holders") will be entitled to receive the Consideration for the Merger pursuant to the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The Board of Directors of PBTC (the "PBTC Board") believes the Merger is fair to, and in the best interests of PBTC and its stockholders and unanimously recommends that PBTC's stockholders vote "FOR" approval of the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and the PBTC Charter Amendment. The PBTC Board, after consideration of a number of alternatives available to PBTC and PBTC's stockholders, believes that the Merger will enable the PBTC stockholders to participate in opportunities for investment value and growth. The Merger and the resulting affiliation with UPC's banking network would give PBTC's banking offices access to a substantially greater base of capital and enhanced regulatory and operating expertise and would permit PBTC's banking offices to expand services beyond those presently provided. Moreover, affiliation with UPC will allow the banking offices presently operated by PBTC to compete more effectively in the Eastern Arkansas marketplace and to enjoy certain economies of scale in their banking operations. See "THE MERGER--Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the PBTC stockholders, receipt of the required prior regulatory approvals and satisfaction of certain customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Federal Deposit Insurance Corporation (the "FDIC"); the Arkansas State Bank Commissioner and the Arkansas State Banking Board (the Commissioner and Board being hereinafter referred to collectively as the "Arkansas Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies but as of the date of this Prospectus no approval has been received from either the Arkansas Department or the FDIC for the parties to consummate the Merger. There can be no assurance as to when or if UPC will receive the necessary regulatory approvals. See "THE MERGER--Conditions to Consummation of the Merger," "--Regulatory Approvals" and "--Conduct of Business Pending the Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

MANAGEMENT AFTER THE MERGER

         At the Effective Time of the Merger, the persons who are serving immediately prior thereto as officers of both PBTC and First Southern Bank (into which PBTC would be merged) shall become the officers of FSB as the bank resulting from and surviving the Merger and will hold office as provided in the Articles of Agreement and Incorporation and Bylaws of FSB unless and until their successors shall have been duly elected or appointed and qualified. Certain directors of the two merging banks would continue as directors of the Resulting Bank. See "THE MERGER--Management After the Merger."

STOCKHOLDERS' DISSENTERS' RIGHTS

         Any stockholder of PBTC entitled to vote on the proposed Reorganization Agreement and Merger Agreement annexed thereto as Exhibit A and the PBTC Charter Amendment incidental thereto (collectively, the "Proposal") has the right to receive in cash, the fair market value of his or her shares of PBTC Common Stock upon compliance with Arkansas Code Annotated, Section 23-32-506 (the "Statute") a copy of which is annexed to this Prospectus as Appendix C. Stockholders wishing to dissent from the Reorganization Agreement are urged to read carefully "THE SPECIAL MEETING--Stockholders' Dissenters' Rights" and Appendix C and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended for federal income tax purposes that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and that accordingly, for federal income tax purposes, PBTC stockholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their PBTC Common Stock. PBTC stockholders may recognize gain or loss by reason of receiving cash in lieu of fractional shares or as a result of the exercise of Dissenters' Rights. See "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is intended to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof.
See "THE MERGER--Accounting Treatment."

MARKET PRICES OF COMMON STOCK


         UPC Common Stock. The UPC Common Stock is listed and traded on the New York Stock Exchange (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the New York Stock Exchange and the cash dividends declared per share for the periods indicated:

                                                                                                CASH
                                                                   PRICE RANGE                DIVIDENDS
                                                              --------------------            DECLARED
                                                                HIGH          LOW             PER SHARE
                                                                ----          ---             ---------
1995
  First Quarter                                               $24.50        $20.88               $.23
  Second Quarter through
    May 8, 1995                                                -----         -----                .25
                                                                                                 ----
         Total                                                                                   $.48
                                                                                                 ====
1994
  First Quarter                                               $26.25        $23.13               $.21
  Second Quarter                                               28.75         24.75                .21
  Third Quarter                                                26.00         23.50                .23
  Fourth Quarter                                               24.50         19.63                .23
                                                                                                  ---
         Total                                                                                   $.88
                                                                                                 ====
1993
  First Quarter                                               $29.13        $22.50               $.18
  Second Quarter                                               29.25         22.63                .18
  Third Quarter                                                30.00         25.00                .18
  Fourth Quarter                                               28.75         23.63                .18
                                                                                                 ----
         Total                                                                                   $.72
                                                                                                 ====

1992
  First Quarter                                               $15.50        $13.75               $.15
  Second Quarter                                               20.13         14.63                .15
  Third Quarter                                                20.75         17.50                .15
  Fourth Quarter                                               24.75         17.75                .15
                                                                                                 ----
         Total                                                                                   $.60
                                                                                                 ====

         The last reported sale price of UPC Common Stock on the NYSE as of May 8, 1995, which was the last practicable date prior to the mailing of this Prospectus, was $_______ per share.

         PBTC Common Stock. The PBTC Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market. PBTC is not aware of any active market or trading in the shares of PBTC Common Stock. See "PLANTERS BANK & TRUST COMPANY -- Market Price of PBTC Common Stock."

SELECTED CONSOLIDATED FINANCIAL DATA AND RECENT DEVELOPMENTS

         Selected Consolidated Financial Data. The tables on pages 8, 9 and 10 present for UPC and PBTC on an historical basis, selected unaudited consolidated financial data for the five years ended December 31, 1994. The information for UPC has been derived from the consolidated financial statements of UPC, including the consolidated financial statements of UPC incorporated in this Prospectus by reference to Exhibit 13 to UPC's 1994 Annual Report on Form 10-K, dated December 31, 1994, and should be read in conjunction therewith and with the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The information for PBTC has been derived from consolidated financial statements, including the consolidated financial statements of PBTC appearing in Appendices A-1 and A-2 to this Prospectus. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and PBTC, have been included.

         Recent Developments. Certain unaudited consolidated financial information concerning UPC and PBTC for the quarter ended March 31, 1995, is presented on pages 11 and 12 and certain information concerning UPC's Pending Acquisitions is presented on page 13 below.

                    UPC SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                  Years Ended December 31, (1)
                                                         -------------------------------------------------------------------------
                                                             1994           1993          1992             1991             1990
                                                         -----------     ----------    ----------       ----------      ----------
                                                                     (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income                                    $   388,278     $  343,710    $  281,148       $  233,790      $  206,529
  Provision for losses on loans                                3,636         16,558        27,182           34,203          26,304
  Investment securities gains (losses)                       (20,298)         4,495        14,019            2,624              83
  Other noninterest income                                   113,860        115,430        98,590           90,697          92,076
  Noninterest expense                                        398,835        319,681       279,464          238,475         231,733
                                                         -----------     ----------    ----------       ----------      ----------
  Earnings before income taxes,
    extraordinary item, and accounting changes                79,369        127,396        87,111           54,433          40,651
  Applicable income taxes                                     20,761         37,420        23,861           11,537           5,408
                                                         -----------     ----------    ----------       ----------      ----------
  Earnings before extraordinary item and
    accounting changes                                        58,608         89,976        63,250           42,896          35,243
  Extraordinary item-defeasance of debt, net of taxes              -         (3,206)            -                -               -
  Accounting changes, net of taxes                                 -          5,782             -                -               -
                                                         -----------     ----------    ----------       ----------      ----------
  Net earnings                                           $    58,608     $   92,552    $   63,250       $   42,896      $   35,243
                                                         ===========     ==========    ==========       ==========      ==========
PER COMMON SHARE DATA (2)
  Primary
    Earnings before extraordinary item and
      accounting changes                                 $      1.25     $     2.31    $     1.79       $     1.32      $     1.03
    Extraordinary item-defeasance of debt, net of taxes            -           (.09)            -                -               -
    Accounting changes, net of taxes                               -            .16             -                -               -
    Net earnings                                                1.25           2.38          1.79             1.32            1.03
  Fully diluted
    Earnings before extraordinary item and
      accounting changes                                        1.25           1.32          1.03
    Extraordinary item-defeasance of debt, net of taxes            -           (.08)            -                -               -
    Accounting changes, net of taxes                               -            .15             -                -               -
    Net earnings                                                1.25           2.30          1.77             1.32            1.03
  Cash dividends                                                 .88            .72           .60              .48             .48
  Book value                                                   16.01          16.29         14.02            12.77           11.77
BALANCE SHEET DATA (AT PERIOD END)
  Total assets                                           $10,015,069     $9,029,893    $7,493,004       $5,928,496      $6,095,531
  Loans, net of unearned income                            5,949,128      4,653,368     3,585,769        3,132,924       3,376,435
  Allowance for losses on loans                              122,089        114,353        89,827           67,989          67,505
  Investment securities                                    2,962,144      3,295,644     2,793,950        1,777,754       1,773,508
  Deposits                                                 8,417,842      7,671,621     6,441,991        5,145,181       5,182,379
  Short-term borrowings                                      415,171        275,537       321,976          222,510         362,364
  Long-term debt (3)
    Parent company                                           114,790        114,729        74,292           38,163          44,662
    Subsidiary banks                                         226,161        195,442        21,756           10,083           4,469
  Total shareholders' equity                                 730,707        682,002       529,496          425,970         383,349
Average assets                                            10,025,383      8,857,216     6,934,718        5,928,927       6,096,808
Average shareholders' equity                                 778,232        639,874       494,529          398,651         386,800
Average shares outstanding (in thousands)
      Primary                                                 40,055         35,311        31,910           31,752          33,738
      Fully diluted                                           40,397         39,541        34,754           32,105          34,078




                                                                                  YEARS ENDED DECEMBER 31, (1)
                                                         -------------------------------------------------------------------------
                                                             1994           1993          1992             1991             1990
                                                         -----------     ----------    ----------       ----------      ----------
PROFITABILITY AND CAPITAL RATIOS
  Return on average assets                                       .58%          1.04%          .91%             .72%            .58%
  Return on average common equity                               7.40          15.55         13.48            10.80            9.12
  Net interest income (taxable-equivalent) to
    average earning assets (4)                                  4.39           4.44          4.62             4.54            4.02
  Loans/deposits                                               70.67          60.66         55.66            60.89           65.15
  Common and preferred dividend payout ratio                   64.68          31.81         35.72            35.66           43.08
  Equity/assets (period end)                                    7.30           7.55          7.07             7.19            6.29
  Average shareholders' equity/average total assets             7.76           7.22          7.13             6.72            6.34
  Leverage ratio (5)                                            7.18           7.23          7.11             7.10            6.18
  Tier 1 capital to risk-weighted assets (5)                   12.22          13.58         13.35            11.91            9.98
  Total capital to risk-weighted assets (5)                    14.75          16.40         15.44            14.13           12.09
ASSET QUALITY RATIOS
  Allowance/period end loans                                    2.05           2.46          2.51             2.17            2.00
  Nonperforming loans/total loans                                .32            .59          1.32             1.09            1.07
  Allowance/nonperforming loans                                  641            414           190              200             187
  Nonperforming assets/loans and foreclosed properties           .42            .78          1.69             1.74            1.81
  Provision/average loans                                        .07            .37           .77             1.04             .78
  Net charge-offs/average loans                                  .09            .30           .60             1.02             .85
- ----------------------

(1) Reference is made to "Basis of Presentation" in Note 1 to the consolidated financial statements.
(2) Share and per share amounts have been retroactively restated for material acquisitions accounted for as poolings of interests.
(3) Long-term debt includes subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year. Subsidiary banks' long-term debt is primarily FHLB advances.
(4) Calculation does not include the impact of the unrealized gain or loss on available for sale investment securities.
(5) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and Total Capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier
    1 capital to total adjusted assets is 3% to 5% (5% for bank holding companies effecting acquisitions).

                   PBTC SELECTED CONSOLIDATED FINANCIAL DATA





                                                                              YEARS ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------------
                                                    1994             1993            1992               1991             1990
                                                    ----             ----            ----               ----             ----
                                                                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income                             $ 2,171          $  2,002        $ 2,040           $ 2,124          $ 2,343
   Provision for loan losses                             -                 -             34                70              160
   Noninterest income                                  521               560            741               617              523
   Noninterest expense                               2,186             2,038          2,171             2,081            2,040
                                                   -------          --------        -------           -------          -------
   Earnings before income taxes                        506               524            576               590              666
   Income taxes                                        102               150            189               189              192
                                                   -------          --------        -------           -------          -------
   Net earnings                                    $   404          $    374        $   387           $   401          $   474
                                                   =======          ========        =======           =======          =======

PER COMMON SHARE DATA
   Net earnings                                    $ 16.83          $  15.58        $ 16.13           $ 16.71          $ 19.75
   Cash dividends                                        -              2.25           2.25              2.25             2.25
   Book value                                       277.04            278.33         265.00            251.13           236.67

BALANCE SHEET DATA (AT PERIOD END)
   Total assets                                    $59,046          $ 57,383        $55,611           $55,345          $53,015
   Loans, net of unearned interest                  25,971            25,727         34,336            35,355           31,779
   Allowance for loan losses                           486               473            473               526              494
   Investment securities                            21,067            21,038         12,154             8,889            6,261
   Deposits                                         52,189            50,350         48,942            48,940           46,643
   Total stockholders' equity                        6,649             6,680          6,360             6,027            5,680
Average assets                                      57,443            55,548         55,984            53,327           51,451
Average stockholders' equity                         6,707             6,531          6,227             5,797            5,447
Average shares outstanding                          24,000            24,000         24,000            24,000           24,000

PROFITABILITY AND CAPITAL RATIOS
   Return on average assets                            .70%              .67%           .69%              .75%             .92%
   Return on average stockholders'
   equity                                             6.02              5.73           6.21              6.92             8.70
   Net yield on interest earning
   assets                                             4.11              3.95           4.03              4.35             5.09
   Loans/deposits                                    49.76             51.10          70.16             72.24            68.13
   Common dividend payout ratio                          -             14.44          13.95             13.47            11.39
   Equity/assets (period end)                        11.26             11.64          11.44             10.89            10.71
   Average stockholders'
   equity/average total assets                       11.68             11.76          11.12             10.87            10.59
   Leverage ratio(1)                                 12.33             12.03          11.42             10.89            10.71
   Tier 1 capital to risk-weighted
   assets(1)                                         21.19             20.41          16.85             14.82            15.91
   Total capital to risk-weighted
   assets(1)                                         22.44             21.67          18.10             16.07            17.15

ASSET QUALITY RATIOS
   Allowance/period end loans                         1.87              1.84           1.38              1.49             1.55
   Nonperforming loans/loans                          2.29              2.54           3.10              1.81             1.01
   Allowance/nonperforming loans                     81.54             72.43          44.45             82.70           154.38
   Nonperforming assets/loans and
    foreclosed property(2)                            2.52              3.02           4.24              3.13             3.98
   Provision/average loans                               -                 -            .11               .20              .47
   Net charge-offs
   (recoveries)/average loans                         (.05)                -            .29               .11              .59

__________________

(1) The risk-based capital ratios are based upon capital guidelines presented by federal regulatory authorities. Under those guidelines, the required minimum Tier 1 and Total capital to risk-weighted assets are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.
(2)     Nonperforming assets include nonaccrual loans plus foreclosed assets.

Recent Developments

     1995 First Quarter UPC Operating Results.   The following table presents
certain information for the three months ended March 31, 1995 and 1994. Reference is made to UPC's press release dated April 27, 1995, which is included in UPC's Current Report on Form 8-K dated April 27, 1995. For additional information, see "Incorporation of Certain Documents by Reference."

                                                                                           THREE MONTHS ENDED
                                                                                              MARCH 31, (1)
                                                                           ----------------------------------------------
                                                                              1995                                1994
                                                                           ----------                          ----------
                                                                            (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income                                                      $   98,551                          $   91,464
  Provision for losses on loans                                                 1,686                                 815
  Investment securities gains (losses)                                            (21)                                105
  Other noninterest income                                                     34,232                              28,314
  Noninterest expense                                                          83,111                              82,727
  Earnings before income taxes                                                 47,965                              36,341
  Applicable income taxes                                                      14,950                              10,954
  Net earnings                                                                 33,015                              25,387
PER COMMON SHARE DATA
  Net earnings
      - primary                                                            $      .77                          $      .58
      - fully diluted                                                             .74                                 .56
  Cash dividends                                                                  .23                                 .21
  Book value                                                                    17.09                               16.56
PROFITABILITY RATIOS
  Return on average assets                                                       1.36%                               1.04%
  Return on average common equity                                               18.59                               14.21
  Net interest income as a percentage of
    average earning assets (taxable-equivalent basis) (3)                        4.59                                4.31
ASSET QUALITY DATA
  Allowance for losses on loans                                            $  122,905                          $  124,688
  Nonperforming loans                                                          22,873                              29,881
  Nonperforming assets                                                         28,599                              40,115
  Loans 90 days or more past due                                                7,685                               8,434
  Allowance for losses on loans to loans                                         2.05%                               2.44%
  Nonperforming loans to loans                                                    .38                                 .58
  Nonperforming assets to loans and foreclosed properties                         .48                                 .78
  Allowance/nonperforming loans                                                537.34                              417.28
BALANCE SHEET DATA (AT PERIOD END)
  Total Assets                                                             $9,741,991                          $9,899,677
  Loans, net of unearned income                                             5,995,257                           5,108,678
  Investment securities
    Available for sale  (Amortized cost: $1,701,575 and $2,418,402)         1,689,739                           2,418,392
    Held to maturity  (Fair value: $1,028,764 and $1,085,340)               1,022,067                           1,183,117
  Total Deposits                                                            8,218,025                           8,424,946
  Long-term debt (2)                                                          422,469                             337,083
  Total shareholders' equity                                                  777,066                             764,104
CAPITAL RATIOS
  Equity/assets                                                                  7.98%                               7.72%
  Leverage (3)                                                                   7.62                                7.45
- -----------------------

(1) Interim period ratios are annualized.
(2) Includes subsidiary banks' long-term debt (primarily Federal Home Loan Bank advances) of $305.9 million and $215.8 million at March 31, 1995 and 1994, respectively.
(3) Excludes the impact of the fair value adjustment for available for sale securities.

        1995 First Quarter PBTC Financial Highlights. The following table presents certain information for the three months ended March 31, 1995 and 1994.

                                                                                   Three Months Ended
                                                                                        March 31,
                                                                                ------------------------
                                                                                 1995             1994
                                                                                 ----             ----
                                                                                 (Dollars in thousands,
                                                                                 except per share data)
INCOME STATEMENT DATA
  Net interest income                                                           $   592          $   519
  Provision for loan losses                                                           -                -
  Noninterest income                                                                159              159
  Noninterest expense                                                               574              519
                                                                                -------          -------
  Earnings before income taxes                                                      177              159
  Income taxes                                                                       41               31
                                                                                -------          -------
  Net earnings                                                                  $   136          $   128
                                                                                =======          =======

PER COMMON SHARE DATA
  Net earnings                                                                  $  5.67          $  5.33
  Cash dividends                                                                      -                -
  Book value                                                                     289.25           278.71

BALANCE SHEET DATA (AT PERIOD END)
  Total assets                                                                  $59,623          $58,446
  Loans, net of unearned interest                                                24,793           23,827
  Allowance for loan losses                                                         506              478
  Investment securities                                                          19,180           23,479
  Deposits                                                                       52,339           51,363
  Total stockholders' equity                                                      6,942            6,689
  Average assets                                                                 59,077           59,067
  Average stockholders' equity                                                    6,747            6,720
  Average shares outstanding                                                     24,000           24,000
  Nonperforming loans                                                               102              675
  Nonperforming assets(2)                                                           160              804

PROFITABILITY AND CAPITAL RATIOS
  Return on average assets(1)                                                      0.92%            0.87%
  Return on average equity(1)                                                      8.06             7.62
  Net yield on interest earning assets(1)                                          4.46             3.85
  Loans/deposits                                                                  47.37            46.39
  Equity/assets (period end)                                                      11.64            11.44
  Average stockholders' equity/average total assets                               11.42            11.38

ASSET QUALITY RATIOS
  Allowance/period end loans                                                       2.04             2.01
  Nonperforming loans/loans                                                         .41             2.83
  Nonperforming assets/loans and foreclosed property(2)                             .64             3.36
  Allowance/nonperforming loans                                                  496.08            70.81

(1) Interim period ratios are annualized.
(2) Nonperforming assets include nonaccrual loans plus foreclosed assets.

  UPC's Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to PBTC (collectively, the "Pending Acquisitions") which management considers probable of consummation and which are expected to be closed in the third quarter of 1995:

                                                                           CONSIDERATION
                                                  --------------------------------------------------------------
                                                                          APPROXIMATE
INSTITUTION                                          ASSET SIZE              VALUE                    TYPE
- -----------                                       --------------        --------------                ----
                                                              (In millions)
First State Bancorporation, Inc.
 and its subsidiary
 First Exchange Bank
 Tiptonville, Tennessee                           $110                   $12.4                    UPC Series E
                                                                                                 Preferred Stock

First Bancshares of Eastern Arkansas, Inc.
  and its subsidiary,
  First National Bank of West Memphis
  West Memphis, Arkansas                            57                     9.4                       Cash

First Bancshares of Northeast Arkansas, Inc.
  and its subsidiary
  First National Bank of Osceola
  Osceola, Arkansas                                 65                     9.3                       Cash
                                                  ----                   -----

         Totals                                   $232                   $31.1
                                                  ====                   =====


                              THE SPECIAL MEETING


TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

         Each copy of this Prospectus mailed to holders of record of PBTC Common Stock is accompanied by a proxy appointment card furnished in connection with the PBTC Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m. Central Time on Friday, June 16, 1995, at PBTC's main office located at 321 North Rosser, Forrest City, Arkansas 72335. Only holders of record of PBTC Common Stock at the close of business on April 28, 1995, are entitled to receive notice of, and to vote at, the Special Meeting. At the Special Meeting, PBTC stockholders will consider and vote upon a proposal (i) to approve the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and (ii) to approve a PBTC Charter Amendment required in order to consummate the transactions contemplated by the Reorganization Agreement (both of which items constitute parts of the same proposal -- referred to hereafter as the "Reorganization Proposal"). The stockholders would also act upon such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any matters to be acted upon at the Special Meeting other than the Reorganization Proposal.

         HOLDERS OF PBTC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO PBTC IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE MERGER AGREEMENT ANNEXED THERETO AS EXHIBIT A (BUT WILL NOT BE SUFFICIENT, WITHOUT FURTHER ACTION, TO PERFECT DISSENTERS' RIGHTS). PBTC STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

         Any holder of PBTC Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to Planters Bank & Trust Company, 321 North Rosser, Forrest City, Arkansas 72335,
Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by PBTC before the vote of stockholders has been taken. A proxy appointment will not be revoked by the death or supervening incapacity of the stockholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of PBTC. The shares of PBTC Common Stock represented by properly executed proxy appointments received will be voted "FOR" (or "AGAINST," as indicated) approval of the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A and the PBTC Charter Amendment. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the PBTC proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by PBTC for the purpose of soliciting additional proxy appointments. PBTC is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Proposal.

         The cost of soliciting proxies from holders of PBTC Common Stock will be borne by PBTC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of PBTC (who will receive no additional compensation for doing so).

VOTES REQUIRED

         The affirmative votes of the holders of at least two-thirds (2/3) of the outstanding shares of PBTC Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Proposal. Therefore, a failure to return a properly executed proxy appointment card or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization Proposal (but will not be legally sufficient without further action by the PBTC stockholder to perfect his or her dissenters' rights). As of the Record Date, there were 24,000 shares of PBTC Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

         The directors and executive officers of PBTC (the "Management Group") held beneficially and of record as of the Record Date 1,434 shares or approximately 5.98% of the outstanding shares of PBTC Common Stock. PBTC has been advised by the members of the Management Group that they intend to vote their shares FOR the Reorganization Proposal. PBTC Management has also been advised by Mr. Jackson T. Stephens and by the Trustees of the W.R. Stephens Trust, respectively the record holders or beneficial owners of 9,759 shares (40.66%) and 7,132 shares (29.72%) of PBTC's outstanding shares that these two stockholders intend to vote, or cause their shares to be voted in favor of the Reorganization Proposal. Should both do so the requirement of stockholder approval would be satisfied. See "THE SPECIAL MEETING."

STOCKHOLDERS' DISSENTERS' RIGHTS

         Any stockholder of PBTC entitled to vote on the Reorganization Proposal has the right to receive in cash, the fair market value of his or her shares of PBTC Common Stock upon compliance with Arkansas Code of 1987 Annotated, Section 23-32-506 (the "Statute") a copy of which is annexed to this Prospectus as Appendix C. A stockholder may not dissent as to less than all of the shares which he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify PBTC in writing of the name and address of the record holder of the shares, if known to him or her.

         Any PBTC stockholder may enforce his or her dissenters' rights either
(i) by voting against the Merger Agreement (either personally or by proxy) or
(ii) by giving notice in writing (the "Objection Notice") to the Corporate Secretary of PBTC at, or prior to the Special Meeting of stockholders approving the Merger Agreement that he or she dissents from the Merger. Within 20 days after the date on which the stockholders' meeting authorizing the Merger was concluded, the dissenting stockholder must deliver written demand for payment (the "Demand Letter") to PBTC, which Demand Letter must state the number and the class of shares owned by the dissenting stockholder. Any dissenting stockholder failing to make the demand shall be bound by the terms of the Merger. Consequently, any PBTC stockholder desiring to exercise his or her dissenters' rights and rights to payment for his or her shares is urged to consult his or her legal advisers before attempting to exercise such rights.

         If the Reorganization Proposal should be approved by the PBTC stockholders and the Merger should be consummated, each PBTC stockholder who voted against the Merger or who properly filed an Objection Notice and who timely delivered a Demand Letter to PBTC will be notified within ten days after consummation of the Merger by FSB (as the Resulting Bank) that the Merger was consummated and offering to pay the fair market value of the dissenting stockholder's shares. FSB as the Resulting Bank shall determine the fair market value pursuant to Section 23-32-506(a)(3) of the Statute.

         Any dissenting stockholder may accept the amount offered by the Resulting Bank, in lieu of pursuing the appraisal remedy described below, by delivering to the Resulting Bank, within 30 days after the date on which the stockholders meeting authorizing the Merger was concluded, written acceptance of the Resulting Bank's offer.

         If, within the 30-day period following the date on which the stockholders meeting authorizing the Merger was concluded, the dissenting stockholder shall not have accepted the Resulting Bank's offer, the value of the shares held by such dissenting stockholder shall be determined as of the date on which the stockholders meeting authorizing the Merger was concluded by three appraisers. One appraiser shall be selected by the dissenting stockholders by vote of a majority of the aggregate number of dissenting shares held by the dissenting stockholders and the second appraiser shall be selected by the Resulting Bank. The third appraiser shall be chosen by the other two so chosen. The expenses of the appraisers shall be borne by and among the parties as set forth in Section 23-32-506(c) of the Statute.

         The valuation agreed to by any two of the three appraisers shall be the valuation of the dissenting shares. However, if the value so fixed shall be unsatisfactory to any dissenting stockholder who has properly requested payment, that stockholder may, within five days after being notified of the appraised value, appeal to the Arkansas Bank Commissioner, who shall cause a final and binding reappraisal to be made.

         If within 90 days after the date on which the stockholders meeting authorizing the Merger was concluded, one of the appraisers should not have been selected for any reason, or if the appraisers should have failed to determine the value of the shares, the Bank Commissioner shall, upon written request of any interested party made within five days after the expiration of the 90-day period, cause an appraisal to be made which shall be final and binding upon all parties. The expenses of the Bank Commissioner in making an appraisal or reappraisal shall be borne by and among the parties as set forth in Section 23-32-506(d) of the Statute. If no written request should be served upon the Bank Commissioner within five days of the expiration of the 90-day period, then all dissenting stockholders who shall have failed to accept the offer of the Resulting Bank within the 30-day period shall be bound by the terms of the Merger.

         The foregoing summary of the applicable provisions of Section 23-32-506 of the Statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Section, a copy of which is annexed to this Prospectus as Appendix C. FAILURE TO COMPLY WITH THESE PROCEDURES WILL CAUSE THE PBTC STOCKHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO RECEIVE CASH PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY PBTC STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR HER SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         For a discussion of certain federal income tax consequences in connection with exercising Dissenters' Rights, see "THE MERGER - Certain Federal Income Tax Consequences."

RECOMMENDATION

         For the reasons described below, the PBTC Board has adopted the Reorganization Agreement and the Merger Agreement and has approved the proposed PBTC Charter Amendment and believes the Merger is in the best interest of PBTC and its stockholders and recommends that stockholders of PBTC vote FOR approval of the Reorganization Agreement and annexed Merger Agreement and the PBTC Charter Amendment.


                                  THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreement or the Merger Agreement annexed thereto as Exhibit A, is qualified in its entirety by reference to the Reorganization Agreement and the Merger Agreement which is annexed hereto as Appendix B. PBTC stockholders are urged to read the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. Planters Bank & Trust Company is a state chartered bank headquartered in Forrest City, Arkansas. Its main office is located at 321 North Rosser in Forrest City, Arkansas. At December 31, 1994, the Company had total assets of $59.0 million, total deposits of $52.2 million, and total stockholders' equity of $6.6 million. For the year ended December 31, 1994, PBTC had net earnings of $404,000.

         PBTC offers traditional banking services including commercial, consumer, and real estate loans, deposit accounts, and personal and corporate trust services. PBTC had approximately 43 full-time-equivalent employees as of December 31, 1994.

         PBTC has been in operation in Forrest City since 1921. It opened branches in DeValls Bluff and Cotton Plant in 1929. PBTC has one subsidiary, Planters Investment Corporation, Inc. ("PICI") which holds and undertakes to realize maximum value of assets acquired by PBTC through foreclosure or deeds in lieu of foreclosure. The book value of assets held by PICI on March 31, 1995, was $367,468.

         Approximately 51% of PBTC's consolidated loan portfolio is comprised of residential, commercial or agricultural real estate mortgage loans. Approximately 10.3% of its loan portfolio consists of commercial loans, 24.5% in consumer loans and 14.1% in agricultural loans.

         Economic and regulatory changes, including advances in technology and increased com-petition and regulatory complexity, have led to a consolidation within the banking industry. In Arkansas, a number of banks and bank holding companies have, during the past few years, been acquired or have engaged in merger or consolidation transactions due to these pressures.

         From time to time, the PBTC Board and the management of PBTC have considered various strategies for PBTC.

         In light of this increased consolidation activity, the PBTC Board of Directors concluded that it would be in the best interests of PBTC stockholders to pursue a potential merger with a strong merger partner. At a September, 1994 meeting of the PBTC Board of Directors, a special committee of the PBTC Board of Directors was formed. Its members were directors J.R. Chappell, Jr., John Casbeer, Oral Edwards and Rex B. Twist. Mr. Twist was elected Chairman of this committee. The stated purpose of this committee was to explore all reasonable alternatives with respect to a control transaction and to determine which of such alternatives served best the interests of the PBTC stockholders. The committee engaged Stephens Inc. of Little Rock, Arkansas as financial advisor. For its role as financial advisor to PBTC, Stephens Inc. is to receive a cash payment of $150,000 from PBTC, plus reimbursement for reasonable expenses which are expected to be minimal. Payment is to be made at the closing of the Merger. Stephens Inc. is controlled by certain members of the families of Wilton R. Stephens (deceased) and Jackson T. Stephens, who are also affiliates of PBTC. Various members of these two families and related trusts own in the aggregate approximately 79.9% of the outstanding shares of PBTC Common Stock. See "Certain Beneficial Owners of PBTC Common Stock." At this meeting it was determined that Stephens Inc. would assemble and distribute necessary information to prospective purchasers, analyze each offer received and generally conduct the sale of PBTC in such a manner to maximize value to PBTC stockholders.

         Stephens Inc. prepared a list of potentially interested banks and bank holding companies based on its recent experience in similar assignments and discussions with PBTC. The list included two publicly traded bank holding companies based in Arkansas, along with two companies from Tennessee. Selected banks and bank holding companies operating in contiguous counties were also listed. Each of these prospective purchasers was contacted and informed of the potential sale of PBTC and was invited by letter in October, 1994 to submit a bid to purchase PBTC.

         Five of these potential buyers were sufficiently interested to submit proposals to purchase PBTC. Proposals involved cash purchases by privately held banks, and stock and/or cash from companies having a class of publicly traded stock. Proposals were expressed either as fixed purchase amounts or as a multiple of PBTC's net book value.

         UPC's final proposal called for a stock for stock tax-free merger. The UPC proposal involved a purchase price based upon a multiple of PBTC net book value that was higher than that proposed by other prospective purchasers. In the event that UPC shares were to be issued in a stock for stock exchange, the exchange rate for each share of PBTC Common Stock would be based upon an average trading price of UPC Common Stock to be negotiated. The final UPC proposal also provided for an additional $40,000 consideration per month until closing for each month after April, 1995 in which the transaction had not been consummated. This additional consideration is payable at the election of UPC either in cash or in shares of UPC Common Stock at the rate of $23.33 per share.

         The UPC proposal was deemed to be superior by the PBTC Board, primarily based upon the superior purchase price. Moreover, the regular dividend on the UPC stock that would be issued in a stock exchange would be substantially more than the dividend paid on the PBTC Common Stock which would be exchanged in the Merger. Accordingly, the special committee directed Stephens Inc. and PBTC's counsel to negotiate a letter of intent with UPC. Such a letter was approved by the special committee and signed on December 15, 1994 by Mr. Twist as Chairman of the special committee..

         After further negotiation and a mutual review by the parties of the respective operations of the respective parties, UPC, PBTC and FSB executed the Reorganization Agreement as of February 10, 1995 (a copy of which, together with the Merger Agreement, is annexed to this Prospectus as Appendix B), which was approved by the PBTC Board at a special meeting on March 14, 1995, and ratified by the Board of Directors of UPC at its regular meeting held on April 27, 1995.

         PBTC Reasons. In light of foregoing, the PBTC Board has voted to unanimously recommend approval by the PBTC stockholders of the Reorganization Agreement and the Merger Agreement annexed thereto as Exhibit A for, among others, the following reasons:

         (i) The consideration to be paid by UPC. See "THE MERGER -- Terms of the Merger." Based on a market price per share of $23.33 for UPC Common Stock, the transaction value of the consideration to be delivered by UPC reflected a price-to-book multiple of 1.24 times PBTC's book value as of December 31, 1994, and a price-to-earnings multiple of 20.4 (based on 1994 net income). A representative of Stephens Inc. advised the PBTC Board that these multiples compared favorably with the ratios of recently completed comparable bank merger transactions in Arkansas;

         (ii) The trends in the banking industry are toward consolidation and increased regulation; particularly, recent changes have resulted in an environment in which community banks have commanded and for some indefinite future period will command, attractive purchase prices; and the PBTC Board sought to take advantage of this environment;

         (iii) PBTC will benefit from UPC's capital, operations and regulatory expertise and management talent, and may achieve certain economies of scale in its banking operations;

         (iv) The annual dividend yield on the UPC Common Stock offered in exchange for the PBTC Common Stock exceeds the historical yield on the PBTC Common Stock and there is a much broader and more liquid market for the UPC Common Stock, which is listed and traded on the NYSE.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Merger and the Reorganization Agreement along with the Merger Agreement annexed thereto as Exhibit A, because (i) PBTC has experienced steady and continued growth, (ii) PBTC is located geographically in Arkansas counties in which UPC has sought to increase its market share, and
(iii) UPC believes that by providing PBTC with access to the UPC capital base and other banking resources, the banking offices presently operated by PBTC will be well positioned to compete in its respective markets in the face of enhanced competition from larger, better capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, PBTC will merge with and into FSB with FSB surviving the Merger as the Resulting Bank and continuing after the Effective Time of the Merger to operate under the name First Southern Bank. In this manner PBTC and its three branches would be acquired by UPC as a result of its merger with and into First Southern Bank, already a wholly-owned Banking Subsidiary of UPC. In the Merger, each share of PBTC Common Stock outstanding immediately prior to the Effective Time of the Merger, other than shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right of the PBTC stockholder to receive the Consideration provided for in the Reorganization Agreement and the Merger Agreement as described in the following paragraph.

         The method of determining the amount of Consideration to be delivered to the PBTC stockholders is stipulated in Section 3.1(e) of the Reorganization Agreement. Under Section 3.1(e), the stockholders of PBTC would receive a "Base Consideration" of 14.21630 shares of Union Planters Corporation Common Stock in exchange for each share of PBTC Common Stock held by them of record immediately before the Effective Time of the Merger. The PBTC stockholders collectively would also be entitled to receive "Additional Consideration" having an aggregate value of $40,000 per month through the Closing Date for each month following April 1995. The form of the Additional Consideration would be additional shares of UPC Common Stock. The following table reflects the "Exchange Ratio," i.e. the number of shares of UPC Common Stock which would be received with respect to each share of PBTC Common Stock held by a PBTC stockholder immediately prior to the Effective Time of the Merger assuming that the Effective Time of the Merger would occur on the several dates specified in the first column of the table below. The Exchange Ratio reflected in the table includes both the Base Consideration and any Additional Consideration:


               Date of Effective Time                     Exchange Ratio
               ----------------------                     --------------
                  August 1, 1995                             14.43062
                  September 1, 1995                          14.50206
                  October 1, 1995                            14.57349
                  November 1, 1995                           14.64493
                  December 1, 1995                           14.71637
                  January 1, 1996                            14.78781

Should Closing take place on a date not reflected in the above table, the amount of Additional Consideration would be determined on the basis of a 30-day month using $23.33 per share as the value of the UPC Common Stock. Thus the Exchange Ratios reflected in the above table would be increased by 0.00238 for each day by which the Closing follows the next preceding date reflected in the above table.

         Accordingly, although there can be no assurance that the Merger will be effected as planned on August 1, 1995 (or, for that matter, at all), should the Merger become effective on that date, a PBTC stockholder would receive in exchange for each of his or her shares of PBTC Common Stock 14.43062 shares of UPC Common Stock.

         No fractional shares of UPC Common Stock will be issued in the transaction and if, after aggregation of all shares (and fractional shares) of UPC Common Stock to which a PBTC Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share on the assumption that the UPC Common Stock has a value of $23.33 per share.

         Holders of PBTC Common Stock will have the right to dissent from the Reorganization Agreement and the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with Section 23-32-506 of the Statute. See "THE SPECIAL MEETING--Stockholders' Dissenters' Rights."


EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the Merger Agreement and a Certificate of Amendment of the Charter of PBTC will be filed in the Office of the County Clerk of St. Francis County, Arkansas, as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and PBTC. The Effective Time of the Merger will be the time the Articles of Merger along with the Merger Agreement and Certificate of Amendment of the Charter of PBTC have all been filed in the Office of the County Clerk of St. Francis County, Arkansas, pursuant to the Statute or at such later time as the parties may agree and specify in the Articles of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently expected that these documents will be filed with the County Clerk on or about July 31, 1995, and will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m., Central Time, on August 1, 1995. There can be no assurance that such intention will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of PBTC Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of PBTC Common Stock for the Consideration.

         HOLDERS OF PBTC COMMON STOCK WHO DO NOT INTEND TO EXERCISE THEIR DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, PBTC Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of PBTC Common Stock to the Exchange

Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger UPC will issue, and the Exchange Agent will mail, to the PBTC Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of any cash consideration which may be payable with respect to a remaining fractional share. No consideration will be delivered to a PBTC Record Holder unless and until such holder shall have properly delivered to the Exchange Agent certificates formerly representing the shares of PBTC Common Stock owned by him and in respect of which he claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as may be required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered PBTC certificate(s) until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on PBTC's stock transfer books of shares of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of PBTC Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, PBTC, the Exchange Agent, nor any other person shall be liable to any former holder of PBTC Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing PBTC Common Stock shall have been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC, FSB and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and PBTC to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time of the Merger: (i) approval of the Reorganization Agreement and the Merger Agreement and the transactions contemplated thereby and the proposed PBTC Charter Amendment by the affirmative votes of the holders of at least two-thirds (2/3) of the total shares of PBTC Common Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by both the FDIC and the Arkansas Department and the expiration of any statutory waiting periods; (iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the expiration of any statutory waiting periods; (v) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (vi) none of UPC, PBTC or FSB shall be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; and (vi) the Registration Statement of which this Prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and FSB to effect the Merger are further subject to the satisfaction, or waiver by UPC, of the following conditions: (i) UPC shall have received a legal opinion, dated the date of closing, from counsel to PBTC as to the good standing of PBTC, the enforceability and due authorization of the Reorganization Agreement, the due authorization of the PBTC Charter Amendment and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of PBTC set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Effective Date of the Merger as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of PBTC to such effect; (iii) there shall have been no damage or destruction to, or taking of any property of PBTC or any material adverse change in the business, financial condition, results of operations or prospects of PBTC; (iv) PBTC shall not have committed to effect any form of business combination with, or asset sale to any other person or entity; adopted any "poison pill", stockholders' rights provision or "golden parachute;" or taken any other action the effect of which would be to materially diminish the value of PBTC to UPC; and (v) PBTC shall have maintained certain asset and capital covenants and refrained from declaring or paying any dividends subsequent to February 10, 1995.

         The obligations of PBTC to effect the Merger are further subject to the satisfaction, or waiver by PBTC, of the following conditions: (i) PBTC shall have received a legal opinion, dated the date of closing, from counsel to UPC as to the good standing of UPC and FSB, the enforceability and due authorization of the Reorganization Agreement, the validity of the UPC Common Stock, the receipt of required approvals and the absence of conflict with UPC's Charter, Bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement will, in all material respects, be true on, or complied with by, the Effective Date of the Merger as if made on such date (except to the extent they relate by their terms to an earlier date) and PBTC shall have received a certificate signed by certain officers of UPC to that effect; (iii) PBTC shall have received from UPC certificates from UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; (iv) PBTC shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the UPC Common Stock and cash constituting the Consideration payable in the Merger; and (v) there shall have been no material adverse change in the business, financial condition, results of operation or prospects of UPC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which would materially reduce the benefits of, and result in abandonment of the Merger) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger and the amendments to the Articles of Agreement and Incorporation of both PBTC and FSB required to effect the Merger are subject to prior approval by (i) the Arkansas State Bank Commissioner and the Arkansas State Banking Board (the "Arkansas Department") under Section 23-32-503 and Sections 23-32-204, 206 and 207 of the Arkansas Code of 1987 Annotated; and by
(ii) the Federal Deposit Insurance Corporation under the Bank Merger Act, Title 12 USC Section 1823. The Bank Merger Act, as amended, requires that the FDIC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with and are pending before the FDIC and the Arkansas Department. The Bank Merger Act prohibits the FDIC from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the FDIC should find that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The FDIC also has the authority to deny an application if it should conclude that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the Act the Merger may not be consummated earlier than the 15th day following the date of FDIC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically orders otherwise. As of the date of this Prospectus, neither the FDIC nor the Arkansas Bank Commissioner nor the Arkansas Banking Board has given its approval of the Merger and Charter Amendments.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. See "THE MERGER--Conditions to Consummation of the Merger" and "--Waiver and Amendment; Termination."

         There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of PBTC's, business pending consummation of the Merger. In particular, the Reorganization Agreement provides that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, PBTC may not, among other things; (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by PBTC; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the PBTC Common Stock;
(iv) issue or sell any PBTC Common Stock or sell or otherwise dispose of a substantial part of PBTC's assets or earning power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless PBTC or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan; (x) enter into any new lease agreement; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 10% or more of PBTC Common Stock if such extension of credit would exceed 2% of the capital of PBTC or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in PBTC' fiduciary capacity. Moreover, PBTC shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         PBTC is prohibited under Section 7.3(c) of the Reorganization Agreement from paying dividends or making any other type of distribution with respect to the PBTC Common Stock.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition to closing set forth in the Reorganization Agreement may (to the extent permitted by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and PBTC; provided, however, that no such amendment may be effected after stockholder approval of the Reorganization Agreement and the Merger Agreement without approval of the PBTC stockholders if the effect of such amendment would be to change the amount or the type of consideration to be delivered and/or paid in the Merger to the PBTC Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the PBTC stockholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC if PBTC, should violate any affirmative or negative covenant in respect to the operation of its business; (iii) by UPC or PBTC if the Closing Date shall not have, with certain exceptions, occurred by August 30, 1995, unless the failure is due to the failure of the party seeking to terminate; (iv) by either party if any governmental or regulatory approval should be denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions shall not have been satisfied in all material respects or waived as of the Closing Date or if the other party has committed a material breach which shall not have been cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC if there shall have been a material adverse change in the business, properties, liabilities or prospects of PBTC or if PBTC should enter into a formal capital plan in cooperation with applicable banking regulators; or (vii) by UPC should PBTC enter into any business combination or any letter of intent or agreement with respect thereto with any other person.

         In the event of the valid termination of the Reorganization Agreement by either UPC or PBTC, the Reorganization Agreement and the Merger Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

MANAGEMENT AFTER THE MERGER

         The Reorganization Agreement and the Merger Agreement provide that after the Effective Time of the Merger, FSB, as the surviving corporation, would be managed by a board of directors and executive officers consisting of the following persons each of whom is currently serving on the Board of Directors of FSB.

NAME                                       AGE                   POSITION WITH FIRST SOUTHERN BANK
- ----                                       ---                   ---------------------------------
W. Price Morrison                          67           Chairman and Director of FSB
John E. Gregson                            54           President and Chief Executive Officer of FSB for
                                                        the past seven years
Chris M. Lehman                            44           Executive Vice President and Director of FSB for
                                                        the past seven years
Joe M. Morrison                            35           Director
John T. Morrison                           40           Director
W. Price Morrison, Jr.                     38           Director
James H. Taylor                            55           Director
David S. Wallace                           54           Director

_____________


The Principal occupations of the above persons for at least the past five years are as follows:

W. Price Morrison is an investor. He is President of Morrison Brothers, Inc., Earle, Arkansas, which was actively engaged in farming in Crittenden County, Arkansas for many years prior to 1994.

Joe. M. Morrison is engaged in the securities business in Memphis, Tennessee. He is a principal of Wallace-Morrison Management, LLC and prior thereto was associated with Gerber-Taylor & Associates, a registered broker/dealer in Memphis.

John T. Morrison is engaged in farming in Crittenden County, Arkansas as a general partner in JTM Farms. Prior to 1994 he was associated with Morrison Brothers, Inc.

W. Price Morrison, Jr. is a lawyer. He is a shareholder and director of Martin, Tate, Morrow & Marston, P.C., Memphis, Tennessee.

James H. Taylor is President of James H. Taylor & Sons, a construction contractor in Crawfordsville, Arkansas.

David S. Wallace is a farmer and a principal and the owner of Vincent Gin Company, Crawfordsville, Arkansas..


         All officers and directors of FSB serve one-year terms but may be reelected or reappointed, as the case may be as provided in FSB's Bylaws.

         Management of UPC has under consideration various issues, including the management of FSB after consummation of the Merger and the advisability of consolidating a limited number of UPC's Banking Subsidiaries which are now headquartered in the same markets in order to effect certain economies and to facilitate UPC's advertising and other promotional endeavors. It is expected that one or two current directors of PBTC would be added to FSB's Board of Directors. Should FSB be merged with and into First National Bank of West Memphis after consummation of its pending acquisition by UPC, a transaction which is under consideration by UPC, or if FSB should at some future date be combined with another UPC subsidiary, it is expected that the ultimate resulting bank's Board of Directors would include members of the Boards of Directors of both PBTC and FSB as well as of the entity with which it is combined. It is expected that after the Effective Time of the Merger, the officers and other employees of the PBTC and FSB would continue to serve as officers and employees of FSB as the Resulting Bank in the same banking offices of PBTC and FSB in which they now serve.

PBTC EXECUTIVE COMPENSATION

During the past three years, compensation has been paid to certain executive officers by PBTC. The following table sets forth the compensation received by the President and Chief Executive Officer of PBTC for the periods indicated. PBTC has no other executive officers whose total annual remuneration exceeded $100,000.

                                                                                             LONG-TERM COMPENSATION
                                                                                             ----------------------
                                              ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                                              -------------------                         ------             -------
NAME AND                                                                        RESTRICTED
PRINCIPAL                                                   OTHER ANNUAL          STOCK        OPTIONS/     LTIP      ALL OTHER
POSITION               YEAR        SALARY(1)      BONUS    COMPENSATION(2)        AWARDS         SARS      PAYOUTS  COMPENSATION(3)
- ---------              ----        ----------     -----    ----------------    -----------     --------    -------  ----------------
Frankie L. Pratt       1994       $ 82,350      $ 40,000       $ 1,332            -               -          -         $ 8,039
Chairman,              1993         82,350        40,000         1,187            -               -          -           7,933
President and          1992         78,600        40,000         1,271            -               -          -           7,159
Chief Executive
Officer of PBTC;

________________________

(1) Information under "Salary" includes fees for service as a director of PBTC.

(2) Reflects annual contributions by PBTC to Mr. Pratt's Profit Sharing Plan account.

(3)      Reflects automobile and insurance benefits and club dues.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The directors and officers of PBTC own approximately 5.98% of the outstanding shares of PBTC Common Stock issued and outstanding and will receive the Merger consideration described above. All officers of PBTC are expected to become officers of FSB at the Effective Time of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS ABBREVIATED IN NATURE AND IS INCLUDED FOR GENERAL INFORMATION ONLY. PBTC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.


         General.   It is intended that for federal income tax purposes the
Merger will be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC, PBTC or FSB as a result of the Merger, (ii) gain or loss would be recognized by the PBTC stockholders only to the extent of any cash consideration received in lieu of the issuance of fractional shares of UPC Common Stock; (iii) the tax basis of the UPC Common Stock, including the tax basis of any fractional share thereof, to be received by the PBTC stockholders in connection with the Merger will be the same as the tax basis in the PBTC Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the PBTC stockholders in connection with the Merger will include the holding period of the PBTC Common Stock surrendered in exchange therefor, provided that the PBTC Common Stock is held by the stockholder as a capital asset at the Effective Time of the Merger.


         The Additional Consideration. Upon consummation of the Merger, UPC will be obligated to deliver to the PBTC stockholders shares of UPC Common Stock as the Additional Consideration. See "THE MERGER--Terms of the Merger." The Internal Revenue Service could contend that the Additional Consideration constitutes taxable boot even though it will be paid in UPC Common Stock. No opinion of counsel will be received with respect to the tax treatment of the Additional Consideration.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. It is likely that because of the five-decimal-place Exchange Ratio, a fractional share of UPC Common Stock will remain after aggregation of all shares and fractional shares of UPC Common Stock to which each PBTC stockholder is entitled. A PBTC stockholder who is entitled to receive cash in lieu of a fractional share of UPC Common Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the stockholder's basis in the fractional share interest. In either case, any gain (or loss) recognized will be capital gain (or loss) if the PBTC Common Stock is held by such stockholder as a capital asset at the Effective Date of the Merger.

      Cash Received by Holders of PBTC Common Stock Who Perfect their Dissents. A stockholder of PBTC who perfects his dissenters' rights under the laws of Tennessee and who receives a cash payment for the "fair market value" of his shares of PBTC Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of
Section 318. In general, if the shares of PBTC Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain (or loss) measured by the difference between the amount of cash received by such holder and the basis of such shares. Each holder of PBTC Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him would be treated as dividend income.

ACCOUNTING TREATMENT

         The Merger is intended to be treated by UPC and PBTC as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles and Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of PBTC and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective would include the net income of both PBTC and UPC for the entire fiscal period in which the Effective Time of the Merger occurs, which is expected by UPC and PBTC to be fiscal year 1995. Subsequent to the Merger becoming effective, the reported income of PBTC and UPC would be combined and restated as income of UPC. However, should the holders of more than 10% of the PBTC Common Stock perfect and maintain in perfected status their stockholders' dissenters' rights, the Merger would be accounted for under the "purchase" method of accounting; provided, however, that UPC has the right to terminate the Reorganization Agreement without penalty should the holders of more than 7% of the PBTC Common Stock perfect their stockholders' dissenters' rights. See "THE MERGER--Terms of the Merger." Under generally accepted accounting principles, the purchase method would require that the assets and liabilities of PBTC be adjusted to their fair values as of the date of acquisition and the resulting goodwill to be allocated in accordance with APB Opinion No. 16. Net income of UPC would include the net income of PBTC accrued subsequent to the Effective Time of the Merger.

EXPENSES

         The Reorganization Agreement provides, in general, that UPC, PBTC and FSB will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own independent accountants and counsel.

RESALES OF UPC COMMON STOCK

         The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any PBTC stockholder who may be deemed to be an "affiliate" of PBTC and therefore an "underwriter" with respect to the UPC Common Stock received for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act (other than on Form S-4) covering such shares or in compliance with Rule 145 promulgated under the

Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of PBTC generally include individuals or entities that control, are controlled by or are under common control with, PBTC and include executive officers, directors or, holders of ten percent (10%) or more of the PBTC Common Stock. UPC may place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The form of the restrictive legend is set forth in Section 2.6 of the Reorganization Agreement (pages 9 and 10 of Appendix B to this Prospectus).


                       CERTAIN REGULATORY CONSIDERATIONS

         As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS"). Thus, UPC is subject to Federal Reserve and OTS regulations, supervision and reporting requirements. UPC's Banking Subsidiaries which are national banking associations are subject to supervision and examination by both the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State-chartered bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State-chartered bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's federally-chartered savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's Banking Subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the Banking Subsidiaries are also affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy. A more detailed discussion of this subject may be found in Part I, Item 1 of UPC's Annual Report on Form 10-K dated December 31, 1994, under the caption GOVERNMENTAL SUPERVISION AND REGULATION OF FINANCIAL INSTITUTIONS (pages 3 through 6) which is hereby incorporated by reference in this Prospectus.

         As FDIC-insured, Arkansas-chartered banking corporations, both PBTC and FSB are subject to the regulation and supervision of both the Arkansas
State Bank Commissioner and the FDIC.   Thus both PBTC and FSB are subject to
regulation similar in scope to that of UPC's other subsidiaries which are Arkansas-chartered, FDIC-insured banks which are not members of the Federal Reserve System.

         Some of the many subjects of governmental regulation are: business expansion through acquisitions or otherwise, capital adequacy, the requirement of prompt corrective action under certain circumstances, restriction upon payments of dividends and making other distributions, support of subsidiary banks, limitations upon transactions with affiliates, FDIC Deposit Insurance assessments, standards for safety and soundness, limitations upon acceptance of brokered deposits, consumer protection, accounting, financial reporting and similar matters.

               DESCRIPTION OF THE UPC COMMON AND PREFERRED STOCK

         UPC's Charter of Incorporation ("Charter") currently authorizes the issuance of 100,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock") and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of April 30, 1995, 40,415,368 shares of UPC Common Stock were issued and outstanding and approximately 869,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 968,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. In addition, as of March 31, 1995, 3,405,577 shares of UPC Preferred Stock of all series were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative, Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of the UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock," an additional 407,196 shares of which is expected to be issued in connection with another pending acquisition). As of May 1, 1995, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

THE UPC COMMON STOCK


         General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's Charter or Bylaws. Union Planters National Bank, a wholly-owned subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.


         Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the UPC Common Stock and UPC Preferred Stock. In June 1993, UPC entered into an unsecured $25-million line-of-credit agreement which expires May 31, 1996. No borrowings are outstanding thereunder. This line of credit is for working capital purposes and as a commercial paper backup and includes certain negative covenants relating to the payment of dividends, making acquisitions, sale of assets and incurring of indebtedness. UPC's dividends are limited by the loan agreement to 60% of its consolidated net earnings for the preceding fiscal year. Because of significant restructuring and other charges taken by UPC in the fourth quarter of 1994 which reduced its 1994 consolidated net earnings, should UPC desire to draw against this line of credit, it would be necessary for UPC to obtain the lenders' permission to pay dividends on the UPC Common Stock, but not the UPC Preferred Stock, in the latter part of 1995. Although UPC has not drawn on this line of credit, UPC has requested permission which is expected to be forthcoming.

         Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

THE UPC PREFERRED STOCK


         Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, and filed February 1, 1989 (Commission File No. 0-6919) which is incorporated by reference herein.


         Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. Each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.


         Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. Management intends to call for redemption on July 1, 1995, all of UPC's Series D Preferred Stock. This action is contingent upon receipt of the prior approval of the Board of Governors of the Federal Reserve System, application for which has been made. It is expected that upon its call, the holders thereof would convert their Series D Preferred Stock into shares of UPC Common Stock unless the market price of the UPC Common Stock should fall below $20.50 per share.


         Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. UPC expects to issue approximately 407,196 additional shares of Series E Preferred Stock in the acquisition of First State Bancorporation, Inc. which is expected to be closed in the third quarter of 1995. See "SUMMARY--Recent Developments Affecting UPC." All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve Board, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

           CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

         Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by shareholders.

         The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

         Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right was required to be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, thus they would have no right to vote or to receive dividends on these shares..


         Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested Shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an Interested Shareholder unless the business combination or the transaction pursuant to which the Interested Shareholder became such was approved by the UPC Board before the Interested Shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

         The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company sought to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met.
As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.


                  EFFECT OF MERGER ON RIGHTS OF STOCKHOLDERS

         At the Effective Date of the Merger, stockholders of PBTC (except for any PBTC stockholder who shall have effectively exercised his or her dissenters' rights) automatically will become holders of the UPC Common Stock, and their rights as holders of the UPC Common Stock will be determined by the Tennessee Business Corporation Act and by UPC's Charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and PBTC.

REMOVAL OF DIRECTORS

         PBTC Directors may be removed with or without cause by the vote of a majority of the stockholders entitled to vote at any meeting called for that purpose.

         UPC's bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED STOCKHOLDER VOTES

         PBTC's Articles of Agreement and Incorporation ("Charter") and Bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a stockholder vote, unless the question is one upon which, by express provision of Arkansas law, a larger or different vote is required, in which case the express statutory provision shall govern. The UPC Charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

         PBTC's Bylaws provide for only one class of directors, and stockholders are entitled to elect all of PBTC directors annually. Cumulative voting for the election of directors is not permitted. The number of directors may be fixed from time to time by a majority of the entire PBTC Board, but in no event shall the number of directors be less than seven.

         UPC's bylaws provide for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one class, i.e., approximately one-third of UPC's directors annually. The number of UPC directors shall be not less than seven (7) nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.

METHOD OF CASTING VOTES

         Voting Rights. Except as provided by law or the UPC Charter, each holder of UPC Common Stock shall have one vote on all matters voted upon by shareholders in respect of each share of UPC Common Stock held. Holders of UPC Common Stock do not have cumulative voting rights.

         Arkansas Law provides that each common stockholder of a bank shall be entitled to one vote for each share of stock held by him on each matter submitted at a meeting of stockholders; provided, however, that in electing directors, each stockholder shall have cumulative voting rights, i.e., he or she shall be entitled to as many votes as shall equal the number of shares of stock held multiplied by the number of directors to be elected, which votes may be cast for one candidate or distributed among as many candidates as he or she shall see fit. Cumulative voting rights are granted by Arkansas law, since the PBTC Charter and Bylaws do not prohibit it, however cumulative voting is of little practical value to the minority stockholders of PBTC due to the ownership of 79.9% of the outstanding shares by the Stephens Family interests.


         Reservation of Shares. Such number of shares of UPC Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of UPC Preferred Stock or any other obligation of UPC convertible into shares of UPC Common Stock which shall be at the time outstanding, and (ii) upon the exercise of any outstanding options or warrants to purchase shares of UPC Common Stock.


                         PLANTERS BANK & TRUST COMPANY

GENERAL

         Planters Bank & Trust Company is an Arkansas-chartered bank headquartered in Forrest City, Arkansas. Its main office is located at 321 North Rosser in Forrest City, Arkansas 72335. At December 31, 1994, PBTC has total assets of $59.0 million, total deposits of $52.2 million, and total stockholders' equity of $6.6 million. For the year ended December 31, 1994, PBTC earned $404,000.

         PBTC offers traditional banking services including commercial, consumer, and real estate loans, deposit accounts, and personal and corporate trust services. PBTC has approximately 43 full-time-equivalent employees.

         PBTC has been in operation in Forrest City since 1921. It opened branches in DeValls Bluff and Cotton Plant in 1929. PBTC has one subsidiary, Planters Investment Corporation, Inc. ("PICI") which engages in the business of undertaking to realize the maximum value of certain assets of PBTC acquired by foreclosure. At December 31, 1994, PICI had total assets of $364,000.

         Forrest City (population 13, 364) is the county seat of St. Francis County (population 28,497). It is located approximately 44 miles west of Memphis and 83 miles east of Little Rock on Interstate Highway 40, and 63 miles south of Jonesboro on Arkansas State Highway 1.

         Forrest City and St. Francis County have a diversified economy. While agriculture remains the largest economic force, ten industries manufacturing items such as men's and women's clothing, color television sets, hoisting equipment, farm equipment, electric motors, heating and cooling equipment, and liquid fertilizers have been attracted to the area in recent years.

         Forrest City is served by the 118-bed Baptist Memorial Hospital (affiliated with Baptist Memorial Hospital - Memphis), as well as East Arkansas Community College and Crowley's Ridge Technical College.

         Construction began in 1994 on the first phase of a $200-million Federal Correction Complex outside of Forrest City. The complex will consist of four levels of security, with a combined capacity of 3,400 inmates and 1,200 employees. This first phase of the complex is a low security facility. The initial phase of the complex is expected to bring approximately 320 new families into Forrest City.

LENDING ACTIVITIES

         On December 31, 1994, based on the regulatory loan classification system, PBTC's loan portfolio consisted of 51.1% in loans secured by real estate, 24.5% in loans to individuals, and 14.1% in agricultural loans.

                      Composition of PBTC Loan Portfolio
                             At December 31, 1994
                            (Dollars in Thousands)

                                             Dec. 31                          Percent of
REAL ESTATE LOANS:                            Amount                            Total
                                             -------                          ----------
   1-4 Family                               $ 6,601                              25.4%
   Commercial                                 5,473                              21.1
   Farmland                                   1,200                               4.6
                                            -------                             -----
      Total real estate                      13,274                              51.1
Loans to individuals                          6,371                              24.5
Agricultural                                  3,669                              14.1
Commercial and other                          2,657                              10.3
                                            -------                             -----
TOTAL LOANS                                 $25,971                             100.0%
                                            =======                             =====

         Real Estate Loans. Loans secured by real estate included approximately $6.6 million of residential (1-4 family) mortgage loans of which all but approximately $138 thousand were secured by first liens. Substantially all of PBTC's residential real estate loans include balloon principal payments with original maturities of one to four years. An additional $5.5 million of real estate loans consisted of commercial real estate loans including agribusiness and other commercial loans which are secured by real estate, and an additional $1.2 million consisted of agribusiness loans secured by farmland.

         Loans to Individuals. These loans include personal lines of credit and installment loans for automobiles and other expenditures.

         Agricultural Production. Agricultural production loans amounted to $3.7 million at December 31, 1994, representing approximately 14.1% of total loans. Management considers both collateral values and cash flow analysis in determining lending limits for its agricultural production loans.

         Commercial and Other. Commercial and other loans amounted to $2.7 million or 10.3% of total loans at December 31, 1994. Commercial loans include working capital loans and lines of credit to small businesses in PBTC's market area.

PROPERTY

         PBTC owns, free of any encumbrances, the property on which its main
office and branch offices are located.   PBTC also holds from time to time real
estate acquired through foreclosure.

COMPETITION

         PBTC competes with numerous other commercial banks and other financial institutions in St Francis County, Prairie County, Woodruff County and contiguous counties in Arkansas. There are other commercial banks, savings and loan institutions, credit unions, mutual funds, investment companies and other companies offering competing financial services in St Francis, Prairie and Woodruff Counties and their contiguous counties.

LEGAL PROCEEDINGS

         As of the date of this Prospectus, there are no significant legal proceedings in process for PBTC.

MARKET PRICE OF PBTC COMMON STOCK

         The PBTC Common Stock has no established trading market. There has been no dividend declared by PBTC since December 31, 1993, when an annual dividend of $2.25 per share was paid. PBTC's records reflect that since December 31, 1993, there have been three transfers aggregating 120 shares of PBTC Common Stock. Although PBTC maintains no records of the transaction prices, Management is informed that the following sales occurred in 1994:
January 11 - 48 shares at $125.00 per share, February 8 - 32 shares at approximately $150.00 per share and May 2 - 40 shares at $125.00 per share. These transactions are believed to have taken place between unrelated parties. All other transactions during the past three years are believed by Management to have been sales to PBTC's major stockholders at $125.00 per share.

CERTAIN BENEFICIAL HOLDERS OF PBTC COMMON STOCK

         The following table sets forth certain information as of the Record Date with respect to those known to PBTC to be beneficial owners of more than five percent (5%) of the PBTC Common Stock.

Name and Address of                          Number of                        % of
Beneficial Owner                              Shares                         Total
- ------------------                           ---------                       -----
Jackson T. Stephens                            9,759                         40.66%
111 Center Street
Little Rock, Arkansas 72201

W.R. Stephens Trust (1)                        7,132                         29.72
111 Center Street
Little Rock, Arkansas 72201                   ------                         -----

TOTAL                                         16,891                         70.38%
                                              ======                         =====

_______________________

(1) A trust established by the late W. R Stephens of which the Trustees are Bess C. Stephens, Jackson T. Stephens and Vernon J. Giss.

(2) Related persons own approximately 2,286 shares of PBTC Common Stock which are not reflected in the above table.


HOLDINGS OF PBTC COMMON STOCK BY PBTC MANAGEMENT

         The following officers and directors of PBTC held the following amounts and percentages of the outstanding PBTC Common Stock as of the Record
Date:

                                                                      Number of        % of
Name                                                                   Shares          Total
- ----                                                                  --------         -----
J. C. Campbell                                                             20           .08%
John V. Casbeer                                                            30           .13
J.R Chappell                                                              137           .57
Oral Edwards                                                              158           .66
David M. Hardke                                                            49           .20
Frankie L. Pratt                                                          791          3.30
Rex B. Twist                                                              249          1.04
                                                                        -----          ----
All Officers and Directors
 as a group                                                             1,434          5.98%
                                                                        =====          ====

                  PLANTERS BANK & TRUST COMPANY MANAGEMENT'S
                          DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and tabular data analyze major factors and trends regarding the consolidated financial condition of Planters Bank & Trust Company ("PBTC") as of December 31, 1994 and 1993, and the consolidated results of operations of PBTC for each of the years ended December 31, 1994 and 1993.
This discussion should be read in conjunction with the audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 1994, and the unaudited consolidated financial statements and the notes thereto as of December 31, 1993 and for the two years ended December 31, 1993 and 1992 as presented in Appendix A of this Prospectus and Proxy Statement.

OVERVIEW

     For a summary of selected consolidated financial data as of and for the years ended December 31, 1990 through 1994, see page 10 of this Prospectus. Since December 31, 1990, total assets have grown from $53 million to $59 million at December 31, 1994.

     PBTC's net earnings for the year ended December 31, 1990 was $474,000, representing the highest level of earnings for the five year period ended December 31, 1994, and net earnings of $374,000 for the year ended December 31, 1993, which represents the lowest earnings for the same five year period.

     Management expects modest growth to continue in both assets and earnings; however, such growth is dependent upon the economies of the markets served by PBTC, its relative competitiveness in its local market and other factors which are discussed below. PBTC is headquartered in Forrest City, St. Francis County, Arkansas.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

     Net Earnings - Net earnings for 1994 were $404,000, an increase of $30,000 over 1993 net earnings of $374,000. Earnings per share were $16.83 in 1994, compared to $15.58 in 1993. A more detailed analysis of the components of net earnings and the changes in such components is included under the appropriate captions below.

     The return on average assets for the year ended December 31, 1994 was .70% compared to .67% for 1993. The return on average stockholders' equity for 1994 was 6.02% compared to 5.73% for the year ended December 31, 1993. PBTC had neither declared nor paid dividends to common stockholders for the year ended December 31, 1994. PBTC declared and paid dividends to stockholders of $54,000 ($2.25 per share) for the year ended December 31, 1993.

     Net Interest Income - Net interest income, the major component of PBTC's income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Table 1 - Average Balance Sheet and Interest Yields/Rates provides an analysis of net interest income for the years ended December 31, 1994 and 1993.

     Net interest income was $2.2 million for the year ended December 31, 1994 compared to $2.0 million for the year ended December 31, 1993. The fluctuation in net interest income has arisen from a combination of increasing yields and rates combined with overall increases in volumes on interest-bearing assets and liabilities. The increase in yields and volumes on interest-bearing assets have increased at a greater pace than the rates paid on interest- bearing liabilities.

     Provision for Loan Losses - The allowance for loan losses has been, in the opinion of management, maintained at a level sufficient to provide for losses inherent in the loan portfolio. The level of provisions for loan losses is based on past loan experience, growth and composition of the loan portfolio, as well as current economic conditions. PBTC recorded no provision for loan losses for years ended December 31, 1994 and 1993. PBTC experienced net recoveries of $13,000 for the year ended December 31, 1994. For the year ended December 31, 1993 gross charge-offs were equivalent to recoveries.

     Table 5 which follows this discussion presents a Summary of Loan Loss Experience for the years ended December 31, 1994 and 1993 while Table 4 presents Nonperforming Assets as of December 31, 1994 and 1993. The level of nonperforming assets has decreased over the last year and management expects continued decreases due to improvements in the loan portfolio. The loan to deposit ratio decreased from 68.13% in 1990 to 49.76% in 1994 as the demand for quality loans decreased and management worked on decreasing the levels of nonperforming loans. Management expects future loan demand to remain fairly constant at current levels. Future provisions for loan losses are dependent upon various factors, including the economy, loan growth and composition, levels of nonperforming assets and loan loss experience. The amounts of nonperforming loans represent risks in the loan portfolio; however, a major portion of such loans are collateralized to various degrees and should not be interpreted as losses.

     Noninterest Income - Noninterest income is primarily related to service charges on deposits and other fees for services as well as net investment securities gains and losses. Total noninterest income for 1994 was $521,000, a $39,000 decrease from the $560,000 reported for 1993. The decrease is primarily attributed to a $33,000 "other than temporary" write-down of an investment security held in the available-for-sale portfolio resulting from deteriorating credit conditions relative to the issuer. Other changes in noninterest income from 1993 to 1994 were not attributable to any significant individual items.

     Management continues to seek new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

     Noninterest Expense - Total noninterest expenses for 1994 were $2.19 million or $150,000 more than the $2.04 million reported for 1993. The overall increase in noninterest expense from 1993 to 1994 is primarily attributable to a $70,000 write-down of other real estate owned to its net realizable value in 1994. The remainder of the increase, as explained below, is not attributable to any other significant individual items.

     Salaries, wages and benefits totaled $992,000 for the year ended December 31, 1994 compared to $974,000 for the year ended December 31, 1993. Management does not project any significant changes in the amount of these expenses.

     Occupancy and equipment expense has remained fairly level for the last two years. Occupancy and equipment expense totaled $463,000 for the year ended December 31, 1994 compared to $427,000 for the year ended December 31, 1993. The $36,000 increase from 1993 to 1994 is not attributable to any significant individual items. Management does not expect any significant changes in the amount of such expenses based on planned capital expenditures.

     Management continues to monitor the level of noninterest expenses to identify cost reductions where applicable; however, no significant reductions are expected.

     Income Taxes - Income tax expense totaled $102,000 and $150,000 for the years ended December 31, 1994 and 1993, respectively. These amounts represent effective tax rates of 20% and 29% for the years ended December 31, 1994 and 1993. The decrease in the effective tax rate is a result of increased levels of investment securities which generate tax-exempt income. Management expects that future effective tax rates will remain at levels commensurate with that of 1994.

                              FINANCIAL CONDITION

     Total assets have increased at December 31, 1994 to $59.0 million as compared to $57.4 million at December 31, 1993. This increase was funded by an increase in deposits of $1.8 million to $52.2 million at December 31, 1994 as compared to $50.4 million at December 31, 1993.

     Loans - Total loans, net of unearned income, at December 31, 1994 were $26.0 million, compared to $25.7 million at December 31, 1993. Loans decreased by $8.6 million from $34.3 million at December 31, 1992 to $25.7 million at December 31, 1993. This decrease is attributable to a shifting of funds from short-term investments in commercial paper and bankers acceptances (which are classified as loans) to investment securities which increased by $8.8 million during the same period. The composition of the portfolio has shifted towards consumer loans and away from commercial and industrial loans. This shift is driven by the economy of PBTC's market and is indicative of the trend seen in the national economy. The loan volume is seasonal in nature due to the large volume of agricultural loans. The peak lending period is usually in August while the smallest volume of agricultural loans is usually in December, when the loans are usually paid with proceeds from crop sales.

     Table 3 - Loan Maturities sets forth the future maturities of loans as of December 31, 1994.

     Table 4 - Nonperforming Assets sets forth information on the nonperforming loans within the loan portfolio at December 31, 1994 and 1993. Although the amounts shown represent risks in the loan portfolio, the major portion of the loans are collateralized to various degrees and should not be interpreted as losses.

     All potential problem loans have been disclosed in Table 4. Potential problem loans are those loans about which management has obtained information of possible credit problems of the borrower, resulting in serious doubts as to the ability of the borrower to comply with the present loan repayment terms.

     Allowance for Loan Losses - In determining the amount of the provisions for loan losses and allowance for loan losses, management considers past loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, loan growth trends, adverse classifications at recent regulatory examinations, general economic conditions in the market area, and a review of individual loans to identify potential credit problems. The allowance for loan losses is maintained at a level considered adequate by management to provide for potential losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. Management believes the level of the allowances for loan losses is adequate in relation to the size, mix and quality of the loan portfolio at December 31, 1994.

     Table 6 - Allocation of the Allowance for Loan Losses sets forth the breakdown of the allowance for loan losses by loan category at December 31, 1994 and 1993. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

     Investment Securities - Investment securities totaled $21.1 million at December 31, 1994, compared to $21.0 million at December 31, 1993. Investments in securities are generally made as an alternative deployment of available funds. Accordingly, the level of investment securities in the future and their classification as-available-for-sale or held-to-maturity will depend on various factors, including loan demand and management's ability to attract loans and deposits.

     As of December 31, 1994, the amortized cost of investment securities exceeded the market value by $897,000, or 4.13%. Table 2 - Investment Securities Portfolio Maturities and Yields provides an analysis of the maturities and yields of the investment portfolio as of December 31, 1994.

     Money Market Assets - Federal funds sold and interest-bearing deposits at financial institutions totaled $5.9 million at December 31, 1994, compared to $6.1 million at December 31, 1993, a decrease of approximately $200,000. Generally, liquidity is high in December as the crop loans are repaid with proceeds of the yearly production. In June, loan demand is high due to the planting season. Accordingly, PBTC has the excess liquidity in December and funds the loan demand in the spring and summer months with this excess liquidity.

     Foreclosed Assets - Foreclosed assets were $59,000 at December 31, 1994, as compared to $129,000 at December 31, 1993. The decline is attributable to the write-down of other real estate owned to its net realizable value. Sales of other real estate owned during 1994 and 1993 resulted in gains of approximately $39,000 and $13,000, respectively and generated sales proceeds of $39,000 and $456,000, respectively.

     Deposits - Average balances and average rates paid on deposits are reflected in Table 1 - Average Balance Sheet and Interest Yields/Rates.

     Customer deposits totaled $52.2 million as of December 31, 1994, a $1.8 million increase over total deposits of $50.4 million as of December 31, 1993. While the level of deposits fluctuates daily, Table 1 indicates that average deposit balances have remained fairly constant.

     Included in deposits are $2.8 million and $3.0 million of time deposits greater than or equal to $100,000 at December 31, 1994 and 1993, respectively.

     At December 31, 1994, PBTC's loan to deposit ratio was 49.76%, compared to 51.10% at December 31, 1993.

     Capital - Total stockholders' equity as of December 31, 1994 was $6.6 million, compared to $6.7 million at December 31, 1993. Net earnings for the year ended December 31, 1994 were $404,000 which is offset by the SFAS No. 115 valuation allowance of $435,000 at December 31, 1994.

     The key to continued growth and profitability of PBTC is to maintain adequate levels of capital. The capital adequacy of a bank is determined based upon the level of capital as well as asset quality, liquidity, earnings history, and economic conditions. Management's goal is to maintain its bank in the "well-capitalized" category for regulatory capital. At December 31, 1994, PBTC was in this category.

     The regulatory capital guidelines divide capital into two tiers, Tier 1 capital and Tier 2 capital. Tier 1 capital of PBTC consists of stockholders' equity excluding the unrealized loss on available-for-sale investment securities. Tier 2 capital includes the allowance for loan losses with certain limitations. In determining the risk-based capital requirements, assets are assigned risk weights of zero to 100 percent, depending upon the regulatory assigned levels of credit risk associated with such assets. Off-balance-sheet items are included in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies.

     At December 31, 1994, PBTC's Tier 1 and Total capital to risk-weighted assets ratios were 21.19% and 22.44%, respectively, compared to 20.41% and 21.67%, respectively at year end 1993. The regulatory agencies require "well-capitalized" institutions to have Tier 1 and Total capital ratios of 6% and 10%, respectively.

     In addition to the risk-based capital requirements, the regulatory agencies have established leverage capital requirements. This ratio is computed by dividing Tier 1 capital by unadjusted (not risk-weighted) quarterly average total assets. PBTC's leverage ratio at December 31, 1994 was 12.33% compared to 12.03% at year end 1993, and compared to the regulatory guideline of 5% for "well- capitalized" institutions.

     Liquidity and Asset/Liability Management - PBTC views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements, that is the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which PBTC monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains balances of federal funds sold, interest-bearing deposits at financial institutions and available-for-sale investment securities in amounts it believes necessary to meet PBTC's daily cash needs. With the available-for-sale investment securities portfolio, management can, at their discretion, manage the liquidity and interest rate risk of the Bank. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

     PBTC is restricted under banking regulations as to the amount of dividends that may be paid to stockholders. PBTC did not pay dividends in 1994 in anticipation of the pending merger which is discussed in Note 14 to the December 31, 1994 consolidated financial statements in Appendix A. During the year ended December 31, 1993, PBTC paid cash dividends to stockholders totaling $54,000. Note 8 to the December 31, 1994 consolidated financial statements of PBTC provides a discussion of the restrictions upon PBTC's ability to pay dividends to stockholders.

     For the years ended December 31, 1994 and 1993, PBTC generated cash flows from operating activities of $472,000 and $355,000, respectively. Management expects future operating cash flows to be sufficient in amounts necessary to allow PBTC to meet its obligations.

     Sources and Uses of Funds - PBTC has a variety of sources of funds available, but its primary source is the taking of deposits from customers, both individual and business. PBTC's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, PBTC utilizes time deposits $100,000 and over and public deposits for additional sources of funds. At December 31, 1994, the percentage of time deposits $100,000 and over to total deposits was 5.35% compared to 6.02% at December 31, 1993. The acquisition of deposits are from customers, individuals and businesses within PBTC's market area. The net increase in deposits was $1.8 million in 1994 and $1.4 million in 1993. Management believes that the rates offered for deposits are competitive with other financial institutions in PBTC's market area. PBTC does not gather deposits through any brokered means.

     PBTC also derives funds from maturities of investment securities, which totaled $18.7 million and $19.5 million in 1994 and 1993, respectively.

     PBTC's primary use of funds is the making of loans to customers. The loan to deposit ratio of 49.76% at December 31, 1994 represented a 3% decrease in the loan to deposit ratio of 51.10% at December 31, 1993. The table of PBTC Selected Consolidated Financial Data on page 10 indicates that PBTC's overall relative size of its loan portfolio has decreased as evidenced by the trend of decline in the loan to deposit ratio. PBTC's loan portfolio is comprised of loans to individuals and businesses secured by various collateral and in certain circumstances the loans are extended on an unsecured basis. The composition of the loan portfolio is presented in Notes 4 to the consolidated financial statements at December 31, 1994 and 1993, respectively, in Appendix A.

     A secondary use of funds is the purchasing of debt securities for investment purposes. During 1994, the investment portfolio averaged 44% of total earning assets compared to 32% in 1993. Table 2 presents the composition of the investment securities portfolio at December 31, 1994 with the average yields and maturities of the portfolio. The portfolio is comprised of U.S. Treasury obligations, obligations of U.S. Government Agencies, obligations of states and local governments and other securities. While PBTC may continue to upgrade or reposition the portfolio, management has not in the past nor does it intend to in the future to trade securities for profit or to depend upon securities gains as a regular source of income. At December 31, 1994, the amortized cost of the investment portfolio exceeded the fair value by approximately $897,000.

     Effective January 1, 1994, PBTC adopted Statement of Financial Accounting Standards ("SFAS") No. 115 Accounting for Certain Investments in Debt and Equity Securities. The new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified in one of three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost;
(ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with the unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of deferred taxes as a separate component of stockholders' equity.

     In connection therewith, $17.2 million of securities were transferred to the available-for-sale category at fair value, with a net unrealized loss of $14,000, net of deferred income taxes, which was reflected as a separate component of stockholders' equity. The remaining securities were classified as held-to-maturity which will continue to be carried at amortized cost adjusted for amortization of premiums and accretion of discounts. Management has the intent and ability to hold until maturity those securities classified as such. The initial adoption did not have any effect on the results of operations of PBTC.

     At December 31, 1994, PBTC's commitments to extend credit totaled $3.6 million. However, some commitments are expected to expire without being drawn upon and may not result in cash requirements. Accordingly, management is of the opinion that the sources of funds discussed above, together with the level of investment securities carried in the available-for-sale portfolio, will be sufficient to enable PBTC to meet its obligations as they arise and to fund future net growth.

     Regulatory Assessments - PBTC is required to pay certain fees to the FDIC and the Arkansas State Bank Department. The FDIC monitors risk-based capital requirements and requires weaker institutions to pay higher deposit insurance premiums, while allowing well-capitalized institutions to pay less. The deposit insurance assessments currently range from 23 cents per $100 of deposits for "well-capitalized" institutions to 31 cents for the weakest institutions. These premiums are currently under review and it is expected that the premium for Bank Insurance Fund institutions would decrease from 23 cents to 4 cents per $100 of deposits. For 1994, PBTC paid 23 cents per $100 of deposits and had $52.2 million of insured deposits as of December 31, 1994.

     FDIC deposit insurance and regulatory assessments totaled $133,000 and $139,000 for the years ended December 31, 1994 and 1993, respectively.

     Effects of Inflation - A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the price of other goods and services.

IMPACT OF ACCOUNTING STANDARDS TO BE ADOPTED

     Financial Instruments - SFAS 107 requires disclosure regarding the market value of financial instruments. SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1992 (calendar 1992 statements); however, for any entity with less than $150 million in assets reported in the most recent balance sheet, the effective date is for financial statements issued for fiscal years ending after December 15, 1995 (calendar 1995 statements). PBTC expects to adopt SFAS 107 prospectively in 1995.

     Impairment of Loans - SFAS No. 114, Accounting by Creditors for Impairment of a Loan (effective for fiscal years beginning after December 15, 1994), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, prescribes a valuation methodology for impaired loans as defined by the standard. Generally a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms stipulated in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the loan's underlying collateral.
PBTC will adopt SFAS No. 114 prospectively in 1995. It is anticipated that the adoption of SFAS No. 114 will not have a material effect on PBTC's financial condition, results of operations or liquidity.

                                    TABLE 1

                AVERAGE BALANCE SHEET AND INTEREST YIELDS/RATES
                            (Dollars in thousands)

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------------
                                                                1994                                     1993
                                                 ----------------------------------      -----------------------------------
                                                 AVERAGE                    YIELD/        AVERAGE                     YIELD/
                                                 BALANCE      INTEREST       RATE         BALANCE       INTEREST       RATE
                                                 -------      --------      ------        -------       --------      ------
ASSETS
 Interest earning assets
   Loans, net of unearned interest(1)            $25,248       $2,066         8.18%        $29,534       $2,180       7.38%
   Taxable investment securities(3)               18,384          861         4.68          14,304          599       4.19
   Nontaxable investment securities(2)(3)          4,777          215         4.50           2,056           99       4.82
   Federal funds sold                              3,905          151         3.87           3,764          110       2.92
   Interest bearing deposits at financial
    institutions                                     458           18         3.93           1,041           42       4.03
                                                 -------       ------         ----         -------       ------       ----
      Total interest earning assets               52,772        3,311         6.27          50,699        3,030       5.98
                                                 -------       ------         ----         -------       ------       ----

Noninterest earning assets
 Cash and due from banks                           2,524                                     2,374
 Premises and equipment                            1,512                                     1,643
 Other assets                                      1,115                                     1,301
 Less allowance for loan losses                     (480)                                     (469)
                                                 -------                                   -------
         Total assets                            $57,443                                   $55,548
                                                 =======                                   =======


LIABILITIES AND STOCKHOLDERS' EQUITY
 Interest bearing liabilities
   Money market accounts                         $ 9,013       $  269         2.98%        $ 7,986       $  210       2.63%
   NOW accounts                                    8,694          222         2.55           7,808          198       2.54
   Savings deposits                                6,183          157         2.54           5,906          149       2.52
   Certificates of deposits of $100,000 and over   2,823           71         2.52           3,199           97       3.03
   Other time deposits                            10,778          412         3.82          11,874          373       3.14
   Federal funds purchased                           174            8         4.60               -            -          -
   Other interest bearing liabilities                 52            1         1.92              49            1       2.04
                                                 -------       ------         ----         -------       ------       ----
         Total interest bearing liabilities       37,717        1,140         3.02          36,822        1,028       2.79
                                                 -------       ------         ----         -------       ------       ----

Noninterest bearing liabilities
 Demand deposits                                  12,620                                    11,654
 Other liabilities                                   399                                       541
Stockholders' equity                               6,707                                     6,531
                                                 -------                                   -------
         Total liabilities and                   $57,443                                   $55,548
          stockholders' equity                   =======                                   =======

NET INTEREST INCOME                                            $2,171                                    $2,002
                                                               ======                                    ======
NET YIELD ON INTEREST EARNING ASSETS                                          4.11%                                   3.95%
                                                                              ====                                    ====

____________________________

(1) Nonaccruing loans are included in the daily average loan amount outstanding and income on such loans, which are immaterial in amounts, is recognized as received. Loan fees for both years are included in the interest amounts for loans, but in each case were immaterial in amount.
(2)      These amounts have not been presented on a tax-equivalent basis.
(3) Yields are calculated on historical cost and exclude the impact of the unrealized loss on available-for-sale investment securities.

                                    TABLE 2

             INVESTMENT SECURITIES PORTFOLIO MATURITIES AND YIELDS
                               DECEMBER 31, 1994
                             (Dollars in thousands)

                                                                                                          Weighted
                                                                                   Book Value          Average Yield(1)
                                                                                   ----------          -------------
Available-for-Sale
- ------------------
   U.S. Treasury securities:
     Within one year                                                                 $ 2,000                4.10%
     One to five years                                                                 3,996                4.82
                                                                                     -------               -----
                                                                                       5,996                4.58
   U.S. Government Agency securities:
     Within one year                                                                   3,998                5.63
     One to five years                                                                 2,998                4.50
                                                                                     -------               -----
                                                                                       6,996                5.15
   Other securities:
     One to five years                                                                   249               16.03

   Mortgage-backed securities                                                          3,547                5.56
                                                                                     -------               -----
     Total available-for-sale investments                                            $16,788                5.20%
                                                                                     =======               =====

Held-to-Maturity
- ----------------
   Obligations of state and political subdivisions(1):
     Within one year                                                                 $     6                5.00%
     One to five years                                                                 2,969                4.24
     Five to ten years                                                                 1,864                4.50
     Over ten years                                                                      100                5.50
                                                                                     -------               -----
     Total held-to-maturity investments                                              $ 4,939                4.36%
                                                                                     =======               =====

- -----------------------------------
(1)    The average yield is not presented on a tax-equivalent basis.





                                    TABLE 3

                              LOAN MATURITIES (1)
                            As of December 31, 1994
                             (Dollars in thousands)


Three months or less                                                                        $    6,140
After three months through one year                                                              6,053
After one year through five years                                                               13,469
After five years                                                                                   309
                                                                                            ----------
   Total loans                                                                              $   25,971
                                                                                            ==========

- ----------------------------

(1) All loans have fixed maturity dates. Loans may be repriced at current interest levels upon maturity provided there has been no deterioration in the financial condition of the borrower.





                                    TABLE 4

                              NONPERFORMING ASSETS
                             (Dollars in thousands)

                                                                                     DECEMBER 31,
                                                                                ---------------------
                                                                               1994               1993
                                                                               ----               ----
Nonaccrual loans                                                               $596               $653
Other real estate owned and foreclosed assets                                    59                129
                                                                               ----               ----
   Total nonperforming assets                                                  $655               $782
                                                                               ====               ====
   Loans past due 90 days or more                                              $193               $167
                                                                               ====               ====

                                    TABLE 5
                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (Dollars in thousands)

                                                                                    DECEMBER 31,
                                                                            --------------------------
                                                                             1994                1993
                                                                             ----                ----
Balance, January 1                                                          $   473            $   473
Provision for loan losses                                                         -                  -
Loans charged off:
   Commercial, agricultural and real estate                                      (1)               (76)
   Installment loans to individuals                                             (19)               (14)
                                                                            -------            -------
   Total charge-offs                                                            (20)               (90)
                                                                            -------            -------
Recoveries:
   Commercial, agricultural and real estate                                      20                 68
   Installment loans to individuals                                              13                 22
                                                                            -------            -------
   Total recoveries                                                              33                 90
                                                                            -------            -------
Net (charge-offs)/recoveries                                                     13                  0
                                                                            -------            -------
Balance, December 31,                                                       $   486            $   473
                                                                            =======            =======

Loans, net of unearned income:
   Year end                                                                 $25,971            $25,727
   Average during year                                                       25,248             29,534
Allowance for loan losses to year end loans, net
 of unearned interest                                                          1.87%              1.84%
Ratio of net charge-offs (recoveries) during
  the year to average loans outstanding during the year                        (.05)%                -




                                    TABLE 6

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                                               December 31,              December 31,
                                                                   1994                      1993
                                                               ------------              ------------
                                                              Amount      %             Amount      %
                                                              ------     ---             ------    ---
Commercial and industrial                                     $158      6.8%           $153      11.9%
Real estate
   Secured by single-family residential
   properties                                                   16     25.4              15      27.5
   Construction, land development and
   other commercial                                              6     21.1               5      17.5
   Secured by farmland                                           6      4.6               6       5.7
Agricultural                                                   228     14.1             217      12.8
Installment loans to individuals                                64     24.5              71      20.4
Other loans                                                      8      3.5               6       4.2
                                                              ----     ----            ----      ----
   Total                                                      $486      100%           $473       100%
                                                              ====     ====            ====      ====



                                    TABLE 7

                  TIME DEPOSIT MATURITIES $100,000 OR GREATER
                            As of December 31, 1994
                             (Dollars in thousands)


3 months or less                                                            $ 1,701
Over 3 months through 12 months                                               1,089
Over 12 months                                                                    -
                                                                            -------
   Total                                                                    $ 2,790
                                                                            =======

                         VALIDITY OF UPC COMMON STOCK


         The validity of the shares of UPC Common Stock offered hereby will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from UPC.


                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Planters Bank & Trust Company as of December 31, 1994 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER
- --------
A-1      --      Planters Bank & Trust Company Audited Consolidated Financial
                 Statements as of December 31, 1994 and for the year then ended.

A-2      --      Planters Bank & Trust Company Unaudited Consolidated Financial
                 Statements as of December 31, 1993 and for the two-year period then ended.

B         --     Agreement and Plan of Reorganization between Union Planters
                 Corporation, Planters Bank & Trust Company and First
                 Southern Bank dated as of February 10, 1995, together with the related Merger Agreement annexed as Exhibit A thereto.

C         --     Excerpt from the Arkansas Code of 1987 Annotated Section
                 23-32-506, as amended which  provides for Stockholders'
                 Dissenters' Rights.

D         --     Proposed CERTIFICATE OF AMENDMENT to the Articles of
                 Agreement and Incorporation of Planters Bank & Trust Company by which the Merger would be implemented if approved.

                                 APPENDIX A-1


                         PLANTERS BANK & TRUST COMPANY

                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

PLANTERS BANK & TRUST COMPANY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Planters Bank & Trust Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Planters Bank & Trust Company and its subsidiary at December 31, 1994, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investment securities in 1994.




/s/ PRICE WATERHOUSE LLP
- ---------------------------
PRICE WATERHOUSE LLP
Memphis, Tennessee
March 17, 1995

PLANTERS BANK & TRUST COMPANY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1994
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

- ------------------------------------------------------------------------------------------------------------
ASSETS
- ------
   Cash and due from banks                                                                       $     4,211
   Federal funds sold                                                                                  5,850
   Interest-bearing deposits at financial institutions                                                    99
   Investment securities
     Available-for-sale (Amortized cost: $16,788)                                                     16,128
     Held-to-maturity (Fair value:  $4,702)                                                            4,939
   Loans, net of unearned interest                                                                    25,971
     Less:   Allowance for loan losses                                                                  (486)
                                                                                                 -----------
        Net loans                                                                                     25,485

   Premises and equipment, net                                                                         1,438
   Accrued interest receivable                                                                           644
   Other real estate owned                                                                                59
   Net deferred tax asset                                                                                 51
   Other assets                                                                                          142
                                                                                                 -----------
        TOTAL ASSETS                                                                             $    59,046
                                                                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
   Deposits
     Noninterest-bearing                                                                         $    12,039
     Certificates of deposit of $100,000 and over                                                      2,790
     Other interest-bearing, including NOW accounts of $9,287                                         37,360
                                                                                                 -----------
        Total deposits                                                                                52,189

   Accrued interest payable                                                                              119
   Other liabilities                                                                                      89
                                                                                                 -----------
          TOTAL LIABILITIES                                                                           52,397
                                                                                                 -----------

   Commitments and contingent liabilities (Notes 4, 8, 13 and 14)                                    -

   Stockholders' equity
     Common stock, $25 par value; 24,000 shares authorized,
       issued and outstanding                                                                            600
     Additional paid-in capital                                                                        2,900
     Retained earnings                                                                                 3,584
     Net unrealized loss on available-for-sale investment securities                                    (435)
                                                                                                 -----------
        TOTAL STOCKHOLDERS' EQUITY                                                                     6,649
                                                                                                 -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $    59,046
                                                                                                 ===========





   The accompanying notes are an integral part of these financial statements.

PLANTERS BANK & TRUST COMPANY
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

- ------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including fees and discounts                                                           $     2,066
   Investment securities
     Taxable                                                                                             861
     Nontaxable                                                                                          215
   Federal funds sold                                                                                    151
   Interest-bearing deposits at financial institutions                                                    18
                                                                                                 -----------
        Total interest income                                                                          3,311
                                                                                                 -----------

INTEREST EXPENSE
   Deposits                                                                                            1,132
   Other borrowings                                                                                        8
                                                                                                 -----------
        Total interest expense                                                                         1,140
                                                                                                 -----------

        Net interest income                                                                            2,171

Provision for loan losses                                                                              -
                                                                                                 -----------
        Net interest income after provision for loan losses                                            2,171


NONINTEREST INCOME
   Service charges on deposit accounts                                                                   406
   Investment securities losses, net                                                                     (33)
   Other                                                                                                 148
                                                                                                 -----------
        Total noninterest income                                                                         521
                                                                                                 -----------

NONINTEREST EXPENSE
   Salaries, wages and benefits                                                                          992
   Occupancy and equipment                                                                               463
   Other                                                                                                 731
                                                                                                 -----------
        Total noninterest expense                                                                      2,186
                                                                                                 -----------

        EARNINGS BEFORE INCOME TAXES                                                                     506

Income taxes                                                                                             102
                                                                                                 -----------
        NET EARNINGS                                                                             $       404
                                                                                                 ===========

EARNINGS PER SHARE                                                                               $     16.83
                                                                                                 ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                            24,000
                                                                                                 ===========





   The accompanying notes are an integral part of these financial statements.

PLANTERS BANK & TRUST COMPANY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1994
(DOLLARS IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------------
                                                                                       NET
                                                                                   UNREALIZED
                                                                                     LOSS ON
                                                                                   AVAILABLE-
                                                    ADDITIONAL                      FOR-SALE
                                         COMMON       PAID-IN       RETAINED       INVESTMENT
                                         STOCK        CAPITAL       EARNINGS       SECURITIES        TOTAL
                                         -----        -------       --------       ----------        -----
BALANCE AT JANUARY 1, 1994              $   600      $   2,900      $ 3,180         $     -        $ 6,680

  Cumulative effect of change
   in accounting for investment
   securities                                 -              -            -             (14)           (14)

  Net earnings                                -              -          404               -            404

  Change in net unrealized loss
   on available-for-sale investment
   securities                                 -              -            -            (421)          (421)

                                        -------      ---------      -------         -------        -------
BALANCE AT DECEMBER 31, 1994            $   600      $   2,900      $ 3,584         $  (435)       $ 6,649
                                        =======      =========      =======         =======        =======





      The accompanying notes are an integral part of these financial statements.

PLANTERS BANK & TRUST COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1994
(DOLLARS IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net earnings                                                                                  $   404
     Adjustments to reconcile net earnings to net cash provided by operating activities:
          Provision for losses on other real estate owned                                               70
          Gains on sales of other real estate owned                                                    (39)
          Investment securities losses, net                                                             33
          Net accretion                                                                                (79)
          Depreciation                                                                                 215
          (Increase) in assets:
             Accrued interest receivable                                                              (140)
             Other assets                                                                              (20)
          Increase in liabilities:
             Accrued interest payable                                                                   24
             Other liabilities                                                                           4
                                                                                                   -------
             Net cash provided by operating activities                                                 472
                                                                                                   -------

INVESTING ACTIVITIES
     Net decrease in interest-bearing deposits at financial institutions                               891
     Purchases of available-for-sale investment securities                                         (17,321)
     Purchases of held-to-maturity investment securities                                            (2,029)
     Proceeds from maturities and repayment of available-for-sale investment securities             17,742
     Proceeds from maturities and repayment of held-to-maturity investment securities                  965
     Net increase in loans                                                                            (231)
     Purchases of premises and equipment                                                               (87)
     Proceeds from sales of premises and equipment                                                      20
     Proceeds from sales of other real estate owned                                                     39
                                                                                                   -------
             Net cash used in investing activities                                                     (11)
                                                                                                   -------

FINANCING ACTIVITIES
     Net increase in deposits                                                                        1,839
                                                                                                   -------
             Net cash provided by financing activities                                               1,839
                                                                                                   -------

CASH AND CASH EQUIVALENTS
     Net increase                                                                                    2,300
     Beginning of year                                                                               7,761
                                                                                                   -------
     End of year                                                                                   $10,061
                                                                                                   =======

SUPPLEMENTAL DISCLOSURES
     Cash paid for interest                                                                        $ 1,116
     Cash paid for income taxes                                                                        118
     Unrealized loss on available-for-sale investment securities                                       660





  The accompanying notes are an integral part of these financial statements.

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Planters Bank & Trust Company (the "Bank") and its wholly-owned subsidiary, Planters Investment Corporation, Inc. ("PIC") conform with generally accepted accounting principles and general practices of the banking industry. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies. The following is a description of the more significant accounting policies:

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Bank and its subsidiary after elimination of significant intercompany accounts and transactions.

STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Federal funds are generally purchased and sold for one-day periods.

INVESTMENT SECURITIES. In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which is effective for fiscal years beginning after December 15, 1993. This new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified into three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost;
(ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of deferred taxes as a separate component of stockholders' equity.

Effective January 1, 1994, the Bank adopted SFAS No. 115 which resulted in $17.2 million of securities transferred to the available- for-sale category with the net unrealized loss of approximately $14,000, net of applicable deferred income taxes, reflected as a separate component of stockholders' equity. The remaining securities were classified as held-to-maturity which are carried at amortized cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income on a basis that approximates the constant yield method. The initial adoption of SFAS No. 115 did not have any effect on the results of operations of the Bank.

Gains and losses on investment securities are recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. All investment securities transactions are recorded using a method which approximates trade-date accounting.

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

LOANS. Loans are stated at the principal amount outstanding. Interest income on loans is accrued using a simple interest method on outstanding balances. Loan origination fees and direct loan origination costs are recognized currently as income and period costs, respectively, and do not vary materially from the results that would be recorded using the deferral method prescribed by SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Loans are generally placed on nonaccrual status and interest is not recorded currently if payment in full of principal or interest is not expected or when the payment of principal or interest is more than 90 days past due, unless it is both well-secured and in the process of collection. Interest income previously accrued is reversed at that time. Income recognition on installment loans is discontinued and the loan is charged off if no payment is received within 90 and 150 days, respectively.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", issued in October 1994, which is applicable to all creditors and loans. SFAS No. 114 addresses the accounting for the impairment of loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans (e.g., consumer and mortgage loans) that are collectively evaluated for impairment; loans carried at fair value or at the lower of cost or fair value; leases; and debt securities as defined by SFAS No. 115. Such impaired loans should be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the underlying collateral if the loan is collateral dependent. The Statement also applies to all loans that are restructured in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." This Statement applies to financial statements for fiscal years beginning after December 15, 1994 with earlier application encouraged. The Bank will adopt SFAS No. 114 prospectively in 1995. It is anticipated that the adoption of SFAS No. 114 will not have a material effect on the Bank's financial condition, results of operations or liquidity.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's estimate of potential losses inherent in the existing loan portfolio. The allowance for loan losses is increased by provisions for loan losses charged to expense and reduced by loans charged off, net of recoveries. Provisions for loan losses are determined based on management's evaluation of past loan loss experience, current and anticipated economic conditions, the level of classified and nonperforming loans, the composition and size of the portfolio, reviews and evaluations of specific loans, and the results of regulatory examinations. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation provisions are computed principally on straight-line methods over the estimated useful lives of the assets (buildings and improvements - 10 to 32 years; furniture and fixtures - 5 to 7 years).

OTHER REAL ESTATE. Other real estate represents real estate acquired through foreclosure and is stated at the lower of the recorded amount of the loan or the net realizable value (which approximates the fair value) of the underlying real estate. Any losses at foreclosure are charged to the allowance for loan losses. Any subsequent reduction is charged to expense.

INCOME TAXES. The Bank and PIC file consolidated federal and state income tax returns. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and relate principally to the net unrealized loss on available-for-sale investment securities and the cash basis of reporting for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE. Earnings per share amounts are based on the weighted average common shares outstanding.


NOTE 2 - RESTRICTIONS ON CASH

The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1994 was approximately $536,000.


NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31, 1994 are summarized as follows (in thousands):


                                                                               UNREALIZED
                                                             AMORTIZED         ----------            FAIR
                                                               COST         GAINS      LOSSES       VALUE
                                                             --------       -----      ------      -------
Available-for-sale
   U.S. Treasury securities                                 $     5,996    $  -        $  217    $     5,779
   Securities of U.S. Government agencies                         6,996       -           203          6,793
   Mortgage-backed and related securities                         3,547           4       244          3,307
   Other securities                                                 249       -             -            249
                                                            -----------    --------    ------    -----------
        Total available-for-sale                            $    16,788    $      4    $  664    $    16,128
                                                            ===========    ========    ======    ===========

Held-to-maturity
   Obligations of states and political subdivisions         $     4,939    $      8    $  245    $     4,702
                                                            ===========    ========    ======    ===========

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

The following table presents the maturities of investment securities classified as available-for-sale at December 31, 1994 (in thousands):

                                                                                   AMORTIZED         FAIR
                                                                                     COST           VALUE
                                                                                   --------        -------
   Maturing within one year
     U.S. Treasury securities                                                     $     2,000    $     1,970
     Securities of U.S. Government agencies                                             3,998          3,968
                                                                                  -----------    -----------
                                                                                        5,998          5,938
                                                                                  -----------    -----------
   Maturing after one year but within five years
     U.S. Treasury securities                                                           3,996          3,809
     Securities of U.S. Government agencies                                             2,998          2,825
     Other securities                                                                     249            249
                                                                                  -----------    -----------
                                                                                        7,243          6,883
                                                                                  -----------    -----------
   Mortgage-backed and related securities                                               3,547          3,307
                                                                                  -----------    -----------
                                                                                  $    16,788    $    16,128
                                                                                  ===========    ===========


Expected maturities of mortgage-backed and related securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The following table presents the maturities of investment securities classified as held-to-maturity at December 31, 1994 (in thousands):

                                                                                    AMORTIZED        FAIR
                                                                                      COST           VALUE
                                                                                      ----           -----
Obligations of state and political subdivisions
   Maturing within one year                                                       $         6    $         6
   Maturing after one year but within five years                                        2,969          2,851
   Maturing after five years but within ten years                                       1,864          1,750
   Maturing after ten years                                                               100             95
                                                                                  -----------    -----------
                                                                                  $     4,939    $     4,702
                                                                                  ===========    ===========


Investment securities with a carrying value of approximately $7.6 million at December 31, 1994 were pledged to secure public and trust funds on deposit and for other purposes as required or permitted by law.

At December 31, 1994, the Bank had invested in securities issued by the City of Texarkana, Arkansas which represent approximately 11% of total stockholders' equity. The investments have a carrying value of $750,000 and a fair value of approximately $730,000.

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 4 - LOANS

Loans outstanding at December 31, 1994 are summarized as follows (in thousands):

Commercial and industrial                                                                        $     1,777
Real estate
   Secured by single-family residential properties                                                     6,601
   Construction, land development and other commercial                                                 5,473
   Secured by farmland                                                                                 1,200
Agricultural                                                                                           3,669
Installment loans to individuals                                                                       6,371
Other loans                                                                                              880
                                                                                                 -----------
        Total loans                                                                              $    25,971
                                                                                                 ===========


Nonperforming loans at December 31, 1994 are summarized as follows (in thousands):

   Nonaccrual loans                                                                              $       596
                                                                                                 ===========
   Loans 90 days or more past due                                                                $       193
                                                                                                 ===========


There were no material outstanding unfunded commitments related to the above nonperforming loans at December 31, 1994. Interest which would have been earned under the original terms on nonaccrual loans did not materially differ from that actually recorded.

CONCENTRATION OF CREDIT RISK. The Bank's lending activities are concentrated in St. Francis, Monroe and Prairie Counties, Arkansas. The Bank's customers are primarily agricultural related and have similar characteristics including economic factors and activities. The loans are collateralized by various security interests, including but not limited to crops, mortgages, equipment, automobiles and deposits. In some instances loans are extended on an unsecured basis.

FINANCIAL INSTRUMENTS. The Bank is a party to financial instruments with off-balance-sheet credit risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. The Bank follows the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Off-balance-sheet contractual amounts at December 31, 1994 are as follows (in thousands):

  Commitments to extend credit                                        $  3,567
  Standby, commercial and similar letters of credit                         55


PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis, and the amount of collateral required is determined based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, income producing properties and securities.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are not reflected in the Bank's financial statements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank, in some cases, holds various types of collateral to support those commitments for which collateral is deemed necessary. Letters of credit outstanding at December 31, 1994 expire through December, 1995.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses for the year ended December 31, 1994 (in thousands):

   Balance, January 1                                                                             $      473
     Provision for loan losses                                                                            -
     Recoveries of loans previously charged off                                                           33
     Amounts charged off                                                                                 (20)
                                                                                                  ----------
   Balance, December 31                                                                           $      486
                                                                                                  ==========



NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1994 is as follows (in thousands):

   Land                                                                                           $      217
   Buildings and improvements                                                                          1,412
   Furniture and fixtures                                                                              1,517
                                                                                                  ----------
                                                                                                       3,146
   Less accumulated depreciation                                                                       1,708
                                                                                                  ----------
        Premises and equipment, net                                                               $    1,438
                                                                                                  ==========

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Bank maintains a defined contribution profit sharing plan (the "Plan") which covers substantially all full-time employees. The Bank's annual contributions to the Plan are discretionary and are determined by the Board of Directors. During 1994, the Bank contributed $7,500 to the Plan.

NOTE 8 - DIVIDEND RESTRICTIONS

The amount of dividends which the Bank may pay to stockholders is limited by applicable laws and regulations. The Bank is incorporated under the laws of the state of Arkansas and may pay dividends only to the extent of their unreserved and unrestricted additional paid-in capital and retained earnings. The Federal Deposit Insurance Corporation ("FDIC"), the Bank's primary regulator, imposes no dollar limit on dividends paid by state-chartered banks but requires maintenance of certain capital levels. The Bank, at a minimum, must maintain total risk-based capital greater than or equal to eight percent (8%) of risk adjusted total assets (as defined). Under the current FDIC capital guidelines, the Bank could pay approximately $4.1 million in dividends; however, the Bank is also further restricted under state banking regulations from paying dividends in any given year in excess of 50% of the current net earnings of that year before obtaining regulatory approval which would limit the Bank from paying additional dividends exceeding approximately $202,000 without regulatory approval. The above amounts may be paid but, as a practical matter, other considerations, including past dividend levels, may affect management's decision with respect to the payment of dividends.

Additionally, the Merger Agreement described in Note 14 restricts the amount of dividends the Bank may pay to stockholders prior to the consummation of the transaction.

NOTE 9 - OTHER NONINTEREST INCOME

Other noninterest income is summarized as follows (in thousands):

Gains on sales of other real estate owned                                                         $       39
Other                                                                                                    109
                                                                                                  ----------
     Total                                                                                        $      148
                                                                                                  ==========


NOTE 10 - OTHER NONINTEREST EXPENSE

Other noninterest expense is summarized as follows (in thousands):

   FDIC insurance premiums and regulatory assessments                                             $      133
   Stationery, supplies and postage                                                                       93
   Provision for losses on other real estate owned                                                        70
   Directors fees                                                                                         33
   Other                                                                                                 402
                                                                                                  ----------
        Total                                                                                     $      731
                                                                                                  ==========

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES

The components of income tax expense for the year ended December 31, 1994 are as follows (in thousands):

   Current                                                                                        $      102
   Deferred                                                                                                -
                                                                                                  ----------
        Income tax expense                                                                        $      102
                                                                                                  ==========


The net deferred tax asset is comprised of the following at December 31, 1994 (in thousands):

   Gross deferred tax assets:
     Net unrealized loss on available-for-sale securities                                         $      225
     Write-downs of other real estate owned                                                               37
     Write-down of investment securities                                                                  11
                                                                                                  ----------
        Total deferred tax assets                                                                        273
                                                                                                  ----------
   Gross deferred tax liabilities:
     Cash basis for income tax purposes                                                                  149
     Accumulated depreciation on premises and equipment                                                   42
     Allowance for loan losses                                                                            31
                                                                                                  ----------
        Total deferred tax liabilities                                                                   222
                                                                                                  ----------
        Net deferred tax asset                                                                    $       51
                                                                                                  ==========


A reconciliation of the statutory federal income tax rate to the effective tax rate for the year ended December 31, 1994 is as follows (dollars in thousands):

                                                                                                      % of
                                                                                                     Pre-tax
                                                                                       Amount        Income
                                                                                       ------        -------
Computed "expected" tax                                                               $    177          35%
Tax-exempt income, net of disallowed interest expense                                      (73)        (15)
Other                                                                                       (2)          -
                                                                                      --------      ------
   Income tax expense                                                                 $    102          20%
                                                                                      ========      ======

PLANTERS BANK & TRUST COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

NOTE 12 - RELATED PARTY TRANSACTIONS

The Bank had outstanding loans to executive officers, directors, and principal stockholders and their affiliates totaling $40,000 at December 31, 1994. During 1994, $100,000 in new loans were made and $146,000 repaid. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Management does not expect any losses from the outstanding related party loans nor are any of these loans on nonaccrual status.

The Bank utilizes data processing software provided by an affiliate (affiliated through common ownership). Fees of $19,000 were paid to this related party for maintenance during 1994.


NOTE 13 - LEGAL PROCEEDINGS

The Bank is party to various legal proceedings which have arisen in the ordinary course of business. Management is of the opinion that neither the Bank's financial position, results of operations nor its liquidity will be materially adversely affected by the ultimate resolution of these legal proceedings.


NOTE 14 - PENDING MERGER

In March 1995, the Board of Directors of the Bank approved an Agreement and Plan of Reorganization ("Merger Agreement") with another bank holding company whereby the two parties intend to effectuate a merger of the Bank with and into a subsidiary of the other bank holding company. The merger, which is intended to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Bank and various regulatory agencies. Additionally, the Bank is restricted from certain activities prior to the consummation of the transaction.

Upon consummation of the merger, the Bank will be required to pay financial advisory fees of approximately $150,000 to an affiliate (affiliated through common ownership) for services rendered as a financial advisor.

                                 APPENDIX A-2


                         PLANTERS BANK & TRUST COMPANY

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992

PLANTERS BANK & TRUST COMPANY
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1993 AND 1992

PLANTERS BANK & TRUST COMPANY
UNAUDITED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

- -------------------------------------------------------------------------------------------------------------
ASSETS
- ------
   Cash and due from banks                                                                       $     2,636
   Federal funds sold                                                                                  5,125
   Interest-bearing deposits at financial institutions                                                   990
   Investment securities (Fair value: $21,092)                                                        21,038
   Loans, net of unearned interest                                                                    25,727
     Less:   Allowance for loan losses                                                                  (473)
                                                                                                 -----------

        Net loans                                                                                     25,254

   Premises and equipment, net                                                                         1,585
   Accrued interest receivable                                                                           504
   Other real estate owned                                                                               129
   Other assets                                                                                          122
                                                                                                 -----------

        TOTAL ASSETS                                                                             $    57,383
                                                                                                 ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
   Deposits
     Noninterest-bearing                                                                         $    12,726
     Certificates of deposit of $100,000 and over                                                      3,030
     Other interest-bearing, including NOW accounts of $10,380                                        34,594
                                                                                                 -----------

        Total deposits                                                                                50,350

   Accrued interest payable                                                                               95
   Deferred income taxes                                                                                 173
   Other liabilities                                                                                      85
                                                                                                 -----------

        TOTAL LIABILITIES                                                                             50,703
                                                                                                 -----------


   Commitments and contingent liabilities (Notes 4 and 11)                                             -

   Stockholders' equity
     Common stock, $25 par value; 24,000 shares authorized,
      issued and outstanding                                                                             600
     Additional paid-in capital                                                                        2,900
     Retained earnings                                                                                 3,180
                                                                                                 -----------

        TOTAL STOCKHOLDERS' EQUITY                                                                     6,680
                                                                                                 -----------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $    57,383
                                                                                                 ===========





        The accompanying notes are an integral part of these unaudited financial statements.

PLANTERS BANK & TRUST COMPANY
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

- ------------------------------------------------------------------------------------------------------------
                                                                                         DECEMBER 31,
                                                                                         ------------
                                                                                     1993            1992
                                                                                     ----            ----
INTEREST INCOME
   Loans, including fees and discounts                                            $     2,180    $     2,427
   Investment securities
     Taxable                                                                              599            740
     Nontaxable                                                                            99             34
   Federal funds sold                                                                     110            147
   Interest-bearing deposits at financial institutions                                     42              9
                                                                                  -----------    -----------
        Total interest income                                                           3,030          3,357
                                                                                  -----------    -----------
INTEREST EXPENSE
   Deposits                                                                             1,028          1,317
                                                                                  -----------    -----------
        Net interest income                                                             2,002          2,040
Provision for loan losses                                                                  -              34
                                                                                  -----------    -----------
        Net interest income after provision for loan losses                             2,002          2,006

NONINTEREST INCOME
   Service charges on deposit accounts                                                    417            446
   Investment securities gains, net                                                         3             -
   Other                                                                                  140            295
                                                                                  -----------    -----------
        Total noninterest income                                                          560            741
                                                                                  -----------    -----------
NONINTEREST EXPENSE
   Salaries, wages and benefits                                                           974          1,000
   Occupancy and equipment                                                                427            470
   Other                                                                                  637            701
                                                                                  -----------    -----------
        Total noninterest expense                                                       2,038          2,171
                                                                                  -----------    -----------

        EARNINGS BEFORE INCOME TAXES                                                      524            576
Income taxes                                                                              150            189
                                                                                  -----------    -----------
        NET EARNINGS                                                              $       374    $       387
                                                                                  ===========    ===========

EARNINGS PER SHARE                                                                $     15.58    $     16.13
                                                                                  ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                             24,000         24,000
                                                                                  ===========    ===========





        The accompanying notes are an integral part of these unaudited financial statements.

PLANTERS BANK & TRUST COMPANY
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

- ----------------------------------------------------------------------------------------------------------
                                                             ADDITIONAL
                                                COMMON        PAID-IN           RETAINED
                                                 STOCK        CAPITAL           EARNINGS         TOTAL
                                                 -----        -------           --------         -----
BALANCE AT JANUARY 1, 1992                     $    600       $   2,900        $   2,527        $   6,027

   Net earnings                                       -               -              387              387

   Cash dividends - $2.25 per share                   -               -              (54)             (54)
                                               --------       ---------        ---------        ---------
BALANCE AT DECEMBER 31, 1992                        600           2,900            2,860            6,360

   Net earnings                                       -               -              374              374

   Cash dividends - $2.25 per share                   -               -              (54)             (54)
                                               --------       ---------        ---------        ---------
BALANCE AT DECEMBER 31, 1993                   $    600       $   2,900        $   3,180        $   6,680
                                               ========       =========        =========        =========





        The accompanying notes are an integral part of these unaudited financial statements.

PLANTERS BANK & TRUST COMPANY
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
(DOLLARS IN THOUSANDS)

- -------------------------------------------------------------------------------------------------------------
                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                     1993            1992
                                                                                     ----            ----
OPERATING ACTIVITIES
   Net earnings                                                                  $       374     $       387
   Adjustments to reconcile net earnings to net cash
    provided by operating activities:
     Provision for loan losses                                                             -              34
     Provision for losses on other real estate owned                                      63              25
     Gains on sales of other real estate owned                                           (13)           (118)
     Depreciation                                                                        208             199
     Investment securities gains, net                                                     (3)              -
     Net accretion                                                                      (124)           (218)
     Deferred income taxes                                                                13              53
     (Increase) decrease in assets:
        Accrued interest receivable                                                     (132)            116
        Other assets                                                                     (62)            (10)
     Increase (decrease) in liabilities:
        Accrued interest payable                                                         (15)            (65)
        Other liabilities                                                                 46             (56)
                                                                                 -----------     -----------
        Net cash provided by operating activities                                       355              347
                                                                                 -----------     -----------

INVESTING ACTIVITIES
   Net decrease (increase) in interest-bearing deposits at financial
    institutions                                                                           1            (991)
   Purchases of investment securities                                                (28,334)        (46,822)
   Proceeds from sales of investment securities                                           72               -
   Proceeds from maturities and repayments of investment securities                   19,493          43,713
   Net decrease in loans                                                               8,446           1,103
   Purchases of premises and equipment                                                  (145)           (731)
   Proceeds from sales of other real estate owned                                        456             162
                                                                                 -----------     -----------
        Net cash used in investing activities                                            (11)         (3,566)
                                                                                 -----------     -----------

FINANCING ACTIVITIES
   Net increase in deposits                                                            1,408              79
   Cash dividends paid                                                                   (54)            (54)
                                                                                 -----------     -----------
        Net cash provided by financing activities                                      1,354              25
                                                                                 -----------     -----------

CASH AND CASH EQUIVALENTS
   Net increase (decrease)                                                             1,698          (3,194)
   Beginning of year                                                                   6,063           9,257
                                                                                 -----------     -----------
   End of year                                                                   $     7,761     $     6,063
                                                                                 ===========     ===========
SUPPLEMENTAL DISCLOSURES
   Cash paid for interest                                                        $     1,043     $     1,382
   Cash paid for income taxes                                                            126             191
   Loans transferred to other real estate owned through foreclosure                      237              13





        The accompanying notes are an integral part of these unaudited financial statements.

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Planters Bank & Trust Company (the "Bank") and its wholly-owned subsidiary, Planters Investment Corporation, Inc. ("PIC") conform with generally accepted accounting principles and general practices of the banking industry. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies. The following is a description of the more significant of those policies:

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Bank and its subsidiary after elimination of significant intercompany accounts and transactions.

STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Federal funds are generally purchased and sold for one-day periods.

INVESTMENT SECURITIES. Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income on a basis that approximates the constant yield method. Gains and losses on investment securities are recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. All investment securities transactions are recorded using a method which approximates trade-date accounting. At December 31, 1993, management had the intent and ability to hold all investment securities to maturity.

LOANS. Loans are stated at the principal amount outstanding. Interest income on loans is accrued using a simple interest method on outstanding balances. Loan origination fees and direct loan origination costs are recognized currently as income and period costs, respectively, and do not vary materially from the results that would be recorded using the deferral method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases."

Loans are generally placed on nonaccrual status and interest is not recorded currently if payment in full of principal or interest is not expected or when the payment of principal or interest is more than 90 days past due, unless it is both well-secured and in the process of collection. Interest income previously accrued is reversed at that time. Income recognition on installment loans is discontinued and the loan is charged off if no payment is received within 90 and 150 days, respectively.

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's estimate of potential losses inherent in the existing loan portfolio. The allowance for loan losses is increased by provisions for loan losses charged to expense and reduced by loans charged off, net of recoveries. Provisions for loan losses are determined based on management's evaluation of past loan loss experience, current and anticipated economic conditions, the level of classified and nonperforming loans, the composition and size of the portfolio, reviews and evaluations of specific loans, and the results of regulatory examinations. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation provisions are computed using the straight-line method over the estimated useful lives of the assets (buildings and improvements - 10 to 32 years; furniture and fixtures - 5 to 7 years).

OTHER REAL ESTATE. Other real estate represents real estate acquired through foreclosure and is stated at the lower of the recorded amount of the loan or the net realizable value (which approximates the fair value) of the underlying real estate. Any losses at foreclosure are charged to the allowance for loan losses. Any subsequent reduction is charged to expense.

INCOME TAXES. Effective January 1, 1993, the Bank adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" which did not have a material effect on the results of operations of the Bank. SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and relate principally to the cash basis of reporting for income tax purposes and accumulated depreciation on premises and equipment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank and PIC file consolidated federal and state income tax returns.

EARNINGS PER SHARE. Earnings per share amounts are based on the weighted average common shares outstanding.


NOTE 2 - RESTRICTIONS ON CASH

The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1993 was approximately $485,000.

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES

The carrying value and fair value of investment securities at December 31, 1993 are summarized as follows (in thousands):

                                                                               UNREALIZED
                                                            AMORTIZED      ------------------        FAIR
                                                              COST         GAINS       LOSSES        VALUE
                                                              ----         -----       ------        -----
U.S. Treasury Securities                                  $     4,000     $     2    $      3    $     3,999
Securities of U.S. Government agencies                          8,467           1           3          8,465
Obligations of states and political subdivisions                3,877          75           -          3,952
Mortgage-backed and related securities                          4,421          16          34          4,403
Other securities                                                  273           -           -            273
                                                          -----------     -------    --------    -----------
        Total                                             $    21,038     $    94    $     40    $    21,092
                                                          ===========     =======    ========    ===========


Investment securities with a carrying value of approximately $8.3 million at December 31, 1993 were pledged to secure public and trust funds on deposit and for other purposes as required or permitted by law.


NOTE 4 - LOANS

Loans outstanding at December 31, 1993 are summarized as follows (in thousands):

Commercial and industrial                                                                        $     3,070
Real estate
   Secured by single-family residential properties                                                     7,076
   Construction, land development and other commercial                                                 4,493
   Secured by farmland                                                                                 1,475
Agricultural                                                                                           3,299
Installment loans to individuals                                                                       5,259
Other loans                                                                                            1,055
                                                                                                 -----------
     Total loans                                                                                 $    25,727
                                                                                                 ===========

Nonperforming loans at December 31, 1993 are summarized as follows (in thousands):

Nonaccrual loans                                                                                 $       653
                                                                                                 ===========
Loans 90 days or more past due                                                                   $       167
                                                                                                 ===========

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

There were no material outstanding unfunded commitments related to the above nonperforming loans at December 31, 1993. Interest which would have been earned under the original terms on nonaccrual loans did not materially differ from that actually recorded.

RELATED PARTY LENDING ACTIVITIES. The Bank had outstanding loans to executive officers, directors, principal stockholders and their affiliates totaling $86,000 at December 31, 1993. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Management does not expect any losses from these outstanding related party loans nor are any of these loans on nonaccrual status.

CONCENTRATION OF CREDIT RISK. The Bank's lending activities are concentrated in St. Francis, Monroe and Prairie Counties, Arkansas. The Bank's customers are primarily agricultural related and have similar characteristics including economic factors and activities. The loans are collateralized by various security interests, including but not limited to crops, mortgages, equipment, automobiles and deposits. In some instances loans are extended on an unsecured basis.

FINANCIAL INSTRUMENTS. The Bank is a party to financial instruments with off-balance-sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. The Bank follows the same credit policies in making commitments and contractual obligations as it does for on-balance-sheet instruments. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Off-balance-sheet contractual amounts at December 31, 1993 are as follows (in thousands):

  Commitments to extend credit                                    $   2,909
  Standby, commercial and similar letters of credit                      55

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis, and the amount of collateral required is determined based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, income-producing properties and securities.

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are not reflected in the Bank's financial statements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank, in some cases, holds various types of collateral to support those commitments for which collateral is deemed necessary. Letters of credit outstanding at December 31, 1993 expire through December, 1994.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses for the years ended December 31, 1993 and 1992 (in thousands):

                                                                                      1993            1992
                                                                                      ----            ----
   Balance, January 1                                                             $       473    $       526
   Provision for loan losses                                                                -             34
   Recoveries of loans previously charged off                                              90             84
   Amounts charged off                                                                    (90)          (171)
                                                                                  -----------    -----------
   Balance, December 31                                                           $       473    $       473
                                                                                  ===========    ===========



NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1993 is as follows (in thousands):

Land                                                                                             $       217
Buildings and improvements                                                                             1,412
Furniture and fixtures                                                                                 1,459
                                                                                                 -----------
                                                                                                       3,088
Less accumulated depreciation                                                                          1,503
                                                                                                 -----------
        Premises and equipment, net                                                              $     1,585
                                                                                                 ===========

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Bank maintains a defined contribution profit sharing plan (the "Plan") which covers substantially all full-time employees. The Bank's annual contributions to the Plan are discretionary and are determined by the Board of Directors. During the years ended December 31, 1993 and 1992, the Bank contributed $7,500 and $7,500 to the Plan, respectively.

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 8 - OTHER NONINTEREST INCOME

Other noninterest income is summarized as follows (in thousands):

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                           ----------------
                                                                                           1993        1992
                                                                                           ----        ----
Gains on sales of other real estate owned                                                $    13    $    118
Other                                                                                        127         177
                                                                                         -------    --------
   Total                                                                                 $   140    $    295
                                                                                         =======    ========


NOTE 9 - OTHER NONINTEREST EXPENSE

Other noninterest expense is summarized as follows (in thousands):

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                           ----------------
                                                                                           1993        1992
                                                                                           ----        ----
FDIC insurance premiums and regulatory assessments                                       $   139    $    132
Stationery, supplies and postage                                                              86         121
Directors fees                                                                                46          45
Provision for losses on other real estate owned                                               63          25
Other                                                                                        303         378
                                                                                         -------    --------
   Total                                                                                 $   637    $    701
                                                                                         =======    ========


NOTE 10 - INCOME TAXES

Effective January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." Reference is made to Note 1 for further discussion of this accounting change.

The components of income tax expense for 1993 and 1992 are as follows (in thousands):

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                      -------------------
                                                                                      1993           1992
                                                                                      ----           ----
   Current                                                                        $       137    $       136
   Deferred                                                                                13             53
                                                                                  -----------    -----------
        Income tax expense                                                        $       150    $       189
                                                                                  ===========    ===========

PLANTERS BANK & TRUST COMPANY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

The net deferred tax liability is comprised of the following at December 31, 1993 (in thousands):

   Gross deferred tax asset:
     Write-downs of other real estate owned                                                      $        21
                                                                                                 -----------

   Gross deferred tax liabilities:
     Allowance for loan losses                                                                            31
     Accumulated depreciation on premises and equipment                                                   36
     Cash basis for income tax purposes                                                                  127
                                                                                                 -----------
        Total deferred tax liabilities                                                                   194
                                                                                                 -----------
        Net deferred tax liability                                                               $       173
                                                                                                 ===========


A reconciliation of the statutory federal income tax rate to the effective tax rate for 1993 and 1992 is as follows (in thousands):

                                                                             YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------
                                                                           1993                  1992
                                                                   -------------------------------------------
                                                                                 % OF                  % OF
                                                                               PRE-TAX                PRE-TAX
                                                                    AMOUNT      INCOME      AMOUNT    INCOME
                                                                    ------      ------      ------    ------
Computed "expected" tax                                             $  183         35%     $    196       34%
Tax-exempt income, net of disallowed interest expense                  (32)        (6)          (12)      (2)
Other                                                                   (1)         -             5        1
                                                                    ------      -----      --------    -----
     Income tax expense                                             $  150         29%     $    189       33%
                                                                    ======      =====      ========    =====



NOTE 11 - LEGAL PROCEEDINGS

The Bank is a party to various legal proceedings which have arisen in the ordinary course of business. Management is of the opinion that neither the Bank's financial position, results of operations nor its liquidity will be materially adversely affected by the ultimate resolution of these legal proceedings.

                                  APPENDIX B


      AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF FEBRUARY 10, 1995,
                    ALONG WITH THE MERGER AGREEMENT ANNEXED
                             AS EXHIBIT A THERETO

                     AGREEMENT AND PLAN OF REORGANIZATION


                        DATED as of February 10, 1995


                                   Between



                        UNION PLANTERS CORPORATION and
                             FIRST SOUTHERN BANK


                                     and


                        PLANTERS BANK & TRUST COMPANY

                               TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
                                        AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . .   1

                                                     AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                     ARTICLE 1
                                                    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        -----------

                                                     ARTICLE 2
                                                TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .   8

2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        ----------
2.2     Articles of Incorporation, Bylaws, Directors, Officers and Name of the Resulting Bank  . . . . . . . . . . . . .   8
        -------------------------------------------------------------------------------------
        (a)      Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 -------------------------
        (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ------
        (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ----------------------
        (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ----
2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        --------------------
2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        ---------------------------
2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        ------------------------------------------------------
2.6     Holding Period of UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        ----------------------------------
2.7     PBTC Stock Options and Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        -------------------------------------

                                                     ARTICLE 3
                                             DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . .  11

3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        -------------------
        (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------------------------------
        (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ----------------------------
        (c)      Conversion of Shares of FSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------------------------
        (d)      Conversion and Cancellation of Shares of PBTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------------------------------------------
        (e)      Conversion and Exchange of PBTC Shares; Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ------------------------------------------------------
        (f)      Mechanics of Payment of the Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -----------------------------------------
        (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 --------------------
        (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ---------------------
        (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ------------------
        (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -------------------------
        (k)      Dissenting Shareholders' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -------------------------------
        (l)      PBTC Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -------------------------------------
3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        -------------------------

                                                     ARTICLE 4
                                       REPRESENTATIONS AND WARRANTIES OF UPC   . . . . . . . . . . . . . . . . . . . . .  16

4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        ------------------------------------
4.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . . . . . .  17
        -----------------------------------------------------------------------------
4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        ------------
4.4     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        --------------------
4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        --------------
4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        ------------------------
4.7     Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        --------------------------------
4.8     The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        --------------------
4.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        ----------
4.10    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        ----------------------------
4.11    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        ----------------------------------
4.12    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        ----------

                                                     ARTICLE 5
                                       REPRESENTATIONS AND WARRANTIES OF PBTC  . . . . . . . . . . . . . . . . . . . . .  22

5.1     Organization and Qualification of PBTC and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        -------------------------------------------------------
5.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . . . . . .  23
        -----------------------------------------------------------------------------
5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        ------------
5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        ------------------------------
5.5     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        -------------------
5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        -----------------
5.7     PBTC Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        -------------------------
5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        --------------------------
5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        --------
5.10    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        ----------
5.11    PBTC Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        -----------------
5.12    Condition of Fixed Assets and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        ---------------------------------------
5.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        -----------
5.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        ----------
5.15    Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        -------------------
5.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        ---------
5.17    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        ----------------------------
5.18    Records and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        ---------------------
5.19    Capitalization of PBTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        ----------------------
5.20    Sole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        --------------
5.21    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        ----------
5.22    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        ----------------------------------
5.23    Allowance for Possible Loan or ORE Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        -----------------------------------------
5.24    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        --------------------
5.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        ----------------------
5.26    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        ------------------
5.27    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        --------------------------
5.28    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        -------
5.29    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        ---------------------------


                                                     ARTICLE 6
                                                  COVENANTS OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        --------------------
6.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        --------------------------------------------
6.3     Registration of UPC Common Stock under the Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
        ----------------------------------------------------------
6.4     Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
        -----------------

                                                     ARTICLE 7
                                                 COVENANTS OF PBTC   . . . . . . . . . . . . . . . . . . . . . . . . . .  43

7.1     Proxy Statement; PBTC Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
        ------------------------------------------
7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
        --------------------------------------------
7.3     Conduct of Business -- Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        -----------------------------------------

                                                     ARTICLE 8
                                               CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . .  48

8.1     Conditions to the Obligations of PBTC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
        -------------------------------------
        (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 -----------
        (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 ------------------------------
        (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 ---------
        (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 -------------
        (e)      Opinion of UPC's and FSB' Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 ---------------------------------
        (f)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 ---------------------
        (g)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 --------------------------
8.2     Conditions to the Obligations of UPC and FSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
        --------------------------------------------
        (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 -----------
        (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 ------------------------------
        (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 ---------
        (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 -----------------------
        (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 ---------------------
        (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 --------------------------
        (g)      Opinion of PBTC's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 -------------------------
        (h)      Other Business Combinations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 --------------------------------
        (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 -------------------------------------
        (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 ----------------------
        (k)      Receipt of Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 ----------------------------
8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
        ----------------------------------------
        (a)  No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
             -------------------------------
        (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 ------------------------------------------------
        (c)      Effective Registration Statement and No Stop Orders . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 ---------------------------------------------------
        (d)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 -----------

                                                     ARTICLE 9
                                                    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
        -----------
9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
        ---------------------


                                                     ARTICLE 10
                                                 GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  58

10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
        -------
10.2    Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
        -------------------------------------
10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
        -------------
10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
        ------------
10.5    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
        ------------
10.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
        ---------
10.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
        ----------------
10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
        ------------
10.9    Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
        -------------------------------------
10.10   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
        --------------
10.11   Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
        -------------------
10.13   Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        ------------------
10.14   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        ---------------
10.15   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        ------------------------------------------
10.16   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        ---------
10.17   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
        -------------------


                     AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the 10th day of February, 1995, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; FIRST SOUTHERN BANK ("FSB"), an Arkansas state banking corporation chartered and existing under the laws of the State of Arkansas whose principal place of business is located at 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331 and a wholly-owned subsidiary of UPC; and PLANTERS BANK & TRUST COMPANY ("PBTC"), a state banking corporation chartered and existing under the laws of the State of Arkansas and whose principal offices are located at 321 North Rosser (P. O. Box 1539), Forrest City, St. Francis County, Arkansas 72335-1539.

UPC, FSB and PBTC are sometimes referred to herein as the "Parties."


                                   RECITALS

         A. PBTC desires to have itself acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Merger Agreement (attached hereto as Exhibit A) (the "Merger Agreement").

         B. The Board of Directors of PBTC deems it desirable and in the best interests of PBTC and the shareholders of PBTC (the "PBTC Shareholders") that PBTC be merged with and into FSB (which would survive the merger) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Merger Agreement.

         C. The Boards of Directors of UPC and FSB deem it desirable and in the best interests of UPC, FSB and the shareholders of UPC and FSB that PBTC be merged with and into FSB on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and Merger Agreement.

         D. The respective Boards of Directors of UPC, FSB and PBTC have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and Merger Agreement,



                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 1 and have directed that this Reorganization Agreement and Merger Agreement and all resolutions adopted by said Boards of Directors and by the PBTC Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), the Arkansas State Bank Department (the "ASBD") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger (as defined herein) in accordance with this Reorganization Agreement, the Merger Agreement and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.

                 "ASBD" shall mean the Arkansas State Bank Department.

                 "ARKANSAS CODE" means the Arkansas Code Annotated, as amended.

                 "ARKANSAS COMMISSIONER" shall mean the Commissioner of the Arkansas State Bank Department.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.



                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 2

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee or Arkansas.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "CONSIDERATION" shall mean the value to be received by the PBTC Record Holders in exchange for their PBTC Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of PBTC.

                 "EFFECTIVE DATE" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Merger Agreement and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 3

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "FSB" shall mean First Southern Bank, a state bank chartered and existing under the laws of the State of Arkansas, having its principal place of business located at 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331 and a wholly-owned subsidiary of UPC.

                 "FSB COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of PBTC with and into FSB, which shall survive the Merger as the Resulting Bank.

                 "MERGER AGREEMENT" shall mean the Merger Agreement substantially in the form of Exhibit A hereto to be executed by authorized representatives of PBTC, UPC and FSB and filed with the ASBD and the appropriate local authorities along with the Articles of Merger in accordance with Section 23-32-503 of the Arkansas Code and providing for the Merger of the Merger of PBTC with and into FSB as contemplated by Section 2.1 of this Reorganization Agreement.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 4

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                 "PARTIES" shall mean UPC, FSB and PBTC collectively; UPC and FSB on the one hand, or PBTC on the other hand, may sometimes be referred to as a "PARTY."

                 "PBTC " means Planters Bank & Trust Company, a state bank chartered and existing under the laws of the State of Arkansas, having its principal place of business at 321 North Rosser (P. O. Box 1539), Forrest City, St. Francis County, Arkansas 72335-1539;

                 "PBTC COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "PBTC COMPANIES" shall mean PBTC and all of its Subsidiaries.

                 "PBTC EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by PBTC or any PBTC Subsidiary, to or for the benefit of the officers, directors or employees of PBTC or any PBTC Subsidiary.

                 "PBTC RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of PBTC Common Stock immediately prior to the Effective Time of the Merger.

                 "PBTC SHAREHOLDERS" shall have the meaning assigned to such term in Recital B of this Reorganization Agreement.

                 "PBTC STOCK OPTIONS" shall have the meaning assigned to such term in Section 3.1(l) of this Reorganization Agreement.

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by PBTC to solicit proxies with a view to securing the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 5 approval of the PBTC Shareholders of this Reorganization Agreement and the Merger Agreement.

                 "REALTY" means the real property of PBTC owned or leased by PBTC or any Subsidiary of PBTC.

                 "RECORDS" means all available records, original instruments and other documentation, pertaining to PBTC, PBTC's assets (including plans and specifications relating to the Realty), PBTC's liabilities, the PBTC Common Stock, the Deposits and the Loans, and all other business and financial records which are necessary or customary for use in the conduct of PBTC's, business by UPC and PBTC on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the ASBD, the FDIC, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Merger Agreement (Exhibit A), and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the Comptroller, the FDIC or with any other Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as the similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the PBTC Shareholders to be held pursuant to Section 7.1 of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 6

Reorganization Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "RESULTING BANK" shall mean FSB as the bank resulting from the consummation of the Merger as set forth in Section 2.1 of this Reorganization Agreement.

                 "UNAUDITED FINANCIAL STATEMENTS OF PBTC" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "UPC" shall mean Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1992 and 1993 and each subsequent December 31 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1994, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 7

                                   ARTICLE 2

                              TERMS OF THE MERGER

                 2.1      The Merger.

         Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, PBTC shall be merged with and into FSB (the "Merger"), which latter bank (the "Resulting Bank") shall survive the Merger.

                 2.2 Articles of Incorporation, Bylaws, Directors, Officers and Name of the Resulting Bank.

                          (a)     Articles of Incorporation.  Immediately after
the Effective Time of the Merger, the Articles of Incorporation of FSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to constitute the Articles of Incorporation of FSB as the Resulting Bank, unless and until the same shall be amended thereafter as provided by law and the terms of such Articles of Incorporation.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of FSB, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of FSB as the Resulting Bank, unless and until amended or repealed as provided by law, its Articles of Incorporation and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of FSB in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Resulting Bank, to hold office as provided in the Articles of Incorporation and Bylaws of the Resulting Bank, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of FSB as the Resulting Bank
following the Merger shall remain unchanged and continue to be:

                              FIRST SOUTHERN BANK

                 2.3 Due Diligence Review. Each Party shall be entitled to continue to conduct its due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 8 growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates.

                 2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Except as expressly permitted by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4 and as further provided for in that certain Confidentiality Agreement dated September 2, 1994.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the right with the consent of the Board of Directors of PBTC, which consent shall not be unreasonably withheld, to revise the structure of the transaction to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of PBTC, to make any revision to the structure of the transaction (i) which changes the amount of the Consideration which the PBTC Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement), (ii) changes the intended tax-free effects of the transaction to UPC or PBTC or the shareholders thereof, (iii) which would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement), (iv) which might otherwise adversely financially impact the interests of PBTC, or the PBTC Record Holders; provided, further, that UPC shall not have the right to elect to treat the transaction as a pooling of interest in the event the transaction should close subsequent to May 31, 1995. UPC may exercise this right of revision by giving written Notice to PBTC in the manner provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                 2.6 Holding Period of UPC Common Stock. PBTC hereby acknowledges and agrees that, in order for the Merger to qualify under the Internal Revenue Code as a tax-free reorganization and





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 9 for accounting purposes as a pooling of interests under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any PBTC Record Holder who would be deemed an Affiliate of PBTC at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of PBTC Common Stock pursuant to the terms and conditions of this Reorganization Agreement, shall not pledge on a non- recourse basis, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such PBTC Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge on a non-recourse basis, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such PBTC Record Holder pursuant to the terms and conditions of this Reorganization Agreement except in accordance with the Securities Laws. PBTC further acknowledges and agrees that any UPC Common Stock Certificates issued in connection with the Merger to PBTC Record Holders who would be deemed Affiliates of PBTC or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

                 2.7 PBTC Stock Options and Treasury Stock. As of the date of this Reorganization Agreement, except as set forth on Schedule 2.7 hereto, there are no validly issued and outstanding options to purchase shares of PBTC Common Stock; and no other options, rights, warrants, scrip or similar rights to purchase shares of PBTC Common Stock (collectively, the "PBTC Stock Options") are (or have been) issued and outstanding by PBTC. Except as set forth on Schedule 2.7 hereto, at the Effective Time of the Merger, there will be no issued and outstanding PBTC Stock Options. Except as set forth on
Schedule 2.7 hereto, as of the date of this Reorganization Agreement, PBTC has not repurchased any shares of its capital stock. Except as set forth on
Schedule 2.7 hereto, as of the date of this Reorganization Agreement,





               AGREEMENT AND PLAN OF REORGANIZATION - PAGE 10 there are no shares of PBTC Common Stock held by PBTC as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.


                                   ARTICLE 3

                          DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of PBTC and FSB, and each other condition to the obligations of the Parties hereto has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the ASBD and the appropriate local authorities and immediately thereafter UPC shall file or cause to be filed such Articles of Merger with the ASBD and the appropriate local authorities, and FSB and PBTC shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Merger Agreement which is attached hereto as Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall reasonably direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of Articles of Merger with the ASBD and the appropriate local authorities or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").





               AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 11

                          (c)     Conversion of Shares of FSB.  At the
Effective Time of the Merger, each share of $10.00 par value common stock of FSB (the "FSB Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, continue to be one share of the issued and outstanding common stock of the Resulting Bank.

                          (d)     Conversion and Cancellation of Shares of
PBTC. At the Effective Time of the Merger, each share of $25.00 par value common stock of PBTC (the "PBTC Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof, except with respect to such shares of PBTC Common Stock as to which dissenters' rights have been perfected and should remain perfected at the Effective Time of the Merger.

                          (e)     Conversion and Exchange of PBTC Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of PBTC Common Stock held by the PBTC Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in PBTC and shall, except for those shares of PBTC Common Stock held and registered in the name of any PBTC Record Holder who shall have perfected his dissenters' rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the PBTC Record Holders to receive in exchange for their shares of PBTC Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the PBTC Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 24,000 shares of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be fixed at 14.2163 shares of UPC Common Stock for each share of PBTC Common Stock issued and outstanding





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 12 at the Effective Time of the Merger; provided, however, in the event the Merger should not have been consummated by April 30, 1995, UPC shall increase the aggregate Consideration (and correspondingly the Exchange Ratio) to be delivered to the PBTC Shareholders by an amount equal to $40,000 for each month and prorated on a thirty (30) day basis for any partial month subsequent to April 30, 1995, until the Closing Date, payable in cash or shares of UPC Common Stock, at the election of UPC, based upon a value of $23.33 for one (1) full share of UPC Common Stock.

The Exchange Ratio shall be based on an aggregate of no more than 24,000 shares of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a PBTC Record Holder would be entitled based upon the Exchange Ratio, there were a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor based upon a value of $23.33 for one (1) full share of UPC Common Stock.

                                  (1) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should PBTC Record Holders representing at least seven percent (7%) of the shares of PBTC Common Stock issued and outstanding at the time of Closing perfect such PBTC Record Holder's dissenters' rights pursuant to the Arkansas Code and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and FSB shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement, or with the approval of the Board of Directors of PBTC reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (2) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR PBTC. Should either UPC or PBTC effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of PBTC shall agree in good faith to be fair and reasonable in order to give effect to such changes.





               AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 13

                          (f)     Mechanics of Payment of the Consideration.
At the Closing and upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of PBTC Common Stock, the Exchange Agent shall, deliver to the former PBTC Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such PBTC Shareholder's shares of PBTC Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of PBTC Common Stock of an PBTC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such PBTC Record Holder's shares of PBTC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the PBTC Record Holder's PBTC Common Stock shall have been surrendered as provided above, the Consideration payable to the PBTC Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the PBTC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each PBTC Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The PBTC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such PBTC Record Holder is entitled, provided that each such PBTC Record Holder shall deliver to UPC and to the Exchange Agent:
(i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Resulting Bank, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the PBTC Shareholder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of PBTC shall be closed





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 14 and no transfer of shares of PBTC Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  As of the Effective
Time of the Merger, the separate existence of PBTC shall cease, and PBTC shall be merged with and into FSB which, as the Resulting Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both PBTC and FSB.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of PBTC and FSB in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in FSB as the Resulting Bank by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Resulting Bank shall become and be liable for all debts, liabilities, obligations and contracts of PBTC as well as those of FSB, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of PBTC or FSB.

                          (k)     Dissenting Shareholders' Rights.  Any PBTC
Record Holder of shares of PBTC Common Stock who shall comply strictly with the provisions of Section 23-32-506 et seq. of the Arkansas Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code. Such an PBTC Shareholder is referred to herein as an "PBTC Dissenting Shareholder." However, UPC and FSB shall not be obligated to consummate the Merger if PBTC Record Holders holding or controlling more than seven percent (7%) of the shares of the PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their dissenters' rights in accordance with the Arkansas Code and the perfected status of said dissenters' rights shall have continued to the time of Closing.

                          (l)     PBTC Stock Options and Treasury Stock.  As of
the date of this Reorganization Agreement, except as set forth on Schedule 2.7 hereto, there are no options, rights, warrants, scrip or similar rights issued and outstanding by PBTC to





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 15 purchase shares of PBTC Common Stock (the "PBTC Stock Options"). Therefore, except as set forth on Schedule 2.7 hereto, at the Effective Time of the Merger there will be no issued or outstanding PBTC Stock Options. As of the date of this Reorganization Agreement, except as set forth on Schedule 2.7 hereto, there are no shares of PBTC Common Stock held by PBTC as Treasury Stock.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters Corporation, Administrative Center, Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time and place as may be mutually agreed upon by the Parties.


                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF UPC

                 As of the date hereof and as of the Effective Time of the Merger, UPC and FSB represent and warrant to PBTC as follows:

                 4.1 Organization and Corporate Authority. UPC and FSB are corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee and the State of Arkansas, respectively, and
(i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. Neither UPC nor FSB has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit or authorization, and no such proceeding is pending or has been threatened by any government authority. The corporate Charters and Bylaws of UPC and FSB, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 16

                  4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     UPC and FSB have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and/or FSB, have been (or upon execution will have been) duly executed and delivered by UPC and/or FSB, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of UPC as sole shareholder of FSB and UPC's Board of Directors, no other corporate proceedings on the part of UPC or FSB are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and FSB, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Merger Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or FSB is a party or by which they or their property or any of their assets are bound; the corporate Charter or Bylaws of UPC or the Articles of Incorporation or Bylaws of FSB; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which UPC or FSB is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or FSB or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or FSB, except that the Government Approvals shall be required in order for UPC or FSB to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor FSB is a party to, subject to or bound by any agreement, judgment, order, writ, letter of understanding, prohibition, injunction or decree of any





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 17 court or other governmental body of competent jurisdiction or any law which would prevent the execution of this Reorganization Agreement or the Merger Agreement by UPC or FSB, its delivery to PBTC or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against UPC or FSB in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or FSB in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or FSB, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended; (b) the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act, as amended; and (c) the prior approval of the Arkansas State Bank Department ("ASBD") under Section 23-32-506 et seq of the Arkansas Code and the regulations promulgated by the ASBD thereunder (collectively, the "Government Approvals").

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of December 31, 1995, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of December 31, 1995, 40,179,474 shares of UPC Common Stock were validly issued and outstanding.

         Except as described in Schedule 4.5 hereto, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for director qualifying shares.

                          (b)  The authorized capital stock of FSB consists of
100,000 shares of common stock having a par value of $10.00





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 18 per share (the "FSB Common Stock") and no preferred stock. As of the date hereof, FSB had issued all 100,000 shares of the authorized FSB Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the FSB Common Stock outstanding.

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to PBTC true and complete copies of: (i) UPC's audited Consolidated Financial Statements for the calendar years ended December 31, 1992 and 1993 (as originally issued, but without giving effect to subsequently effected business combinations accounted for as poolings of interests); (ii) UPC's unaudited consolidated financial statements for each of the calendar quarters ending in calendar year 1994 and thereafter, ending prior to the Closing Date; and (iii) upon issuance thereof, UPC's audited Consolidated Financial Statements for the calendar year ending December 31, 1994. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained. Since the date of the most recent SEC Document filed by UPC, UPC has not suffered a material adverse change on its business, operations or financial condition taken as a whole.

                 4.7      Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 19 therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the PBTC Record Holders in exchange for all of the PBTC Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger. Specifically, such shares shall be issued to PBTC Record Holders pursuant to an effective registration statement of appropriate form, and will be listed for trading on the NYSE.

                 4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or any UPC Subsidiary threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or any UPC Subsidiary and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary that would have a material adverse impact on UPC or any UPC Subsidiary.

                 4.10 Labor and Employment Matters. Except as reflected in Schedule 4.10 hereto, there is no (i) collective bargaining agreement or other labor agreement to which UPC or any UPC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which UPC or any UPC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of UPC or any UPC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither UPC nor any UPC Subsidiary has received notice from any governmental agency of any alleged





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 20 violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. UPC and each UPC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and UPC and each UPC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of UPC and each UPC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.10, there is no: unfair labor practice complaint against UPC or any UPC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting UPC or any UPC Subsidiary; labor grievance pending against UPC or any UPC Subsidiary; pending representation question respecting the employees of UPC or any UPC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party, or to the best knowledge of UPC, any basis for which a claim may be made under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party.

                 4.11 Absence of Undisclosed Liabilities. Except as described in Schedule 4.11 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to PBTC prior to the date of this Reorganization Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Reorganization Agreement. Except as described in Schedule 4.11 hereto, since December 31, 1993, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 21

                 4.12 Disclosure. The information concerning, and the representations or warranties made by UPC and FSB as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and FSB to PBTC pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to PBTC by UPC and FSB pursuant hereto were or will be complete and accurate copies of such documents.


                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PBTC

         Both as of the date hereof and as of the Effective Time of the Merger, PBTC represents and warrants to UPC and FSB as follows:

                 5.1 Organization and Qualification of PBTC and Subsidiaries. PBTC is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary; and (c) engages only in activities (and hold properties only of the types) permitted by the Arkansas Code and the rules and regulations promulgated by the ASBD thereunder or the FDIC for state banks. Each PBTC Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. PBTC and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and
to carry on their business as it is currently being conducted.    PBTC's
deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 22

                  5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     PBTC has all requisite power and authority to
execute and deliver this Reorganization Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Merger Agreement and the consummation of the proposed transaction have been duly authorized by majorities of the entire Board of Directors of PBTC and, except for the approval of the PBTC Shareholders, no other corporate proceedings on the part of PBTC are necessary to authorize the execution and delivery of this Reorganization Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by PBTC have been (or upon execution will have been) duly executed and delivered by PBTC and constitute (or upon execution will constitute) legal, valid and enforceable obligations of PBTC, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Merger Agreement, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any material mortgage, lease, covenant, agreement, indenture or other instrument to which PBTC or any PBTC Subsidiary is a party or by which PBTC or any PBTC Subsidiary is bound; the Articles of Incorporation or Bylaws of PBTC; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which PBTC or any PBTC Subsidiary is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to PBTC or any PBTC Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of PBTC or any PBTC Subsidiary, except that the Governmental Approvals shall be required in order for PBTC or any PBTC Subsidiary to consummate the Merger.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23

                 5.3      No Legal Bar.   PBTC is not a party to, or subject
to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement or the Merger Agreement by PBTC, the delivery thereof to UPC and FSB, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against PBTC in which the validity of this Reorganization Agreement, the transaction contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by PBTC in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to PBTC in order to avoid forfeiture or impairment of such rights.

                 5.5 Compliance With Law. PBTC and all PBTC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and PBTC, as the owner of the Realty has complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over PBTC's properties or over any other part of PBTC's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by PBTC subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither PBTC nor any PBTC Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Articles of Incorporation and Bylaws of PBTC. The Articles of Incorporation and Bylaws of PBTC, as amended to date, are in full force and effect.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 24

                 5.7 PBTC Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the unaudited consolidated statements of condition of PBTC as of December 31, 1994, and December 31, 1993, and the related statements of income and changes in capital funds of PBTC for the years ended December 31, 1994, and 1993 (the "Unaudited Financial Statements of PBTC") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1994 and prior to the Closing Date. Except as set forth in Schedule 5.7 hereto, such financial statements (i) were prepared from the books and records of PBTC; (ii) were prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present PBTC's financial condition and the results of its operations, changes in stockholders' equity as at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of PBTC's financial condition and the results of PBTC's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1994 (the "Balance Sheet Date") there has not been:

                          (a)     any material transaction by PBTC not in the
ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of PBTC;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of PBTC or their future use and operation by PBTC;

                          (d)     any acquisition or disposition by PBTC of any
property or asset of PBTC, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Fifty Thousand Dollars ($50,000), except in the ordinary course of business and in conformity with past practice;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 25

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of PBTC, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to PBTC, to which PBTC is a party which would have a material adverse effect upon the financial condition or operations of PBTC;

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of PBTC, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by PBTC, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of PBTC, or in the accounting policies or practices therein reflected;

                          (j)     any release or discharge of any material
obligation or liability of any person or entity related to or arising out of any loan made by PBTC of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by PBTC to any Officer, director or 2% shareholder of PBTC or any Affiliate of PBTC; or to any member of the immediate family of such Officer, director or 2% shareholder of PBTC or any Affiliate of PBTC; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section, "Officer" shall refer to a person who





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 26 holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. To the best of the knowledge, information and belief of the management of PBTC, none of the PBTC Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of PBTC.

                 5.10 Properties. Except as described in Schedule 5.10 hereto or adequately reserved against in the Unaudited Financial Statements of PBTC, PBTC and each PBTC Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Unaudited Financial Statements of PBTC as being owned by PBTC or any PBTC Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of PBTC and its Subsidiaries on a consolidated basis, held under leases or subleases by PBTC or any PBTC Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the PBTC Companies provide adequate coverage against loss, and the fidelity bonds in effect as to which any of the PBTC Companies is a named insured are believed to be sufficient.

                 5.11 PBTC Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive PBTC Subsidiaries as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each PBTC Subsidiary. No equity securities of any of the PBTC Subsidiaries are or may become required to be issued (other than to PBTC) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any PBTC Subsidiary, and there are no contracts, commitments,





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 27 understandings, or arrangements by which any PBTC Subsidiary is bound to issue (other than to PBTC) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each PBTC Subsidiary held by PBTC or by any PBTC Subsidiary are fully paid and nonassessable and are owned by PBTC or such PBTC Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.


                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of PBTC's fixed assets and equipment having a net book value in excess of Twenty-Five Thousand Dollars ($25,000) included in the Fixed Assets is in sufficient operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of PBTC and each PBTC Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably expected to result in a determination materially adverse to PBTC or any PBTC Subsidiary except as fully reserved for in the Unaudited Financial Statements of PBTC. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither PBTC nor any PBTC Subsidiary has
executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for PBTC and all PBTC Subsidiaries for all periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 financial statements included in the Unaudited Financial Statements of PBTC, and have been made with respect to periods ending after December 31, 1994.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 28

                          (d)  Deferred taxes of PBTC and each PBTC Subsidiary
have been provided for in accordance with GAAP.

                          (e)  To the best knowledge of PBTC, neither the
Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against PBTC or any PBTC Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon PBTC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by PBTC or any PBTC Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Unaudited Financial Statements of PBTC referred to in Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against PBTC or any PBTC Subsidiary, or to the best knowledge of PBTC threatened against or affecting PBTC, any PBTC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would be reasonably expected to, if decided against PBTC or the PBTC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of PBTC and that are not reflected in the Unaudited Financial Statements of PBTC or (ii) has been brought by or on behalf of any employee employed or formerly employed by PBTC or any PBTC Subsidiary that would have a material adverse impact on PBTC or any PBTC Subsidary.

                 5.15 Hazardous Materials. To the best of the knowledge, information and belief of the management of PBTC, except as set forth in
Schedule 5.15 hereto:

                          (a)     PBTC and all PBTC Subsidiaries have obtained
all permits, licenses and other authorizations which are required to be obtained by PBTC or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by PBTC or any PBTC Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code,





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 29 plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in
Schedule 5.15(a) hereto. For purposes hereof, the following terms shall have the following meanings:

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Arkansas Water and Air Pollution Control Act, Section 8-4-101 et seq. of the Arkansas Code of 1987 Annotated; (n) the Arkansas Solid Waste Management Act, Section 8-6-201 et seq. of the Arkansas Code of 1987 Annotated; (o) the Hazardous Waste Management Act of 1979, Section 8-7-301 et seq. of the Arkansas Code of 1987 Annotated; (p) the Arkansas Resource Reclamation Act of 1979,
Section 8-7-301 et seq. of the Arkansas Code of 1987 Annotated; (q) the Emergency Response Fund Act, Section 8-7-401 et seq. of the Arkansas Code of 1987 Annotated; (r) Remedial Act Trust Fund Act, Section 8-7-501 et seq. of the Arkansas Code of 1987 Annotated; (s) the Arkansas statute dealing with Regulated Substance Storage Tanks, 8-7-801 et seq. of the Arkansas Code of 1987 Annotated; (t) the Petroleum Storage Tank Trust Fund Act, Sections 8-7-901 et seq. of the Arkansas Code of 1987 Annotated; (u) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (v) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 30 jurisdiction over the Property of PBTC or any PBTC Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by PBTC or a PBTC Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                       (b) In addition, except as set forth in Schedule 5.1 5(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by PBTC or any PBTC Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of PBTC or any PBTC Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by PBTC or any Affiliate of PBTC at the Property;

                                  (ii)      None of the Property has received
         or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during PBTC's or any PBTC Subsidiary's occupancy thereof, or during the occupancy thereof by any assignee or sublessee of PBTC or any PBTC Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)  There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 31 there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)      No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)      Neither PBTC nor any Affiliate of PBTC has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, PBTC or any Affiliate of PBTC in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of PBTC or any Affiliate of PBTC relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of PBTC, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of PBTC or any Affiliate of PBTC in relation to any Property, which have not been made available to UPC.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 32

                          (h)     PBTC is not aware of any facts which might
suggest that PBTC or any PBTC Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject PBTC or any PBTC Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990).

                 5.16 Insurance. PBTC has paid all material amounts due and payable under any insurance policies and guaranties applicable to PBTC or PBTC's assets and operations; all such insurance policies and guaranties are in full force and effect; and PBTC and all of PBTC's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience.

                 5.17 Labor and Employment Matters. To the best of the knowledge, information and belief of the management of PBTC, except as reflected in Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which PBTC or any PBTC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which PBTC or any PBTC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of PBTC or any PBTC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither PBTC nor any PBTC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. PBTC and each PBTC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and PBTC and each PBTC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 33 employees of PBTC and each PBTC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There are no unfair labor practice complaint against PBTC or any PBTC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting PBTC or any PBTC Subsidiary; labor grievance pending against PBTC or any PBTC Subsidiary; pending representation question respecting the employees of PBTC or any PBTC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which PBTC or any PBTC Subsidiary is a party; or to the best knowledge of PBTC, any basis for which a claim may be made under any collective bargaining agreement to which PBTC or any PBTC Subsidiary is a party.

                 5.18 Records and Documents. The Records of PBTC are and will be sufficient to enable FSB to continue conducting PBTC's business as an Arkansas state bank under similar standards as it has heretofore conducted such business.

                 5.19 Capitalization of PBTC. The authorized capital stock of PBTC consists of 24,000 shares of common stock having a par value of $25.00 per share (the "PBTC Common Stock") and no shares of preferred stock or any other class of equity security. As of the date of this Reorganization Agreement, 24,000 shares of PBTC Common Stock were issued and outstanding and no shares of PBTC Common Stock were held by PBTC as treasury stock. All of the outstanding PBTC Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any PBTC Shareholder. Except as described in Section 3.1(l) of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into PBTC Common Stock or into any other equity or debt security of PBTC, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued PBTC Common Stock or any other equity or debt security of PBTC. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than 24,000 shares of PBTC Common Stock issued and outstanding. Except as set forth in Schedule 5.19 hereto, PBTC owns and is the beneficial record holder of, and has good and freely transferable title to, all of the shares of capital stock in any PBTC Subsidiary.

                 5.20 Sole Agreement. With the exception of this Reorganization Agreement, neither PBTC, nor any PBTC Subsidiary has been or is a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 34 the normal course of its business) or to any other agreement which contemplates the involvement of PBTC or any Subsidiary of PBTC (or any of their assets) in any business combination of any kind; or any agreement obligating PBTC to issue or sell or authorize the sale or transfer of PBTC Common Stock or the capital stock of any PBTC Subsidiary. Except as described in Schedule 5.20 hereto, there are no shares of capital stock or other equity securities of PBTC outstanding, except for shares of PBTC Common Stock presently issued and outstanding, and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PBTC, or contracts, commitments, understandings, or arrangements by which PBTC or is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no contracts, commitments, understandings, or arrangements by which PBTC or any PBTC Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any PBTC Subsidiary, and there are no contracts, agreements, understandings or commitments relating to the right of PBTC to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, PBTC set forth in this Reorganization Agreement, or in the Schedules of Exceptions of PBTC hereto, or in any document, statement, certificate or other writing furnished or to be furnished by PBTC to UPC and FSB pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC by PBTC pursuant hereto were complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither PBTC nor any PBTC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of PBTC or any PBTC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of PBTC or any PBTC Subsidiary (i) except as disclosed in the PBTC Financial Statements delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 35 under this Reorganization Agreement. Since December 31, 1994, neither PBTC nor any PBTC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of PBTC or such PBTC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to PBTC or any PBTC Subsidiary.

                 5.23 Allowance for Possible Loan or ORE Losses. The allowance for possible loan losses shown on the consolidated Unaudited Financial Statements of PBTC is adequate in all material respects to provide for anticipated losses with respect to Loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as disclosed in Schedule 5.23 hereto, as of the date thereof PBTC does not have any Loan which has been criticized or classified by its bank examiners or by its independent auditors in reports provided to the management of PBTC by such reviewing parties as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses on other real estate ("ORE") shown on the consolidated Unaudited Financial Statements of PBTC is (with respect to periods ended on or before December 31, 1994) or will be (with respect to periods ending subsequent to December 31, 1994) adequate in all material respects to provide for anticipated losses in ORE owned or held by PBTC or any PBTC Subsidiary and the net book value of ORE on the Balance Sheet of Unaudited Financial Statements of PBTC is the net realizable value of the ORE in accordance with Statement of Position 92-3.

                 5.24 Compliance with Laws. To the best of PBTC's knowledge, information and belief, except as described in Schedule 5.24 hereto, PBTC and each PBTC Subsidiary:

                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of PBTC or any PBTC Subsidiary, or which would or could reasonably be expected to subject PBTC or any PBTC Subsidiary or any of its directors or officers to civil money penalties; and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that PBTC or any PBTC Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on PBTC or any PBTC Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of PBTC or any PBTC Subsidiary, or (iii) requiring PBTC or any PBTC Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25 Employee Benefit Plans. (a) PBTC has previously provided to UPC true and complete copies of each "employee benefit plan," as defined in ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of PBTC or any PBTC Subsidiary, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans", and each such Employee Plan is listed in Schedule 5.25(a) hereto. Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified. Except as disclosed in
Schedule 5.25(a) hereto, all Employee Plans were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1995.

                          (b)  PBTC has furnished to UPC true and complete
copies and descriptions of each plan or arrangement maintained or otherwise contributed to by PBTC or any PBTC Subsidiary which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare plan (including, but not limited to, "employee welfare benefit plans" as that term is defined in ERISA), or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of PBTC or any PBTC Subsidiary (such plans and arrangements being collectively referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of PBTC and PBTC's Subsidiaries are listed on Schedule 5.25(b) hereto). Except as disclosed in Schedule 5.25(b) hereto, there are no other Benefit Arrangements of the PBTC Companies and all Benefit





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 37

Arrangements which are in effect were in effect for substantially all of calendar year 1994. Except as disclosed in Schedule 5.25(b) hereto or as was required by applicable law, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1995, and no material increase in the base salary and wage levels of PBTC or any PBTC Subsidiary and except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1994. Except as disclosed in
Schedule 5.25(b) hereto, there has been no material increase in the compensation of or benefits payable to any senior executive employee of PBTC or any PBTC Subsidiary since January 1, 1995, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1995. Except as disclosed in Schedule 5.25(b) hereto, there is no contract, agreement or Benefit Arrangement covering any employee of PBTC or any PBTC Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Internal Revenue Code.

                          (c)  With respect to all Employee Plans and Benefit
Arrangements, PBTC and each PBTC Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by PBTC or any PBTC Subsidiary which is covered by Title I of ERISA, which could subject any person (other than a person for whom neither PBTC nor any PBTC Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of any PBTC Company; no Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; neither PBTC nor any PBTC Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement; no Benefit Arrangement has incurred,





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 nor does any Benefit Arrangement have, any unfunded plan liabilities, whether or not waived; neither PBTC nor any PBTC Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of UPC or any of its Affiliates (including PBTC or any PBTC Subsidiary) at or after the Effective Time of the Merger. Except as disclosed in Schedule 5.25(c) hereto, to the best knowledge, information and belief of PBTC, no condition exists that could subject any person (other than a person for whom neither PBTC nor any PBTC Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes or sanctions that arise under Sections 106(b), 162(i) and 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of Sections 162(k) and 4980B of the Internal Revenue Code with respect to any current or former employee, including their beneficiaries, of PBTC or any PBTC Subsidiary.

                          (d)  Except as described in Schedule 5.25(d) hereto,
each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by PBTC (or by FSB as the Resulting Bank) within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination. Any amounts representing or attributable to overfunding for a PBTC defined benefit plan may be returned to PBTC or any PBTC Subsidiary in accordance with the respective plan's arrangements as described in the respective plan's organic documents.

                 5.26 Material Contracts. Except as reflected in the PBTC Financial Statements, or as described in Schedule 5.26 hereto, neither PBTC nor any PBTC Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that PBTC were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by PBTC as of the date of this Reorganization Agreement.

                 5.27 Material Contract Defaults. To the best of the knowledge, information and belief of the management of PBTC, neither PBTC nor any PBTC Subsidiary is in default in any respect





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 39 under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on PBTC or any PBTC Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Since January 1, 1990, PBTC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the ASBD; (ii) the FDIC, including, but not limited to, Call Reports and FFIEC 034 and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PBTC has previously provided to UPC true and correct copies of all such reports filed by PBTC after January 1, 1990.

                 5.29 Statements True and Correct. None of the information prepared by, or on behalf of, PBTC or any PBTC Subsidiary regarding PBTC or any PBTC Subsidiary included or to be included in the Proxy Statement to be mailed to PBTC's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of PBTC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 40 communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which PBTC or any PBTC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within a reasonable time after execution of this Reorganization Agreement (but not more than thirty (30) days), UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Merger Agreement with reasonable promptness. UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time.

                 6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of PBTC shall have been obtained and, except as otherwise contemplated herein:

                          (a) UPC and FSB, at their own cost and expense, shall
use their reasonable best efforts to secure all necessary consents and all consents and releases, if any, required of UPC, FSB or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 41

Agreement and the consummation of the transactions contemplated hereby; and

                          (b)  At all times to and including, and as of, the
Closing, UPC and FSB shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of UPC and FSB in all material respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein.

                 6.3 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with PBTC in the preparation of the PBTC Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the PBTC Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the NYSE the UPC Common Stock. Such registration, qualification and listing shall be effective at Closing and on the Effective Date.

                 6.4 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of PBTC or the PBTC Subsidiaries and all employees of PBTC and the PBTC Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of FSB, as the Resulting Bank or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure as of the Effective Date of the Merger. Service with PBTC or with any PBTC Subsidiary prior to the Effective Time of the Merger by such former PBTC Company employees will not be deemed service with UPC for purposes of determining eligibility for participation and vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of PBTC and PBTC's Subsidiaries in the employee benefit





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 42 plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The PBTC Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plan is replaced by a benefit plan maintained by UPC.


                                   ARTICLE 7

                               COVENANTS OF PBTC

                 7.1 Proxy Statement; PBTC Shareholder Approval. PBTC shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and shall use its best efforts to ensure that such meeting is held not later than June 30, 1995, for the purpose of (i) approving this Reorganization Agreement and the Merger Agreement, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) PBTC shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to its shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the PBTC Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of PBTC shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to PBTC Shareholders the approval of this Reorganization Agreement and the Merger Agreement; and (iv) PBTC shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such PBTC Shareholders' approvals.

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained and, except as otherwise contemplated herein:

                          (a)  PBTC shall, and shall cause each PBTC Subsidiary
to:

                                  (i)  Operate its business only in the usual,
          regular, and ordinary course;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 43

                                  (ii)  Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii)  Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)  Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)  Use its reasonable best efforts to keep
         in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of PBTC or such PBTC Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)  Use its reasonable best efforts to
         retain PBTC's present customer base and to facilitate the retention of such customers by FSB and its branches after the Effective Time of the Merger; and

                                  (vii)  Use its reasonable best efforts to
         maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to PBTC or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of PBTC's customer relationships;

                          (b)  PBTC agree to use its reasonable best efforts to
assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and PBTC shall provide to UPC or to the appropriate governmental





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 44 authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c) PBTC, at its own cost and expense, shall use its
reasonable best efforts to secure all necessary consents and all consents and releases, if any, required of PBTC or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d)  At all times to and including, and as of, the
Closing, PBTC shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of PBTC in all material respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein;

                          (e)  On and after the Closing Date, PBTC and shall
give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transaction contemplated by this Reorganization Agreement;

                          (f)  Between the date of this Reorganization
Agreement and the Closing Date, PBTC shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to PBTC. PBTC shall provide reasonable assistance to UPC in its investigation of matters relating to PBTC; and

                          (g) Subject to the terms and conditions of this
Reorganization Agreement, PBTC agrees to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transaction contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. PBTC shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 45 of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, PBTC covenants and agrees that they will neither do, nor agree or commit to do, nor permit any PBTC Subsidiary to do or commit or agree to do, except for existing commitments or agreements which have previously been disclosed to UPC, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)  Except as expressly contemplated by this
Reorganization Agreement or the Merger Agreement, amend its Articles of Incorporation or Bylaws; or

                          (b)  Impose, or suffer the imposition, on any share
of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)  (i) Repurchase, redeem, or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Merger Agreement; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the PBTC Common Stock; or (v) declare or pay any cash or in kind dividend on the PBTC Common Stock; or

                          (d)  Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 46

                          (e)  Except as expressly permitted by this
Reorganization Agreement or the Merger Agreement, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of PBTC Common Stock, or any other capital stock of PBTC or of any PBTC Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are sold or otherwise transferred to PBTC or any PBTC Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of PBTC or of any PBTC Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of PBTC or any PBTC Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)  Incur, or permit any PBTC Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money [other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of PBTC or any PBTC Subsidiary to PBTC or another PBTC Subsidiary] in excess of an aggregate of $50,000 (for PBTC and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of PBTC or such PBTC Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)  Except for existing commitments set forth on
Schedule 7.3(g) hereto, grant any increase in compensation or benefits to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of PBTC or of any PBTC Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)  Amend any existing employment contract between
it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 47 enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that PBTC (or its successor) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)  Adopt any new employee benefit plan or terminate
or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                          (j)  Enter into any new service contracts, purchase
contracts or lease agreements that are material to PBTC or any PBTC Subsidiary;
or

                          (k)  Make any capital expenditure in excess of
$25,000, except for ordinary purchases, repairs, renewals or replacements; or

                          (l)  Enter into any transactions other than in the
ordinary course of business; or

                          (m)  Except in the ordinary course of business and
consistent with past practices, grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding PBTC Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of PBTC or amend the terms of any such credit outstanding on the date hereof.


                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of PBTC. Unless waived in writing by PBTC, the obligation of PBTC to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and FSB to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 48

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and FSB contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or FSB described elsewhere in this Reorganization Agreement, PBTC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and FSB dated as of the Closing Date certifying that:

                                        (A)     UPC's and FSB' respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Merger Agreement) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or FSB is an officer of UPC or FSB, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
                 and FSB attached to such certificate remain in full force and effect; and

                                        (D)     UPC and FSB are in good
                 standing under their respective corporate charters; and

                                  (ii)  a certificate signed respectively by
         duly authorized officers of UPC or FSB stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  PBTC shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession in escrow certificates evidencing and representing that number of shares of UPC Common Stock and cash





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49 funds sufficient to meet the obligations of UPC to the PBTC Record Holders to deliver the Consideration at the Closing under this Reorganization Agreement and the Merger Agreement;

                          (e)     Opinion of UPC's and FSB' Counsel.  PBTC
shall have been furnished with an opinion of counsel to UPC and FSB, dated as of the Closing Date, addressed to and in form and substance satisfactory to PBTC, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and FSB is an Arkansas state banking corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC and FSB and (assuming this Reorganization Agreement is a binding obligation of PBTC) constitutes a valid and binding obligation of UPC and FSB enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii) neither the execution and delivery by
         UPC or FSB of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or FSB in connection herewith violates or conflicts with UPC's or FSB' corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or FSB;

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and FSB of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or FSB in connection herewith; and

                                  (v)  the shares of UPC Common Stock to be
         issued in the names of the PBTC Record Holders and delivered in exchange for their PBTC Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or FSB or





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 50 appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                          (f)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, UPC and FSB shall have afforded PBTC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to UPC and FSB, and UPC and FSB shall have caused all UPC and FSB personnel to provide reasonable assistance to PBTC in its investigation of matters relating to UPC and FSB; and

                          (g)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of UPC or FSB taken as a whole shall have occurred since the date of this Reorganization Agreement.
In the event of such a material adverse change with respect to UPC or FSB, PBTC may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty.

                 8.2 Conditions to the Obligations of UPC and FSB. Unless waived in writing by UPC and FSB, the obligation of UPC and FSB to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of PBTC to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of PBTC contained in Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 51

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of PBTC dated as of the Closing Date certifying that:

                                        (A)     PBTC's Board of Directors has
                 duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Merger Agreement) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of PBTC is an officer of PBTC, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of PBTC
                 attached to such certificate remain in full force and effect;
                 and

                                        (D)     PBTC is in good standing under
                 its corporate charter; and

                                  (ii)     a certificate signed by the Chief
         Executive Officer or Executive Vice President of PBTC stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of PBTC which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of PBTC; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC or FSB may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 52

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, PBTC shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to PBTC. PBTC shall have caused all PBTC personnel to provide reasonable assistance to UPC in its investigation of matters relating to PBTC;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of PBTC taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to PBTC, UPC may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of PBTC's Counsel.  UPC shall have
been furnished with an opinion of counsel to PBTC, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                                  (i)       PBTC is a state bank duly
         organized, validly existing, and in good standing under the laws of the State of Arkansas;

                                  (iii) this Reorganization Agreement has been
         duly and validly authorized, executed and delivered by PBTC and (assuming that this Reorganization Agreement is a binding obligation of UPC and FSB and the Merger Agreement is a binding obligation of UPC and FSB) constitutes a valid and binding obligation of PBTC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv) to the knowledge of such counsel after
         due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by PBTC of this Reorganization Agreement or any of the documents to be executed and delivered by PBTC in connection herewith.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 53

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of PBTC or appropriate government officials;
(ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Arkansas; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991); and

                          (h)  Other Business Combinations, Etc.  PBTC shall
not have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which PBTC would merge; consolidate with; effect a business combination with; sell any substantial part of PBTC's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of PBTC or the benefits of acquiring the PBTC Common Stock; and

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total consolidated assets of PBTC shall be not less than $52,000,000 at Closing, (ii) the tangible equity capital of PBTC shall have increased since December 31, 1994 through normal earnings, (iii) PBTC shall have no more than 24,000 shares of common stock outstanding at Closing, being its only class of stock issued and outstanding, (iv) there shall have been no extraordinary sales of assets or investment portfolio restructuring since December 31, 1994, and (v) there shall have been no dividend declaration by PBTC since December 31, 1994. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that PBTC shall have been operated consistently in the normal course of its business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual or out of the ordinary borrowings or by the realization of extraordinary gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                          (j)     Non-Compete Agreements.  Each member of the
Board of Directors of PBTC set forth on Schedule 8.2(j) hereto shall have entered into a non-compete agreement with UPC and/or FSB substantially in the form of UPC's standard form of non-compete agreement as attached hereto as part of 8.2(j), providing for a term of not less than two (2) years and covering St. Francis County, Arkansas, the county in which PBTC currently operates and does business in and has a present intention to do business in; and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 54

                          (k)     Receipt of Affiliate Letters.  Pursuant to
the provisions of Section 2.6 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each PBTC Record Holder who would be deemed an Affiliate of PBTC at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of PBTC Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such PBTC Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such PBTC Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such PBTC Record Holder pursuant to the terms and conditions of this Reorganization Agreement except in accordance with the Securities Laws and consistent with recording the transaction as a tax-free reorganization.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)  No Pending or Threatened Claims.  That no claim,
action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith;

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                          (c)     Effective Registration Statement and No Stop
Orders. An S-4 Registration Statement encompassing the Proxy Statement-Prospectus shall have been filed with the SEC, such registration statement shall have become effective and no stop order shall have been issued or in effect by the SEC with respect to such registration statement or the shares of UPC Common Stock to be issued pursuant thereto; and





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 55

                          (d)     Tax Opinion.  UPC and PBTC shall have
received a written opinion from counsel to UPC to the effect that the transactions contemplated by this Reorganization Agreement and the Merger Agreement will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the PBTC Record Holders will not recognize any gain or loss to the extent that such PBTC Record Holders exchange shares of PBTC Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Merger Agreement assuming that the shares of PBTC Common Stock so exchanged by such PBTC Record Holders are held by them as capital assets at the time of such exchange.


                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Merger Agreement may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or FSB, should PBTC or any PBTC
Subsidiary fail to conduct its business pursuant to PBTC's Covenants made in
Article 7; or by PBTC, should UPC or any UPC Subsidiary fail to conduct its business pursuant to UPC's and FSB's Covenants made in Article 6;

                          (c)  By UPC, FSB or PBTC in the event the Closing
shall not have occurred by August 30, 1995 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, if UPC shall have filed any and all applications to obtain the requisite Government Approvals within thirty (30) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then PBTC shall, upon UPC's written request, extend the Closing Date for a reasonable time in order for UPC to obtain all Government Approvals and for the expiration of any stipulated waiting periods, but in any event not later than November 30, 1995;

                          (d)     By either UPC, FSB or PBTC, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 56 the transaction contemplated); provided, however, that either UPC or PBTC may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten
(10) business days of the receipt thereof;

                          (e)     By UPC or FSB if the conditions set forth in
Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by PBTC if the conditions set forth in Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                          (f)     By UPC or FSB in the event that there shall
have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of PBTC, taken as a whole, or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the PBTC Common Stock which are the subject of the instant transaction; or by PBTC in the event that there shall have been, in PBTC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC or FSB taken as a whole;

                          (g)     By UPC, FSB or PBTC in the event that there
shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)  By UPC or FSB should PBTC or any PBTC Subsidiary
enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or by PBTC should UPC enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 57 combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person; or

                          (i)  By UPC or FSB should PBTC or any PBTC Subsidiary
enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring PBTC to raise additional capital or to sell a substantial portion of its assets; or by PBTC UPC or any UPC Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring UPC to raise additional capital or to sell a substantial portion of its assets.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.


                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 58

If to PBTC:                       Planters Bank & Trust Company
                                  321 North Rosser Street
                                  Street (P.O. Box 1539)
                                  Forrest City, Arkansas 72335-1539
                                  Fax:  (501) 633-2894
                                  Attn: Frankie L. Pratt, Chairman

With a copy to:                   Richard N. Massey, Esq.
                                  Rose Law Firm
                                  120 East Fourth Street
                                  Little Rock, Arkansas 72201
                                  Fax:  (501) 375-1309

If to UPC or FSB:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

or                                7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38088
                                  Fax:  (901) 383-2832
                                  Attn: Jackson W. Moore, President
                                    Gary A. Simanson, Associate General Counsel

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates; provided, however, such assignment shall not change the form or nature of Consideration to be received by the PBTC Record Holders. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 59 court of competent jurisdiction located in Shelby County, Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. PBTC, UPC and FSB each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC or FSB shall not obligate UPC or FSB to obtain or to provide UPC or FSB additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC or FSB shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Merger Agreement which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 60 other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, to the extent permitted by law, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Merger Agreement; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                 10.11 Payment of Expenses. Except as set forth herein, UPC and PBTC shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, FSB and PBTC represent and warrant to each other that, except for the engagement by PBTC of Stephens, Inc. as its financial advisor, they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transaction contemplated herein. This section shall survive the termination of this Reorganization Agreement.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 61

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by PBTC, UPC and FSB will be without an adequate remedy at law by reason of the unique nature of PBTC. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and FSB, UPC and FSB shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by PBTC, and no attempt on the part of UPC or FSB to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or FSB which would preclude UPC or FSB from obtaining any remedies at law to which it would otherwise be entitled. PBTC covenants that it shall not contend in any such proceeding that UPC or FSB is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire at the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable statutes of limitation. Nothing in this Section
10.15 shall limit PBTC's, UPC's or FSB' rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 62 occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 63

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                          PLANTERS BANK & TRUST COMPANY



                                          By: /s/
                                              -------------------------------
                                               Frankie L. Pratt
                                          Its: Chairman of the Board

ATTEST:



- ---------------------------
Secretary


                                          UNION PLANTERS CORPORATION



                                          By: /s/
                                              -------------------------------
                                                Jackson W. Moore
                                          Its:  President
ATTEST:



- ---------------------------
Secretary


                                          FIRST SOUTHERN BANK



                                          By: /s/
                                              -------------------------------

                                          Its: President

ATTEST:



- ---------------------------
Secretary






                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 64

                                                                         ANNEX A


                                MERGER AGREEMENT


                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                         PLANTERS BANK & TRUST COMPANY
                       (AN ARKANSAS BANKING CORPORATION)

                                 WITH AND INTO

                              FIRST SOUTHERN BANK
                       (AN ARKANSAS BANKING CORPORATION)


         THIS MERGER AGREEMENT ("Merger Agreement") is made and entered into as of the ______ day of ___________, 1995, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee and having its principal offices at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; FIRST SOUTHERN BANK ("FSB"), a banking corporation organized and existing under the laws of the State of Arkansas having its principal office located 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331 and a wholly-owned subsidiary of UPC; and PLANTERS BANK & TRUST COMPANY ("PBTC"), a banking corporation organized and existing under the laws of the State of Arkansas having its principal office located at 321 North Street (Post Office Box 1539) Forest City, St. Francis County, Arkansas 72335.


                                    PREAMBLE

         WHEREAS, UPC, FSB and PBTC have entered into an Agreement and Plan of Reorganization dated as of the 10th day of February, 1995 ("Reorganization Agreement") to which this Merger Agreement is Annex A and is incorporated by reference as a part thereof; and

         WHEREAS, The Boards of Directors of UPC, FSB and PBTC, are each of the opinion that the interests of their respective institutions and their institutions' respective shareholders would best be served if PBTC were to be merged with and into FSB, which would survive the merger, on the terms and conditions





                 AGREEMENT AND PLAN OF REORGANIZATION - PAGE 65 provided in the Reorganization Agreement and in this Merger Agreement, and as a result of such Merger becoming effective, FSB would continue to be wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, the respective Boards of Directors of UPC, FSB and PBTC hereby make, adopt and approve this Merger Agreement in order to set forth the terms and conditions for the merger of PBTC with and into FSB (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Merger Agreement and in any amendments hereto, the following terms shall have the following meanings respectively:

         "ARKANSAS CODE" shall mean the Arkansas Code Annotated, as amended.

         "ARKANSAS COMMISSIONER" shall mean the Commissioner of the Arkansas State Bank Department.

         "ASBD" shall mean the Arkansas State Bank Department.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "CONSIDERATION" shall have the meaning assigned to such term in
Section 3.3 of this Merger Agreement.

         "CONTINUING BANK" means the Merging Bank (as such term is defined in Section 23-32-501 of the Arkansas Code), the Charter of which becomes the Charter of the Resulting Bank, FSB in the instant transaction.

         "EFFECTIVE TIME OF THE MERGER" shall mean the date and time at which the Merger becomes effective pursuant to the laws of the State of Arkansas as provided in Section 8.3 of this Merger Agreement.

         "EXCHANGE AGENT" shall have the meaning assigned to such term in
Section 3.4 of this Merger Agreement.

         "FAIR MARKET VALUE" shall have the same definition as has been prescribed by the Internal Revenue Service for the purpose of valuing assets for federal estate or gift tax purposes.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and those to which it has delegated certain authority including the Federal Reserve Bank of St. Louis.

         "FSB" shall mean the FIRST SOUTHERN BANK, a banking corporation organized and existing under the laws of the State of Arkansas having its principal office located 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331 and a wholly-owned subsidiary of UPC.

         "FSB COMMON STOCK" shall mean the $10.00 par value common stock of FSB.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         "MERGER" shall mean the merger of PBTC with and into FSB as provided in Section 3.1 of this Merger Agreement.

         "MERGER AGREEMENT" shall mean this Merger Agreement providing the plan for merging PBTC with and into FSB, which would survive the Merger.

         "MERGING BANKS" means FSB and PBTC, the parties to the Merger.

         "PARTY" shall mean UPC and PBTC on the one hand, or FSB on the other hand, and "PARTIES" shall mean collectively UPC, FSB and PBTC.

         "PBTC" shall mean PLANTERS BANK & TRUST COMPANY, a banking corporation organized and existing under the laws of the State of Arkansas having its principal office located at 321 North Street (Post Office Box 1539) Forest City, St. Francis County, Arkansas 72335.

         "PBTC" shall mean PLANTERS BANK & TRUST COMPANY as defined above.

         "PBTC COMMON STOCK" shall mean the 24,000 authorized, issued and outstanding shares of Common Stock of PLANTERS BANK & TRUST COMPANY having a par value of $25.00 per share.

         "PBTC RECORD HOLDER" shall have the meaning assigned to such term in
Section 3.2(b) of this Merger Agreement.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

         "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the FDIC, the ASBD and any other governmental or quasi-governmental entity which has, or may hereafter have jurisdiction over any of the transactions contemplated by the Reorganization Agreement.

         "REORGANIZATION AGREEMENT" shall have the meaning assigned to such term in the Preamble.

         "RESULTING BANK" means the bank resulting from the consummation of the Merger, FSB in the instant transaction.

         "SHAREHOLDERS MEETING" shall mean the meeting of the shareholders of FSB to be held pursuant to Section 7.1 of the Reorganization Agreement.

All other terms not specifically defined herein shall have the meanings assigned to such terms in the Reorganization Agreement.


                                  ARTICLE II.

            INFORMATION REQUIRED BY ARKANSAS CODE SECTION 23-32-503

         2.1 INFORMATION CONCERNING MERGING BANKS. The names of the two Merging Banks and the locations of the respective offices of each are as follows:

         FIRST SOUTHERN BANK (three banking offices)

                 Principal Office
                 801 Commerce Street
                 (P. O. Box 248)
                 Earle, Crittenden County, Arkansas 72331

         PLANTERS BANK & TRUST COMPANY (four banking offices)

                 Principal Office
                 Planters Bank & Trust Company
                 321 North Rosser Street
                 Street (P.O. Box 1539)
                 Forrest City, Arkansas 72335-1539


         2.2  INFORMATION CONCERNING THE RESULTING BANK:

                          (A)  NAME.  The name of the Resulting Bank shall be:

                              FIRST SOUTHERN BANK





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

         The three banking offices of FSB identified in Section 2.1 above shall continue to be the banking office of the Resulting Bank and the four offices of PBTC identified above shall become offices of FSB at the Effective Time of the Merger incidental to consummation of the Merger.

                          (B) BOARD OF DIRECTORS. The names and residences of each director of the Resulting Bank to serve until the next meeting of stockholders at which directors are to be elected are as follows:

                          1.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          2.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          3.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          4.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          5.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          6.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          7.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP

                          8.      Name of FSB Director
                                  Street Address of Director
                                  City, Arkansas ZIP





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                          (C) OFFICERS. The names and residences of each policy-making-level officer of the Resulting Bank are as follows:

                          1.      Name and Title of Officer of FSB
                                  Street Address of such Officer
                                  City, Arkansas ZIP

                          2.      Name and Title of Officer of FSB
                                  Street Address of such Officer
                                  City, Arkansas ZIP

                          3.      Name and Title of Officer of FSB
                                  Street Address of such Officer
                                  City, Arkansas ZIP

                          4.      Name and Title of Officer of FSB
                                  Street Address of such Officer
                                  City, Arkansas ZIP

                          5.      Name and Title of Officer of FSB
                                  Street Address of such Officer
                                  City, Arkansas ZIP


                          (D) CAPITALIZATION. The capital accounts of the Resulting Bank shall be approximately as follows:


                          Common Stock                       $    __,000
                          Capital Surplus                      _,___,000
                          Undivided Profits                    ________0
                          Total Stockholders' Equity         $ _,___,000

         The Resulting Bank shall have one class of equity securities consisting of 100,000 authorized shares of common stock having a par value of $10.00 per share. Upon the Merger becoming effective, 100,000 shares of common stock will be issued and outstanding.

                          (E) NO PREFERRED SHARES. The Resulting Bank will have no class of preferred stock authorized.

                          (F) ARTICLES OF INCORPORATION AND BYLAWS. FSB is designated as the Continuing Bank. The Articles of Incorporation and Bylaws of FSB as in effect immediately prior to the Effective Time of the Merger shall continue to be the Articles of Incorporation and Bylaws of the Resulting Bank at and after the Effective Time of the Merger.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 3
                              TERMS OF THE MERGER

         3.1 CONSUMMATION OF THE MERGER. The Merger shall become effective and the separate corporate existences of the Merging Banks shall cease upon the filing of this Merger Agreement in executed form with the Arkansas Commissioner in accordance with Section 23-32-503 of the Arkansas Code, or at such later date and/or time as may be specified in this Merger Agreement, and which shall, upon becoming effective, have the effects set forth in this Merger Agreement and also in Section 23-32-503 of the Arkansas Code. FSB, as the Resulting Bank, shall continue to exist and to be governed by the laws of the State of Arkansas. The Merger shall be consummated pursuant to the terms of this Merger Agreement which has been duly adopted by majorities of the members of the entire Boards of Directors of each of UPC, PBTC and FSB, and has been duly approved by UPC as the sole shareholder of FSB and by the shareholders of PBTC. This Merger Agreement shall first be submitted to the Arkansas Commissioner for approval and upon receipt of such approval, shall be submitted for approval to the shareholders of PBTC at the Shareholders Meeting. The members of PBTC's Board of Directors, subject to their fiduciary obligations, agree to recommend its approval by PBTC's shareholders.

         3.2     AUTOMATIC CONVERSION OF SHARES AT THE EFFECTIVE TIME.

                 (A) SHARES OF FSB COMMON STOCK SHALL REMAIN OUTSTANDING. At the Effective Time of the Merger, each of the 100,000 shares FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall automatically become the issued and outstanding Common Stock of FSB as the Resulting Bank without any further action on the part of the holder thereof or of any other person. Such 100,000 shares shall become and constitute all of the issued and outstanding common stock of the Resulting Bank as the entity surviving the Merger, and the certificate evidencing and representing the 100,000 shares of FSB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action, at and after the Effective Time of the Merger evidence and represent the 100,000 issued and outstanding shares of common stock of the Resulting Bank at and after the Effective Time of the Merger and until such certificate shall have been surrendered for cancellation and a new certificate or certificates issued in substitution therefor.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                 (B) CONVERSION AND CANCELLATION OF PBTC COMMON STOCK. Each share of PBTC Common Stock which shall be issued and outstanding immediately prior to the Effective Time of the Merger shall, thereupon and thereafter, by virtue of the Merger becoming effective and without any action on the part of the holder thereof or of any other person, be automatically cancelled and cease to be an issued and outstanding share of PBTC Common Stock, and converted into and represent only the right of the registered holder thereof immediately prior to the Effective Time of the Merger (such registered holder at such time being hereinafter referred to as an "PBTC Record Holder") to receive from UPC in exchange therefor the Consideration in the amount and of the type described respectively in Sections 3.3 and 3.4 below upon compliance with the provisions the Reorganization Agreement and this Merger Agreement. After the Effective Time of the Merger, there shall be no further registration or transfer on the records of PBTC of those shares of PBTC Common Stock which were outstanding immediately prior to the Effective Time of the Merger.

         3.3  THE CONSIDERATION TO BE RECEIVED BY THE PBTC RECORD HOLDERS.   At
the Effective Time of the Merger, the outstanding shares of PBTC Common Stock held by the PBTC Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in PBTC and shall, except for those shares of PBTC Common Stock held and registered in the name of any PBTC Record Holder who shall have perfected his dissenters' rights and shall have continued such dissenting status through the Effective Time of the Merger, automatically be converted exclusively into, and constitute only the right of the PBTC Record Holders to receive in exchange for their shares of PBTC Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the PBTC Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 24,000 shares of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.3. The





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

Exchange Ratio shall be fixed at 14.2163 shares of UPC Common Stock for each share of PBTC Common Stock issued and outstanding at the Effective Time of the Merger; provided, however, in the event the Merger should not have been consummated by June 30, 1995, UPC shall increase the aggregate Consideration (and correspondingly the Exchange Ratio) to be delivered to the PBTC Shareholders by an amount equal to $40,000 for each month and prorated on a thirty (30) day basis for any partial month subsequent to April 30, 1995 until the Closing Date, payable in cash or shares of UPC Common Stock, at the election of UPC, based upon a value of $23.33 for one (1) full share of UPC Common Stock.

The Exchange Ratio shall be based on an aggregate of no more than 24,000 shares of PBTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a PBTC Record Holder would be entitled based upon the Exchange Ratio, there were a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor based upon a value of $23.33 for one (1) full share of UPC Common Stock.

                                  (1) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should PBTC Record Holders representing at least seven percent (7%) of the shares of PBTC Common Stock issued and outstanding at the time of Closing perfect such PBTC Record Holder's dissenters' rights pursuant to the Arkansas Code and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and FSB shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement, or with the approval of the Board of Directors of PBTC reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (2) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR PBTC. Should either UPC or PBTC effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of PBTC shall agree in good faith to be fair and reasonable in order to give effect to such changes.





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                                   PAGE 73

         3.4 METHOD OF EXCHANGE. At the Closing and upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of PBTC Common Stock, the Exchange Agent shall, deliver to the former PBTC Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such PBTC Shareholder's shares of PBTC Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of PBTC Common Stock of an PBTC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such PBTC Record Holder's shares of PBTC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the PBTC Record Holder's PBTC Common Stock shall have been surrendered as provided above, the Consideration payable to the PBTC Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the PBTC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each PBTC Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The PBTC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such PBTC Record Holder is entitled, provided that each such PBTC Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Resulting Bank, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the PBTC Shareholder.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 4

            APPROVALS OF THE ARKANSAS COMMISSIONER AND SHAREHOLDERS

         4.1 APPROVALS. This Merger Agreement is subject to approval by the Commissioner of ASBD, the FDIC and by the shareholders of FSB and PBTC. The approval of UPC as sole shareholder of FSB has already been given.


                                   ARTICLE 5

                         DISPOSAL OF DISSENTERS' SHARES

         5.1 DISSENTING PBTC RECORD HOLDERS. The PBTC Record Holders who vote against the Merger shall be entitled to receive the value of their PBTC Common Shares in cash if and when the Merger becomes effective, upon written demand made to the Resulting Bank at any time within thirty (30) days after the Effective Time of the Merger accompanied by the certificates evidencing and representing their PBTC Common Shares immediately prior to the Effective Time of the Merger. The rights of dissenting PBTC Record Holders are provided in
Section 23-32-506 of the Arkansas Code.


                                   ARTICLE 6

                      NON-CONFORMING ASSETS OR ACTIVITIES

         6.1 NO NON-CONFORMING ASSETS OR ACTIVITIES. FSB does not now, nor will the Resulting Bank upon the Merger becoming effective, hold any assets or engage in any activity which is proscribed by applicable law for a Arkansas-chartered bank or a bank holding company registered under the BHCA.


                                   ARTICLE 7

                             EFFECTS OF THE MERGER

         7.1 BUSINESS OF FSB. The business of FSB as the Resulting Bank from and after the Effective Time of the Merger shall continue to be that of a Arkansas-chartered banking corporation.

         7.2 ACQUISITION OF ASSETS AND RIGHTS. At the Effective Time of the Merger, the separate existence and corporate organization of PBTC shall cease, and the Resulting Bank shall succeed to and shall have all of the rights, properties, privileges, immunities, and powers of both PBTC and FSB accorded





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION to it by the Arkansas Code. The Resulting Bank thereupon and thereafter shall possess all the rights, privileges, powers, immunities, and franchises of a public as well as a private nature, of both FSB and PBTC. All assets and property, whether real, personal or mixed; and all debts due on whatever account, including without limiting the generality of the foregoing, shares or subscriptions to shares, all other choses in action, rights, and credits; and all and every other interest of, or owned by, or due to, or that would inure to either FSB or PBTC shall immediately by operation of law be taken or deemed to be transferred to and vested in the Resulting Bank without any further conveyance, transfer, act, or deed, and the title to any real estate or any interest therein vested in either FSB or PBTC prior to the Effective Time of the Merger shall not revert or be impaired in any way by reason of the Merger.

         7.3 ASSUMPTION OF LIABILITIES. At the Effective Time of the Merger, the Resulting Bank shall be deemed to be a continuation of the entity of each Merging Bank with the effect set forth in the Arkansas Code, and shall succeed to such rights and obligations and the duties and liabilities connected therewith, and shall thenceforth be responsible and liable for all the liabilities and obligations of the Merging Banks and any claim existing or any action or proceeding pending by or against FSB or PBTC may be prosecuted as if the Merger had not taken place. Neither the rights of creditors nor any liens upon the property of PBTC or FSB shall be impaired by the Merger.


                                   ARTICLE 8

                                 EFFECTIVENESS

         8.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned not only upon the approval of the Merger by the shareholders of PBTC as and to the extent required by law but also upon the receipt of all requisite Governmental Approvals as set forth in the Reorganization Agreement. The Merger shall not be consummated unless and until approved as may be required by law or by the Federal Reserve, the FDIC, the ASBD or by such other Regulatory Authorities as may be required by law, nor shall the Merger be consummated prior to the expiration of all required waiting periods. Consummation of the Merger is also conditioned upon the fulfillment on or prior to the Effective Time of the Merger of all conditions precedent set forth in Article 8 of the Reorganization Agreement, or the waiver of such conditions in the manner permitted by Section 9.2 of this Merger Agreement.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

         8.2 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by the Parties as provided in Article 9 of the Reorganization Agreement.

         8.3 EFFECTIVE TIME OF THE MERGER. Subject to the satisfaction of all requirements of applicable laws and regulations and the terms and conditions set forth herein, the Merger contemplated by this Merger Agreement shall be and become effective at the time and on the date as this Merger Agreement shall be filed with the Arkansas Commissioner in accordance with Section 23-32-503 of the Arkansas Code, or at such later time or date as may be set forth in the Merger Agreement or in an amendment to this Merger Agreement in accordance with
Section 9.2 of this Merger Agreement to be the Effective Time of the Merger.


                                   ARTICLE 9

                             AMENDMENTS AND WAIVERS

         9.1 AMENDMENTS. To the extent permitted by law, this Merger Agreement may be amended unilaterally by UPC and PBTC as set forth in Section 2.1(g) of the Reorganization Agreement; provided, however, that the provisions of Section 3.3 of this Merger Agreement relating to the manner or basis upon which shares of PBTC Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the PBTC Record Holders determined as provided in Section 3.3 of this Merger Agreement nor shall this Merger Agreement be amended to permit UPC to utilize assets other than cash or other good funds to make payment of the Consideration as provided in Section
3.4 at any time after the Shareholders' Meeting without the requisite approval of the holders of the outstanding shares of PBTC Common Stock, and that no amendment to this Merger Agreement shall modify the requirements of regulatory approval as set forth in Section 4.4 of the Reorganization Agreement.

         9.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and FSB, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Merger Agreement to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Merger Agreement with the Arkansas Commissioner as permitted by Arkansas Code Section 23-32-503, to waive any default in the performance of any term of this Merger Agreement by PBTC, to waive or extend the time for the compliance or fulfillment by PBTC of any and all of its obligations under this Merger





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

Agreement, and to waive any or all of the conditions precedent to the obligations of UPC and FSB under this Merger Agreement, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, FSB, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Merger Agreement to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Merger Agreement with the Arkansas Commissioner as permitted by Arkansas Code Section 23-32-503, to waive any default in the performance of any term of this Merger Agreement by UPC or FSB, to waive or extend the time for the compliance or fulfillment by UPC or FSB of any and all of their obligations under this Merger Agreement, and to waive any or all of the conditions precedent to the obligations of FSB under this Merger Agreement except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.


                                   ARTICLE 10

                                 MISCELLANEOUS

         10.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:

         UPC and FSB:             Union Planters Corporation
                                  7130 Goodlett Farms Parkway
                                  Memphis, Arkansas  38018
                                  Telecopy Number:  (901) 383-2939
                                  Attention: Mr. Jackson W. Moore
                                             President
                                             Gary A. Simanson, Esq.
                                             Associate General Counsel

         PBTC:                    Planters Bank & Trust Company
                                  321 North Rosser Street
                                  Street (P.O. Box 1539)
                                  Forrest City, Arkansas 72335-1539
                                  Fax:  (501) 633-2894
                                  Attn: Frankie L. Pratt, Chairman

With a copy to:                   Richard N. Massey, Esq.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  Rose Law Firm
                                  120 East Fourth Street
                                  Little Rock, Arkansas 72201
                                  Fax:  (501) 375-1309

or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this Section 10.1.

         10.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Merger Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas disregarding, however, the Arkansas conflicts of laws rules.

         10.3 CAPTIONS. The Captions heading the Sections in this Merger Agreement are for convenience only and shall not affect the construction or interpretation of this Merger Agreement.

         10.4 COUNTERPARTS. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

         IN WITNESS WHEREOF, each of the Parties has caused this Merger Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

                                              UNION PLANTERS CORPORATION



                                              By:
                                                  ----------------------------
                                                  Jackson W. Moore
                                                  President


ATTEST:
        ---------------------------
        E. J. House, Jr.
        Secretary


                                              PLANTERS BANK & TRUST COMPANY


                                              By:
                                                 ----------------------------
                                                 President


ATTEST:
       ----------------------------
       ----------------------------
       Cashier





                                              FIRST SOUTHERN BANK


                                              By:
                                                 ------------------------------
                                                 President

ATTEST:
       ----------------------------
       ----------------------------
       Cashier






MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                               DIRECTOR APPROVALS

The undersigned directors of FIRST SOUTHERN BANK and PLANTERS BANK & TRUST COMPANY this ____ day of __________, 199_, hereby certify their approvals of the Merger of PLANTERS BANK & TRUST COMPANY with and into FIRST SOUTHERN BANK as set forth in the foregoing Merger Agreement:

                                 DIRECTORS OF:

    FIRST SOUTHERN BANK                    LANTERS BANK & TRUST COMPANY
       (____ in office)                          (____ in office)


- ------------------------------             ------------------------------

- ------------------------------             ------------------------------

- ------------------------------             ------------------------------

- ------------------------------             ------------------------------

- ------------------------------             ------------------------------

- ------------------------------

- ------------------------------

- ------------------------------

- ------------------------------

- ------------------------------

- ------------------------------



MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

            CERTIFICATE OF PRESIDENTS AND CASHIERS OF MERGING BANKS

The undersigned, being the Presidents and Cashiers of FIRST SOUTHER BANK and of PLANTERS BANK & TRUST COMPANY (the "Merging Banks"), do hereby certify that the within Merger Agreement has been duly approved by a majority of the entire Board of Directors of each of the Merging Banks and has been duly approved by the votes of the holders of more than two-thirds (2/3) of the outstanding shares of each of the Merging Banks pursuant to meetings called in accordance with their respective Bylaws and to Notice given by publication as required by
Section 23-32-503 of the Arkansas Code Annotated. Witness our hands this _____ day of _________________, 199_.


- ------------------------------              ------------------------------
President,                                  President,



- ------------------------------              ------------------------------
Cashier,                                    Cashier,


                ACTION OF COMMISSIONER OF FINANCIAL INSTITUTIONS





MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

STATE OF ARKANSAS                 )
COUNTY OF                         )

Before me, a notary public of the State and County mentioned, personally appeared _____________________________________and ___________________________
_______________________________, with whom I am personally acquainted, and who, upon oath, acknowledged themselves to be respectively the President and Cashier of FIRST SOUTHERN BANK, the within named Merging Bank, a corporation, and that they, as such President and Cashier, executed the foregoing instrument for the purposes therein contained, by _________________________ signing the name of the corporation by himself as President and by ___________________________ attesting the execution thereof as Cashier.

Witness my hand and seal, at office in _______________ Arkansas, this ____ day of ________________, 199_.

                                                   ----------------------------
                                                           Notary Public
My commission expires:
                       ---------------------------



STATE OF ARKANSAS                 )
COUNTY OF ANDERSON                )

Before me, a notary public of the State and County mentioned, personally appeared _____________________________________and ____________________________
_______________________________, with whom I am personally acquainted, and who, upon oath, acknowledged themselves to be respectively the President and Cashier of PLANTERS BANK & TRUST COMPANY, the within named Merging Bank, a corporation, and that they, as such President and Cashier, executed the foregoing instrument for the purposes therein contained, by _________________________ signing the name of the corporation by himself as President and by _____________________ ___________________________ attesting the execution thereof as Cashier.

Witness my hand and seal, at office in _______________, this ____ day of ________________, 199_.

                                                   ----------------------------
                                                            Notary Public

My commission expires:
                       ---------------------------




MERGER AGREEMENT - ANNEX A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  APPENDIX C


               ARKANSAS CODE OF 1987 ANNOTATED SECTION 23-32-506
                PROVIDING FOR STOCKHOLDERS' DISSENTERS' RIGHTS

23-32-506.   DISSENTING STOCKHOLDERS

    (a)(1) The owner of shares of a state bank which were voted against a merger, consolidation, or conversion or who has given notice in writing to the bank prior to the meeting of the stockholders approving the merger, consolidation, or conversion, that he dissents from the merger, consolidation, or conversion shall be entitled to receive in cash the value of the shares held by him, if the merger, consolidation, or conversion is consummated and if the dissenting stockholder has delivered a written demand for payment to the resulting state or national bank at any time within twenty (20) days after the date on which the stockholders' meeting authorizing the merger, consolidation, or conversion was concluded.

    (2) This written demand for payment shall state the number and the class of shares owned by the dissenting stockholder. Any dissenting stockholder failing to make the demand shall be bound by the terms of the merger, consolidation or conversion.

    (3) The resulting state or national bank shall fix an amount, which it considers to be not more than the fair market value of the shares of the merging, consolidating, or converting bank as of the date on which the stockholders' meeting authorizing the merger, consolidation, or conversion was concluded, which it will offer to pay dissenting stockholders entitle to payment in cash. Upon receipt from a dissenting stockholder of a written demand for payment in cash of the fair value of his shares, the resulting state or national bank shall give the dissenting stockholder notice of the amount it will pay for dissenting shares.

    (4) Any dissenting stockholder may agree to accept the amount in lieu of pursuing the appraisal remedy set forth below be delivering a written acceptance of the offer to the resulting state or national bank within thirty
(30) days after the date on which the stockholders' meeting authorizing the merger, consolidation, or conversion was concluded.

    (b)(1) The value of the shares held by dissenting stockholders entitle to receive in cash the value of the shares held by them, who do not accept the offer of the resulting state or national bank within the thirty-day period set forth above, shall be determined as of the date on which the stockholders' meeting authorizing the merger, consolidation, or conversion was concluded by three (3) appraisers. The appraisers are to be chosen as follows:

         (A) One (1) shall be selected by the dissenting stockholders by the vote of a majority of the aggregate number of dissenting shares held by the dissenting stockholders;

         (B) One (1) shall be selected by the board of directors of the resulting state or national bank; and

         (C)  The third shall be selected by the two (2) so chosen.

    (2) The valuation agreed upon by any two (2) of the three (3) appraisers this chosen shall govern, However, if the value so fixed shall not be satisfactory to any dissenting stockholder who has requested payment as provided herein, the stockholder may, within (5) days after being notified of the appraised value of his shares, appeal to the Bank Commissioner, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant.

    (3) If, within ninety (90) days after the date on which the stockholders; meeting authorizing the merger, consolidation, or conversion was concluded, for any reason, one (1) or more of the appraisers





                              APPENDIX C  Page 1
is not selected as provided in this section, or the appraisers fail to determine the value of the dissenting shares, the commissioner shall, upon written request of any interested party made within five (5) days after the expiration of the ninety-day period, cause an appraisal to be made which shall be final and binding upon all parties.

    (c)(1) The expenses of the appraiser selected by the dissenting stockholders shall be paid by the dissenting stockholders.

    (2) The expenses of the appraiser selected by the board of directors of the resulting state or national bank shall be paid by the Resulting Bank.

    (3) The expenses of the third appraiser shall by paid by prorated among the dissenting stockholders and the Resulting Bank in such a manner as is determined by the commissioner to be fair and equitable under the circumstances.

    (d)(1) If the commissioner is required to make the appraisal, his expenses in making the appraisal shall be paid by and prorated among the dissenting stockholders and the Resulting Bank in such a manner as is determined by the commissioner to be fair and equitable under the circumstances.

    (2) If the commissioner is required to make a reappraisal, his expenses in making the reappraisal shall be paid by the appellant.

    (e) If, within ninety (90) days after the date on which the stockholders' meeting authorizing the merger, consolidation, or conversion was concluded, for any reason, one (1) or more of the appraisers are not selected as provided in this section, or the appraisers fail to determine the value of dissenting shares, and if no written request to value the dissenting shares is filed with the Bank Commissioner within five (5) days after the expiration of the ninety-day period, then all dissenting stockholders who have failed to accept the offer of the resulting state or national bank within the thirty-day period prescribed above shall be bound by the terms of the merger, consolidation, or conversion.

    (f) The amount due a dissenting stockholder under an accepted offer of the resulting state or national bank under the appraisal shall constitute a debt of the resulting state or national bank which must be paid, if and when the merger, consolidation or conversion is consummated, simultaneously with the surrender by the dissenting stockholder of his shares.

    (g) Within ten (10) days after the merger, consolidation, or conversion is consummated, the resulting state or national bank shall give written notice of the consummation to each dissenting stockholder who is entitled to receive in cash the fair value of his shares.

    (h) The plan of merger, consolidation or conversion shall provide for payment of or the manner of disposing of any shares of the Resulting Bank not taken by dissenting stockholders.





                              APPENDIX C  Page 2

                                  APPENDIX D


                       PROPOSED CERTIFICATE OF AMENDMENT

                                    TO THE

                    ARTICLES OF AGREEMENT AND INCORPORATION

                                      OF

                         PLANTERS BANK & TRUST COMPANY

DRAFT                                                                APPENDIX D






                      CERTIFICATE OF AMENDMENT OF CHARTER

                                      of

                         PLANTERS BANK & TRUST COMPANY
            Situated in Forrest City, St. Francis County, Arkansas


STATE OF ARKANSAS                 )
                                  )       SS
COUNTY OF ST. FRANCIS             )

         The undersigned, Frankie L. Pratt, as President, and Donna G. Garner, as Cashier, respectively, of PLANTERS BANK & TRUST COMPANY situated in Forrest City, St. Francis County, Arkansas (the "Bank"), hereby certify that at a Special Meeting of the stockholders of the Bank which was duly called in accordance with applicable law and the Bylaws of the Bank and held at the offices of the Bank, 321 North Rosser, Forrest City, Arkansas 72335 at 10:00 a.m. CDT on June 16, 1995, the holders of record of more than ____% of the authorized, issued and outstanding voting shares of the Bank voted to amend the Corporation's Articles of Agreement and Incorporation by adding a new Article ________ thereto, incidental to, and effective only upon, consummation of, the Merger referred to below; said new Article _________ to read as follows:

         "TENTH:  THE MERGER.  On the _____ day of  ______________, 1995, and
the ____ day of ____________, 1995, respectively, the respective Boards of Directors of Planters Bank & Trust Company, having its main office in Forrest City, St. Francis County, Arkansas, and First Southern Bank, having its main office in Earle, Crittenden County, Arkansas, (the "Two Merging Banks") approved, subject to obtaining all required regulatory and other approvals and the satisfaction or waiver of all contractual conditions contained in that certain Agreement and Plan of Reorganization dated as of February 10, 1995, to which they were parties, a Merger Agreement ("Plan of Merger") pursuant to which Planters Bank & Trust Company would be merged with and into First Southern Bank under the Articles of Agreement and Incorporation and Bylaws of First Southern Bank which would survive the Merger as the "Resulting Bank." Said Plan of Merger contemplates that the name of the Resulting Bank would continue to be "First Southern Bank" upon the said Merger becoming effective.





                               APPENDIX D Page 1

         "Section ____ of the Plan of Merger provides, in substance, that upon and as of the Effective Time of the said Merger, each of the Two Merging Banks would, as provided by Arkansas Statutes Annotated Section 23-32-507, be merged with and into and continued in First Southern Bank as the Resulting Bank of the Merger, and the Resulting Bank would be deemed to be the same bank as each of the Two Merging Banks such that the separate corporate existences of the merging banks would be merged into and continued under the Charter of the Resulting Bank. Incidental to the Merger, upon and as of the Effective Time of the Merger, all rights, franchises and interests of each of the Two Merging Banks, in and to every type of property (whether real, personal or mixed) and choses in action would be deemed transferred to and vested in the Resulting Bank by virtue of the Merger becoming effective and without any deed or other transfer, and the Resulting Bank, without any order or other action on the part of any court or otherwise, would hold and enjoy all rights in property, franchises, licenses and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of the Two Merging Banks and immediately prior to the Effective Time of the Merger. Section ___ of the Plan of Merger provides, in substance, that upon and as of the Effective Time of the Merger, the Resulting Bank shall become and be liable for all then existing liabilities of each of the Two Merging Banks. All then existing deposits, debts, liabilities, obligations and contracts of each Merging Bank, whether matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against on balance sheets, books of account or records of each Merging Bank, as the case may be, would become and be those of the Resulting Bank and would not be released or impaired by such Merger. All then existing rights of creditors and other obligees and all liens on property of either the Merging Bank or this Corporation would be preserved unimpaired.

         "The Merger having been consummated effective on the 1st day of August, 1995, the Resulting Bank continuing after consummation of the Mergers, shall have the power to continue in merged form the operations of each of the Two Merging Banks under the Articles of Agreement and Incorporation of First Southern Bank and the separate existence of Planters Bank & Trust Company shall cease."


                                CERTIFICATION

         The number of voting shares of Planters Bank & Trust Company outstanding on the record date with respect to which the above-described action was taken by the stockholders of Planters Bank & Trust Company at the Special Meeting held June 16, 1995, was Twenty-four Thousand (24,000) shares of Common Stock having a par value of $25.00 per share.

         On the ____ day of __________, 1995, the Board of Directors of the Corporation adopted a resolution providing that the matter of said charter amendment be submitted to the stockholders for their approval at a Special Meeting to be called for that purpose.

         Notice of said Special Meeting and a statement of the nature of the business proposed to be acted upon at same was duly mailed to the stockholders on May 11, 1995. Said information was in the form of proxy materials complying with the requirements of Arkansas law and the Securities and Exchange Commission on its Form S-4.


                               APPENDIX D Page 2

         At the Special Meeting held June 16, 1995, the stockholders of record on the record date set for the Special Meeting voted ___________ outstanding shares of Planters Bank & Trust Company in favor of adoption of said Charter amendment which constituted ___% of its 24,000 outstanding voting shares.

         IN WITNESS WHEREOF we have hereunto set our hands and the Seal of the Bank on this ______ day of ______, 1995.



                                           ____________________________________
                                           Frankie L. Pratt, President
         [SEAL]

                                           ____________________________________
                                           Donna G. Garner, Cashier


Subscribed and sworn to before me at office this ______ day of ________________, 1995.


         [SEAL]
                                           ____________________________________
                                                                  Notary Public

My Commission Expires:

__________________________________








                               APPENDIX D Page 3

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.


ITEM 21.         EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
    2       --       Agreement and Plan of Reorganization dated as of February
                     10, 1995, by and between Union Planters Corporation,
                     Planters Bank & Trust Company and First Southern Bank along with the Merger Agreement annexed thereto as Exhibit A (included as Appendix B to the Prospectus).

    5       --       Opinion of E. James House, Jr., Esquire, Secretary and
                     Manager of the Legal department of Union Planters
                     Corporation, regarding legality of the Union Planters
                     Corporation Common Stock having a par value of $5.00 per share.

    8       --       Opinion of McDonnell Dyer, a professional limited company,
                     Counsel to Union Planters Corporation, regarding the tax-free status of the reorganization contemplated by the Reorganization Agreement.

    23(a)   --       Consent of E. James House, Jr., Esq. (included in
                     Exhibit 5).

    23(b)   --       Consent of Price Waterhouse LLP

    23(c)   --       Consent of Price Waterhouse LLP

    23(d)   --       Consent of McDonnell Dyer, P.L.C. (included in Exhibit 8)

    24      --       Power of Attorney (included in signature pages).

    99(a)   --       Form of Proxy



ITEM 22.         UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by its is public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 27th day of April, 1995.

DATE:    April 27, 1995

                                          UNION PLANTERS CORPORATION

                                          By: /s/
                                              ------------------------------
                                                  Benjamin W. Rawlins, Jr.
                                                   Chairman of the Board


We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                               Capacity                            Date
- ----                                               --------                            ----
/s/                                                Chairman of the Board,              April 27, 1995
- -----------------------------                      Chief Executive Officer,
Benjamin W. Rawlins, Jr.                           Director (Principal
                                                   Executive Officer)

/s/                                                Executive Vice President            April 27, 1995
- -----------------------------                      and Chief Financial
John W. Parker                                     Officer (Principal
                                                   Financial Officer)

/s/                                                Senior Vice President,              April 27, 1995
- -----------------------------                      Treasurer and Chief
M. Kirk Walters                                    Accounting Officer

/s/                                                Director                            April 27, 1995
- -----------------------------
Albert M. Austin

/s/                                                Director                            April 27, 1995
- -----------------------------
Marvin E. Bruce

                                                   Director                            April __, 1995
- -----------------------------
George W. Bryan

/s/                                                Director                            April 27, 1995
- -----------------------------
Robert B. Colbert, Jr.

/s/                                                Director                            April 27, 1995
- -----------------------------
C. J. Lowrance, III

/s/                                                President and Director              April 27, 1995
- -----------------------------
Jackson W. Moore

/s/                                                Director                            April 27, 1995
- -----------------------------
Stanley D. Overton

/s/                                                Director                            April 27, 1995
- -----------------------------
V. Lane Rawlins

/s/                                                Director                            April 27, 1995
- -----------------------------
Mike P. Sturdivant

/s/                                                Director                            April 27, 1995
- -----------------------------
Richard A. Trippeer, Jr.

/s/                                                Director                            April 27, 1995
- -----------------------------
Milton J. Womack